   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1999
                                                     REGISTRATION NO. 333--
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                           AVESTA TECHNOLOGIES, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        7372                    22-3471388
 (State or Other Jurisdiction        (Primary Standard          (I.R.S. Employer
     of Incorporation or                Industrial           Identification Number)
        Organization)           Classification Code Number)

                           --------------------------

                               Two Rector Street
                            New York, New York 10006
                                 (212) 285-1500

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                         ------------------------------

                                  KAM M. SAIFI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           AVESTA TECHNOLOGIES, INC.
                               TWO RECTOR STREET
                            NEW YORK, NEW YORK 10006
                                 (212) 285-1500

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                                   Copies to:

   ALEXANDER D. LYNCH, ESQ.        JEFFREY S. MARCUS, ESQ.
   LUCI STALLER ALTMAN, ESQ.         SCOTT A. YUT, ESQ.
     NANCI I. PRADO, ESQ.            JUNG-WON HYUN, ESQ.
BROBECK, PHLEGER & HARRISON LLP    MORRISON & FOERSTER LLP
   1633 BROADWAY, 47TH FLOOR     1290 AVENUE OF THE AMERICAS
   NEW YORK, NEW YORK 10019       NEW YORK, NEW YORK 10104
        (212) 581-1600                 (212) 468-8000

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                               PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF SECURITIES                AGGREGATE OFFERING        AMOUNT OF
                      TO BE REGISTERED                             PRICE(1)         REGISTRATION FEE
Common Stock, par value $0.01 per share.....................      $62,100,000            $17,264

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED NOVEMBER 19, 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

P_R_O_S_P_E_C_T_U_S

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    This is Avesta Technologies, Inc.'s initial public offering of common stock.

    We expect the public offering price to be between $               and
$               per share. Currently, no public market exists for the shares.
After pricing of this offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "AVST."

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

                               -----------------

                                                           PER SHARE           TOTAL
                                                           ---------           -----
Public offering price...................................  $                 $

Underwriting discount...................................  $                 $

Proceeds, before expenses, to Avesta....................  $                 $

    The underwriters may also purchase up to an additional             shares at
the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    We expect that the shares of common stock will be ready for delivery in New
York, New York on or about       , 2000.

                               ------------------

MERRILL LYNCH & CO.

           DONALDSON, LUFKIN & JENRETTE

                       THOMAS WEISEL PARTNERS LLC

                                   CIBC WORLD MARKETS

                               ------------------

               The date of this prospectus is             , 2000.

INSIDE FRONT COVER:

- At top of page is centered text reading "WHAT IS THE INFRASTRUCTURE OF E-BUSINESS?"

- Centered on page is a graphic depicting a cloud and a series of 3-dimensional rectangles, or planes, aligned vertically to represent a hierarchical model. The graphic is annotated as follows: - Top layer: a plane with the word "E-BUSINESS" directly to its right

-  2(nd) layer:

         -  a plane containing icons of computer monitors

         - to its right the heading: "BUSINESS SERVICES"; with the words "General Ledger, Market Data, Billing, Customer Care" underneath

-  3(rd) layer:

         - a plane containing icons depicting network devices, servers and a computer monitor

         - to its right the heading: "INFORMATION TECHNOLOGY"; with the words "Networks, Systems, Applications, Web" underneath

-  4(th) layer:

         - a plane containing icons depicting network devices, servers and disk storage

         - to its right the heading: "SERVICE PROVIDERS"; with the words "Web & Application Hosting, Managed Network Services" underneath

-  5(th) layer:

         -  a cloud containing icons depicting network devices

         - to its right the heading: "TELECOMMUNICATIONS PROVIDERS"; with the words "Bandwidth, Connectivity" underneath

         - A cloud encompassing layers 2 through 5 appears in the background behind the graphic

         - A series of one-directional arrows connects each layer along the left side of the graphic

         - To the left of the graphic, the text "SERVICE CHAIN" runs from the bottom to the top of the graphic

         - The bottom right hand corner of the page contains the Avesta Technologies logo

GATEFOLD:

- Centered at the top across both pages of the gatefold: Avesta Technologies' logo, with the text "MANAGING THE INFRASTRUCTURE OF E-BUSINESS." underneath

- At the bottom center of the gatefold, there is a box containing the following:

- Centered at the top of the box is the text "Trinity-TM-", with the text "ENTERPRISE SERVICE MODEL-TM-" underneath

-  A reduced version of the graphic from the inside front cover:

-  Top layer:

-  a plane with the word "E-BUSINESS" directly to its right

-  2(nd) layer:

         -  a plane containing icons of computer monitors

         -  to its right the text: "BUSINESS SERVICES"

-  3(rd) layer:

         - a plane containing icons depicting network devices, servers and a computer monitor

         -  to its right the text: "INFORMATION TECHNOLOGY"

-  4(th) layer:

         - a plane containing icons depicting network devices, servers and disk storage

         -  to its right the text: "SERVICE PROVIDERS"

-  5(th) layer:

         -  a cloud containing icons depicting network devices

         -  to its right the text: "TELECOMMUNICATIONS PROVIDERS"

         - A cloud encompassing layers 2 through 5 appears in the background behind the graphic

         - A series of one-directional arrows connect each layer along the left side of the graphic

         - 5 arrows extend from the top of this box to a series of screen shots which appear as follows:

         -  Upper left side of the gatefold:

- 2 screen shots displaying 2-dimensional maps of a sample IT environment annotated with the text: "DISCOVER RESOURCES AND MAP THEIR SERVICE RELATIONSHIPS." and "MANAGE SERVICE DELIVERY FROM THE NETWORK TO THE END USER."

-  Upper center of the gatefold:

- A screen shot displaying sample Web transaction tests and their results; annotated with the text: "DETECT AND RESOLVE PROBLEMS BEFORE CUSTOMERS ARE AFFECTED."

-  Upper right side of the gatefold:

- A screen shot displaying sample alarms and the priority of their associated service impacts annotated with the text: "INCREASE UPTIME BY QUICKLY ISOLATING THE SOURCE OF SERVICE DISRUPTIONS."

-  Lower right side of the gatefold:

- A screen shot displaying the Avesta Report Explorer within an Internet Explorer browser window that contains a sample 3-dimensional bar graph entitled "Number of Program Outages by Duration Range". This screen is annotated with the text: "MEET SERVICE LEVEL COMMITMENTS."

-  Lower left side of the gatefold:

- A screen shot displaying a customizable montage of windows including a scrolling status ticker; a listing of alarms affecting selected "Business Groups," an "Alarm Detail," and a "NetChat" window. This screen is annotated with the text "VIEW BUSINESS-CRITICAL SERVICE INFORMATION FROM A CUSTOMIZED CONSOLE."

INSIDE BACK COVER:

- The logos of representative clients, resellers and vendors with whom we have strategic relationships.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................       1
Risk Factors................................................       4
Cautionary Note Regarding Forward-Looking Statements........      15
Use of Proceeds.............................................      15
Dividend Policy.............................................      15
Capitalization..............................................      16
Dilution....................................................      17
Selected Consolidated Financial Data........................      18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      19
Business....................................................      29
Management..................................................      43
Certain Transactions........................................      54
Principal Stockholders......................................      56
Description of Capital Stock................................      58
Shares Eligible for Future Sale.............................      61
Underwriting................................................      63
Legal Matters...............................................      66
Experts.....................................................      66
Where You Can Find More Information.........................      66
Index to Financial Statements...............................     F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, operating results and prospects may have changed since that date.

                            ------------------------

    "Avesta Technologies" is a registered mark of Avesta. "Trinity," "eWatcher," Mean-Time-to-Business Value," "Enterprise Service Model" and "Customer Service Views" are trademarks of Avesta. All other trademarks and service marks are the property of their respective owners.

                               PROSPECTUS SUMMARY

    This summary may not contain all the information that may be important to you. You should read the entire prospectus, including the summary together with the financial data and related notes before making an investment decision. The terms "Avesta," "we," "us" and "our" as used in this prospectus refer to Avesta Technologies, Inc. and its subsidiaries as a combined entity, except where it is made clear that such term means only the parent company.

                                     AVESTA

    We are a leading provider of software that manages the infrastructure of e-business. Our Trinity and eWatcher software enhances the availability and performance of an organization's e-business infrastructure, which is fundamental to its ability to generate revenue, attract and retain customers, and maintain its competitive position. Our software provides service providers, Internet companies, other corporations and government agencies with a simple and rapid way to detect service disruptions, isolate their root cause and identify their business impact. Trinity, our service management software, offers the functionality necessary to discover, collect performance data about and analyze the interrelationships among infrastructure components. In doing so, Trinity presents a real-time and historical service perspective of the e-business infrastructure. Through the comprehensive service-based view of Trinity's unified console, information technology administrators are able to more efficiently manage resources and maximize business uptime. eWatcher, our Web monitoring software, simulates and tests a user's Web experience to identify potential problems before they affect service.

    Global competitive pressures are driving organizations to continuously seek new and improved ways to better serve their customers. To enhance their competitiveness, organizations are increasingly implementing e-business initiatives that rely on the Internet. To enable and support these initiatives, a complex, layered e-business infrastructure comprised of interdependent networks, systems and applications has evolved. According to International Data Corporation, the market for Internet infrastructure software alone will grow from $7.3 billion in 1998 to over $29.1 billion in 2003. What is vital about this complex e-business infrastructure is the level of service it delivers to internal users, customers, partners and vendors. E-business infrastructure downtime or poor performance can have a significant negative impact on an organization's business productivity, revenues, market valuation, customer satisfaction and future earnings. Consequently, there is a need for a comprehensive service-oriented e-business infrastructure management solution that improves service availability and performance to the level that users require. We believe we provide the most comprehensive and effective software to meet this need.

    We sell our software worldwide directly through a sales force of 47 professionals and indirectly through resellers and systems integrators. We develop strategic relationships with other vendors with complementary product offerings to enhance the value and breadth of our capabilities and to capitalize upon their sales and marketing resources. We have strategic relationships with vendors, including BMC Software, Inc., Computer Associates International, Inc., Cisco Systems, Inc., Hewlett Packard Company, Tivoli Systems, Inc., Oracle Corporation, Peregrine Systems, Inc. and Remedy Corporation. We target customers in these markets: Global 2000 companies, service providers, government agencies and Internet companies, including online merchants, application service providers and web-hosting companies. Current customers include: Bell Atlantic Internetworking and Multimedia Solutions, CBS Corporation, Eddie Bauer Online, Exodus Communications, Inc., ICG Equipment, Inc., Morgan Guaranty Trust Company, National Institutes of Health and US West, Inc.

    Our headquarters are located at Two Rector Street, New York, New York 10016, and our telephone number is (212) 285-1500. We have regional offices in California, Massachusetts, Ottawa, London and Singapore. Information contained on our Web site at www.avesta.com does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered.........................  shares

Common stock to be outstanding after this
  offering...................................  shares

Use of proceeds..............................  We intend to use the offering proceeds for expansion of our sales and marketing
                                               activities, research and product development,
                                               and potential acquisitions as well as working
                                               capital and other general corporate purposes.

Proposed Nasdaq National Market symbol.......  AVST

                            ------------------------

    The number of shares that will be outstanding after this offering is based on the number of shares of common stock outstanding as of September 30, 1999. This information excludes:

       - 3,884,196 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.568 per share;

       - 858,078 shares of common stock reserved for issuance under our 1996 Stock Plan;

       - 2,000,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan;

       - 400,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan; and

       - 2,218,176 shares of common stock issuable upon exercise of warrants outstanding at a weighted average exercise price of $1.356 per share.

    Unless otherwise indicated, the information in this prospectus:

       - reflects a 3-for-2 stock split of all our outstanding shares of common stock to be effected immediately prior to the consummation of this offering;

       - reflects the conversion of all shares of our outstanding convertible preferred stock into 18,307,248 shares of common stock immediately prior to the consummation of this offering; and

       - assumes the underwriters will not exercise their over-allotment option.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

    The following table summarizes the financial data for our business. You should read this information with our consolidated financial statements and notes included elsewhere in this prospectus, "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                YEARS ENDED         NINE MONTHS ENDED
                                                        FEBRUARY 9, 1996       DECEMBER 31,           SEPTEMBER 30,
                                                         (INCEPTION) TO     -------------------   ----------------------
                                                        DECEMBER 31, 1996     1997       1998        1998         1999
                                                        -----------------   --------   --------   -----------   --------
                                                                                                  (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license....................................       $   --         $    --    $ 1,598      $   315     $ 8,638
  Professional services and maintenance...............           83           1,554      1,155          758       1,084
                                                             ------         -------    -------      -------     -------
    Total revenues....................................           83           1,554      2,753        1,073       9,722
Cost of revenues......................................           16             553      1,089          622       1,217
                                                             ------         -------    -------      -------     -------
Gross profit..........................................           67           1,001      1,664          451       8,505
Operating expenses:
  Sales and marketing.................................           --             562      2,596        1,734       8,607
  Research and development............................           --           1,863      2,816        2,089       2,320
  General and administrative..........................           90           1,681      3,299        2,191       3,911
                                                             ------         -------    -------      -------     -------
    Total operating expenses..........................           90           4,106      8,711        6,014      14,838
                                                             ------         -------    -------      -------     -------
Operating loss........................................          (23)         (3,105)    (7,047)      (5,563)     (6,333)
Other income (expense), net...........................            3             119        133          122         291
                                                             ------         -------    -------      -------     -------
Net loss..............................................          (20)         (2,986)    (6,914)      (5,441)     (6,042)
Preferred stock dividends.............................            6             240         52           52          --
                                                             ------         -------    -------      -------     -------
Net loss attributable to common stockholders..........       $  (26)        $(3,226)   $(6,966)     $(5,493)    $(6,042)
                                                             ======         =======    =======      =======     =======
Basic and diluted net loss per share..................       $(0.00)        $ (0.40)   $ (0.87)     $ (0.69)    $ (0.71)
Shares used to compute net loss per share:
  Basic and diluted...................................        7,995           7,995      8,028        8,010       8,559

    The following table indicates a summary of our balance sheet at September 30, 1999:

       -      on an actual basis; and

       - on a pro forma as adjusted basis to give effect to the conversion of all of our outstanding preferred stock into 18,307,248 shares of common stock immediately prior to the consummation of this
              offering and as adjusted to reflect the sale of       shares of
              common stock in this offering, at an assumed initial public
              offering price of $   per share, after deducting the underwriting
              discounts and commissions and estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   769     $
Working capital.............................................   17,684
Total assets................................................   26,794
Long-term liabilities.......................................      486
Redeemable convertible preferred stocks.....................   35,385
Total stockholders' equity (deficit)........................  (16,021)

                                  RISK FACTORS

    Investing in our common stock will provide you with an equity ownership interest in Avesta. As an Avesta stockholder, you may be subject to risks inherent in our business. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock. If any of the risks described below occurs, our business, operating results and financial condition could be adversely affected. In such cases, the price of our common stock could decline, and you may lose part or all of your investment.

                         RISKS RELATED TO OUR BUSINESS

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR INVESTORS TO PREDICT HOW OUR BUSINESS AND OUR FUTURE OPERATING RESULTS WILL DEVELOP

    We were incorporated in February 1996 and commenced operations in November 1996. We commercially released the initial version of Trinity in March 1998 and began distributing early versions of eWatcher in June 1998. We have a limited operating history, and we face many of the risks and uncertainties encountered by early-stage companies in rapidly evolving markets.

    These risks and uncertainties, which are discussed in more detail below, include:

    -  no history of profitable operations;

    - the risk that fluctuations in our quarterly operating results will be significant;

    -  uncertain market acceptance of our software;

    -  our substantial reliance on Trinity;

    - the risks that competition, technological change or evolving customer preferences could adversely affect sales of our software;

    - the risk that we may not be able to effectively use our indirect sales channels;

    -  our ability to expand our sales capabilities; and

    - the risk that management will not be able to effectively manage growth or acquisitions we may undertake.

    We cannot assure you that we will adequately address these risks and the additional risks detailed below. In addition, because of our limited operating history, we have limited experience and insight into trends that may emerge and affect our business.

WE HAVE INCURRED LOSSES, WE EXPECT TO INCUR FUTURE LOSSES AND WE CANNOT ASSURE YOU THAT WE WILL ACHIEVE PROFITABILITY

    Since our inception in 1996, we have experienced operating losses in each quarter and we expect to incur significant operating losses for the foreseeable future. We incurred net losses of $20,425 for the period from February 9, 1996 (date of inception) to December 31, 1996, approximately $3.0 million for the year ended December 31, 1997, approximately $6.9 million for the year ended December 31, 1998 and approximately $6.0 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of approximately $16.3 million. We cannot predict the extent of our future losses or when we may become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability in the future. We expect to significantly increase our sales and marketing, research and development and general and administrative expenses. These increases in operating expenses will require us to significantly increase our revenues to achieve and maintain profitability. We cannot assure you that our revenues will increase. If we do not significantly increase revenues from these efforts, we will experience larger losses and our operating results would be seriously harmed. For a more detailed description of our operating results, please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE EXPECT THAT OUR QUARTERLY OPERATING RESULTS WILL FLUCTUATE AND THIS COULD CAUSE OUR STOCK PRICE TO FLUCTUATE OR DECLINE

    Our quarterly operating results have varied significantly in the past and will likely vary significantly in the future. As a result, we believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as indicators of our future performance. If our quarterly revenues and operating results fail to meet or exceed the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Operating results vary depending on a number of factors, many of which are outside our control, including:

    -  demand for our software and services;

    -  the timing of sales of our software and services;

    -  delays in introducing new software and services;

    -  the announcement and introduction of competing software;

    -  changes in our pricing policies or those of our competitors;

    - whether our software and services are sold directly or through indirect sales channels;

    -  the mix of domestic and international sales;

    -  costs related to acquisitions of technology or businesses;

    -  customer budget cycles and changes in these cycles; and

    - deferrals of customer orders in anticipation of software enhancements or new software.

    We anticipate that the average size of individual customer orders may increase as we focus on larger business accounts. As a result, a delay in recognizing revenue, even from just one account, could have a significant negative impact on our quarterly operating results. We typically realize a significant portion of software license revenues in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, software license revenues in any quarter are difficult to forecast because they are substantially dependent on orders booked and shipped in that quarter. As a result, a delay in an anticipated sale past the end of a particular quarter could negatively impact our operating results for that quarter. For a more detailed description of our quarterly results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

WE EXPECT TO RELY ON TRINITY AND RELATED SERVICES FOR SUBSTANTIALLY ALL OF OUR REVENUES FOR THE FORESEEABLE FUTURE

    Trinity accounted for 95% of our software license revenues for the nine months ended September 30, 1999 and 87% for the year ended December 31, 1998. We anticipate that software license revenues and related services will continue to constitute substantially all of our total revenues for the foreseeable future. A decline in the price of or demand for Trinity or our inability to increase revenues from Trinity would cause a significant decline in revenues.

WE HAVE BEEN DEPENDENT ON A SMALL NUMBER OF CUSTOMERS FOR A SIGNIFICANT PART OF OUR REVENUES AND OUR INABILITY TO FIND NEW CUSTOMERS TO MAKE LARGE PURCHASES IN THE FUTURE COULD HARM OUR OPERATING RESULTS

    For the year ended December 31, 1998, three customers accounted for approximately 52% of our total revenues. For the nine months ended
September 30, 1999, three customers accounted for approximately 78% of our total revenues. We anticipate that our operating results in any given period will continue to depend to a significant extent upon revenues from large contracts with a small number of customers. We expect that the composition of that small group of customers will continue to change over time so that the achievement of our long-term revenue goals will require us to obtain additional customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could harm our operating results.

OUR FAILURE TO DEVELOP AND INTRODUCE NEW SOFTWARE OR ENHANCEMENTS TO EXISTING SOFTWARE COULD SERIOUSLY REDUCE THE DEMAND FOR OUR SOFTWARE

    The software market in which we compete is characterized by rapid changes in customer needs, technology and competing software. Existing software becomes obsolete and unmarketable when products using new technologies are introduced and new industry standards emerge. New technologies could change the way software like ours is sold or delivered. As a result, the life cycles of our software may be very short.

    We will need to develop and introduce new software and make enhancements to our existing software. We may also need to modify our software so that it can operate with new or enhanced software introduced by others. We may not be able to develop new software or enhance or modify our software or may experience delays in new software releases in the future. If we fail to develop new technologies, deploy new software releases on a timely basis, or if our software does not obtain market acceptance, our revenues would decline and market perception of our company would be harmed.

TRINITY HAS A LONG AND VARIABLE SALES CYCLE MAKING IT DIFFICULT TO DETERMINE IF AND WHEN A SALE WILL OCCUR

    Trinity has a long and variable sales cycle, which can be over nine months in duration. The reasons for the long sales cycle include the following:

    - we must typically educate our potential customers of its use and benefits;

    - customer purchase decisions require lengthy budgeting, approval and competitive evaluation processes that typically accompany significant capital expenditures;

    - customers frequently begin by evaluating Trinity on a limited basis, devoting time and resources to testing it before they decide whether or not to purchase a license; and

    - customers may defer orders in anticipation of releases of new software or enhancements by us or our competitors.

    As a result of the long and unpredictable sales cycle, we face difficulty with completing sales and determining the quarter in which they may occur, which can cause our quarterly operating results to vary widely.

A COMPETITOR HAS CLAIMED THAT WE INFRINGE ITS INTELLECTUAL PROPERTY AND OUR DEFENSE OF THIS CLAIM IS COSTLY, DIVERTS THE EFFORTS AND ATTENTION OF MANAGEMENT AND MAY BE UNSUCCESSFUL

    On October 31, 1997, a lawsuit was filed against us by Systems Management ARTS Incorporated in the United States District Court for the Southern District of New York, alleging that we infringe two patents held by Systems Management. The complaint also alleges unfair competition, interference with contractual relations and unjust enrichment against Avesta, as well as a claim of breach of contract against one of our officers. Remedies sought include monetary damages, which may be tripled if the infringement is found to have been willful, punitive damages, an accounting of all revenues received from licensing Trinity in its current form, permanent injunctions requiring us to stop selling Trinity in its current form and engaging in the other challenged conduct and Systems Management's attorneys' fees and costs in bringing this lawsuit.

    Litigation is subject to inherent uncertainties, especially in cases like this where sophisticated factual issues must be assessed and complex technical issues must be resolved. In addition, these types of cases involve issues of law that are evolving, presenting further uncertainty. Our defense of this litigation, regardless of the merits of the complaint, has been, and will likely continue to be, time consuming, extremely costly and a diversion for our technical and management personnel. Through September 30, 1999, we have spent approximately $1.9 million in legal fees and expenses on this litigation and expect to incur substantial additional expenses even if we ultimately prevail. In addition, publicity related to this litigation has in the past, and could likely in the future, have a negative impact on sales of Trinity.

    A failure to prevail in the litigation could result in one or more of the following:

    - our paying substantial monetary damages, which could be tripled if the infringement is found to have been willful, and which may include paying an ongoing significant royalty to Systems Management or compensation for lost profits to Systems Management;

    - our paying substantial punitive damages;

    - our having to provide an accounting of all revenues received from selling Trinity in its current form;

    - the issuance of a preliminary or permanent injunction requiring us to stop selling Trinity in its current form;

    - our having to redesign Trinity, which could be costly and time-consuming and could substantially delay Trinity shipments, assuming that a redesign is feasible;

    - our having to reimburse Systems Management for some or all of its attorneys' fees and costs, which could be substantial;

    - our having to obtain from Systems Management a license to use its patented technology, which might not be available on reasonable terms, if at all; or

    - our having to indemnify our customers against any losses they may incur due to the alleged infringement.

    If we are enjoined from selling Trinity in its current form, we may be required to redesign Trinity to avoid infringing on the intellectual property rights of others. If we are unable to efficiently redesign commercially acceptable software, our sales will decline significantly. We expect to continue to incur substantial costs in defending against this litigation and these costs could increase significantly if this litigation enters a trial phase. It is possible that these costs could substantially exceed our expectations in future periods. For a more detailed description of this litigation, please see "Business--Legal Proceedings."

OUR MARKETS ARE HIGHLY COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY

    Our markets are new, rapidly evolving and highly competitive. Our failure to maintain and enhance our competitive position could seriously harm our ability to license our software and services and our operating results. Our current or potential competition comes from a number of sources, including:

    - our customers' internal technical organizations that produce software that address particular needs;

    - large software and hardware suppliers;

    - suppliers of network management and other point products; and

    - systems integrators who generally provide consulting services to integrate third-party hardware and software and develop customer specific applications.

    We expect the intensity of competition in our markets to increase in the future. This could result in price reductions, reduced gross margins and loss of market share.

    Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. Many of these companies have more extensive customer bases and broader customer relationships than us, including relationships with many of our current and potential customers. Some of these companies also have more established customer support and professional services organizations than we do. We cannot assure you that we will be able to compete effectively against our current and future competitors.

FEDERAL AND STATE GOVERNMENT AGENCY SPENDING REDUCTIONS COULD REDUCE OUR
REVENUES

    Contracts with federal and state government agencies accounted for 17% of our total revenues for the nine months ended September 30, 1999. These contracts require annual funding approval and are terminable at the discretion of the agencies. Federal and state government agency spending reductions could limit the continued funding of our existing contracts with them and could limit our ability to obtain additional contracts. These limitations, if significant, could reduce our revenues.

OUR FAILURE TO ATTRACT NEW CUSTOMERS WILL CAUSE OUR REVENUES TO DECLINE

    We need to attract new customers or our revenues will decline. Our ability to attract new customers depends on a variety of factors, including the reliability, security, scalability and cost-effectiveness of our software and services as well as our ability to market our software and services effectively.

OUR FAILURE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY COULD HARM OUR COMPETITIVE MARKET POSITION

    We rely on a combination of patent, trademark, trade secret and copyright law and contractual restrictions to protect the proprietary aspects of our technology. These legal protections afford only limited protection. Our failure to adequately protect our technology may lead to the development of similar technology by third parties and reduce our software license revenues. Litigation may be necessary to enforce our intellectual property rights and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs to us and diversion of our resources and could seriously harm our operating results. In addition, we have acquired some of the technology underlying our software and sell our software internationally, and the laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States.

CLAIMS THAT OUR SOFTWARE INFRINGES THE PROPRIETARY RIGHTS OF OTHER COMPANIES OR INDIVIDUALS COULD HARM SALES OF OUR SOFTWARE AND COULD INCREASE OUR COSTS

    Other companies or individuals, including our competitors, may have or obtain patents or other proprietary rights that would prevent, limit or interfere with our ability to make, use or sell our software. As a result, we may be found to infringe on the proprietary rights of others. Furthermore, companies in the software market are increasingly bringing suits alleging infringement of their proprietary rights by others, particularly patent rights. For instance, we are currently defending against a lawsuit that was filed against us alleging, among other things, patent infringement. We could incur substantial costs to defend any litigation, and our failure to prevail in intellectual property litigation could force us to do one or more of the following:

    - cease making, licensing or using software or services that incorporate the challenged intellectual property;

    - obtain and pay for licenses from the holder of the infringed intellectual property right, which licenses may not be available on acceptable terms, if at all; or

    - redesign our software, which can be very costly and force us to interrupt software licensing and software releases and may not be feasible.

    For a description of our current litigation with Systems Management, please see "Business--Legal Proceedings."

OUR INABILITY TO MAINTAIN AND ESTABLISH NEW INDIRECT SALES RELATIONSHIPS COULD CAUSE OUR REVENUES TO DECLINE

    Our sales strategy requires that we establish multiple distribution channels in the United States and internationally through resellers and system integrators. We have agreements with a limited number of resellers, and we may not be able to increase or maintain our existing relationships. In addition, our relationships have been established recently, and we cannot predict the extent to which our resellers will be successful in marketing our software. If we are unable to maintain and establish these new relationships our future sales volume may decline. Our current agreements with our resellers do not prevent them from selling software of other companies, including software that may compete with our software, and do not generally require them to purchase minimum quantities of our software. These resellers could give higher priority to other Company's software or to their own software, than they give to ours. In addition, we generally sell our software to resellers at a discount to our prices for direct sales. As a result, an increase in sales through resellers could reduce our gross margins.

OUR INABILITY TO DEVELOP AND EXPAND OUR DIRECT SALES FORCE WOULD LIMIT OUR REVENUE GROWTH

    To date, we have relied on a limited number of sales people for the majority of our revenues. We need to and plan to expand the size of our direct sales force in order to sell Trinity and eWatcher to a greater number of customers and to generate increased revenues. However, competition for qualified sales personnel is intense, and we may not be able to hire as many qualified individuals as we may require in the future. If we do not expand and retain our direct sales force, revenue growth could be seriously harmed. Sales of our software and services require a sales force experienced in our market that targets the senior management of our prospective customers. Newly hired sales personnel require extensive training and may take six months or longer to achieve full productivity. This training period and the need to attract and retain qualified individuals may make it difficult to meet our sales force growth targets. In addition, we may not generate sufficient sales to offset the increased expense resulting from our larger sales force or we may be unable to manage a larger sales force.

OUR INABILITY TO EXPAND OUR CUSTOMER SUPPORT AND PROFESSIONAL SERVICES COULD SERIOUSLY HARM OUR REPUTATION, REVENUES AND CUSTOMER SATISFACTION

    We believe that growth in our software license revenues depends in part on our ability to provide our customers with professional services and to educate third-party resellers on how to provide similar services. As a result, we plan to increase the number of our services personnel to meet these needs. However, competition for qualified services personnel is intense, and if we are unable to attract, train or retain the number of highly qualified services personnel that our business needs, our reputation, revenues and customer satisfaction could be harmed.

OUR INABILITY TO EFFECTIVELY MANAGE OUR GROWTH AND EXPANSION COULD SERIOUSLY HARM OUR ABILITY TO EFFECTIVELY RUN OUR BUSINESS

    Our historical growth has placed, and our intended future growth is likely to continue to place, a significant strain on our management, financial, personnel and other resources. We have grown from 3 employees at December 31, 1996 to 144 employees at November 15, 1999. Since January 1, 1998, we have opened additional sales offices and have significantly expanded our operations. This rapid growth has strained our facilities and required us to lease an additional floor at our headquarters. Any failure to manage growth effectively could seriously harm our ability to respond to customers and quality of our software and services and our operating results. To effectively manage growth, we will need to implement additional management information systems, improve our operating, administrative, financial and accounting systems and controls, train new employees and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations.

IF WE EXPAND OUR INTERNATIONAL OPERATIONS, OUR BUSINESS WILL BE INCREASINGLY SUSCEPTIBLE TO NUMEROUS POTENTIAL PROBLEMS ASSOCIATED WITH INTERNATIONAL OPERATIONS, WHICH COULD HARM OUR OPERATING RESULTS

    We plan to increase our international sales force and operations. Nevertheless, we may not be successful in increasing our international revenues. Expanding our international business activities will subject us to a variety of risks, including:

       -      currency exchange rate fluctuations;

       -      seasonal fluctuations in purchasing patterns;

       -      tariffs, duties, export controls and other trade barriers;

       -      unexpected changes in regulatory requirements and applicable laws;

       - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

       - difficulties and costs of staffing and managing foreign operations;

       - reduced protection for or our inability to secure and enforce intellectual property rights in some countries;

       -      potentially adverse tax consequences;

       -      the burdens of complying with a wide variety of foreign laws; and

       -      political and economic instability.

Any of these factors could harm our operating results.

    In the future, our international revenues may be denominated in local currencies. If we do not adopt a hedging program, we may be vulnerable to adverse fluctuations in foreign currency which will reduce revenues from international sales.

OUR INABILITY TO ACQUIRE AND INTEGRATE OTHER BUSINESSES, PRODUCTS OR TECHNOLOGIES COULD SERIOUSLY HARM OUR COMPETITIVE POSITION

    In order to remain competitive, we intend to acquire additional businesses, products or technologies. For example, in June 1998, we acquired Caravelle Inc. and its technology, which formed the basis for eWatcher. If we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms of the acquisition, financing the acquisition, or effectively integrating the acquired business, product or technology into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will significantly divert management time and resources. If we consummate any significant acquisitions using stock or other securities as consideration, your equity in us could be significantly diluted. If we make any significant acquisitions using cash consideration, we may be required to use a substantial portion of our available cash, including the proceeds of this offering. If we issue debt to finance acquisitions, the debtholders would have rights senior to common stockholders to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Acquisition financing may not be available on favorable terms, or at all. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which would seriously harm our operating results.

OUR SOFTWARE REQUIRES THE USE OF THIRD-PARTY SOFTWARE AND OUR BUSINESS WOULD BE SERIOUSLY HARMED IF WE FAIL TO OBTAIN OR EMBED IT EFFECTIVELY INTO OUR SOFTWARE

    We license third-party software and embed it into our software. This third-party software may not continue to be available on commercially reasonable terms, if at all, and providers of this software may fail to enhance it or respond to emerging industry standards. Any of these events could result in shipment delays or reductions in the sale of our software and could require us to redesign our software. Furthermore, we might be forced to limit the features available in our current or future software offerings. Either alternative could seriously harm our business and operating results.

THE INABILITY OF TRINITY AND EWATCHER TO OPERATE WITH THE PRODUCTS USED BY OUR POTENTIAL CUSTOMERS WOULD HARM OUR REVENUES

    We have strategic relationships with vendors who have complementary product offerings. We would be seriously harmed if these products used by our customers were altered so that they could no longer interoperate with Trinity or eWatcher. Our inability to respond to any alteration in the products of these companies with whom we have strategic relationships could result in shipment delays or the loss of revenues.

DEFECTS IN OUR SOFTWARE WOULD HARM OUR REPUTATION AND EXPOSE US TO POTENTIAL LIABILITY

    Complex software like ours often contains errors or defects when first introduced or when new versions or enhancements are released. If errors or defects are discovered in our current or future software, we may not be able to correct them in a timely manner, or at all. In addition, we may need to expend significant capital resources in order to eliminate or work around errors and defects. Errors and defects in our software may result in the loss of, or a delay in, market acceptance of our software, the diversion of development resources, damage to our reputation and increased service and warranty costs.

    Many of our customers use our software to monitor and manage business-critical applications. Because of this, errors, defects or other performance problems in our software could result in significant financial or other damage to our customers. Our customers could pursue claims against us. A product liability claim brought against us, even if not successful, would likely be time consuming and costly to defend and could adversely affect our marketing efforts.

OUR INABILITY TO HIRE AND RETAIN OUR KEY PERSONNEL WOULD SLOW OUR GROWTH

    Our business is dependent on our ability to hire, retain and motivate highly qualified personnel, including senior management, sales and technical professionals. Many of our senior management and sales personnel have recently joined us, including our Chief Financial Officer. Qualified individuals are in high demand and we may not be able to attract the personnel we need. The loss of the services of any of our senior management, sales professionals or technical staff or our inability to attract qualified additional personnel could harm our business.

YEAR 2000 ISSUES COULD HARM OUR BUSINESS

    We are highly dependent on our computer software and operating systems to operate our business. In addition, we depend on the proper functioning of computer systems of third parties, such as vendors, resellers and customers. The failure of any of these systems to appropriately interpret the calendar year 2000 could adversely affect our business, operating results and financial condition. In particular, we are subject to the following risks:

       - costs associated with the failure of our software or embedded third-party software to be year 2000 compliant, including potential warranty or other claims from our customers, which may result in significant liability;

       - business shutdowns or slowdowns as a result of failure of the internal management systems we use to run our business, which could disrupt business operations; and

       - reductions or deferrals in our sales activities as a result of year 2000 compliance concerns of our customers.

    We are currently conducting our own year 2000 compliance review and taking steps to determine whether third parties are doing the same. We cannot assure you that our year 2000 program will be effective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

IN THE FUTURE, WE MAY NOT BE ABLE TO SECURE FINANCING NECESSARY TO OPERATE OUR BUSINESS AS PLANNED

    We expect that the net proceeds from this offering together with current cash, cash equivalents, borrowings under our credit facility and short-term investments should be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds to expand our sales and marketing and research and development efforts or to make acquisitions. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, we may be unable to fund the expansion of our sales and marketing and research and development efforts or take advantage of acquisition or other opportunities, which could seriously harm our business and operating results. If we issue debt, the debtholders would have rights senior to common stockholders to make claims on our assets and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. Furthermore, if we issue additional equity securities, stockholders may experience dilution, and the new equity securities could have rights senior to those of our common stock.

                         RISKS RELATED TO OUR INDUSTRY

IF THE E-BUSINESS INFRASTRUCTURE MANAGEMENT SOFTWARE MARKET FAILS TO GROW, DEMAND FOR OUR SOFTWARE WILL DECLINE

    We derive substantially all of our revenues from the sale of software and services designed to allow our customers to manage their e-business infrastructure. The market for e-business infrastructure management software has only recently begun to develop, is rapidly evolving and will likely consist of an increasing number of competitors. We cannot be certain that a market for our software will emerge or be sustainable. If that market fails to develop, or develops more slowly than expected, our business and operating results would be seriously harmed.

    Furthermore, in order to be successful in this emerging market, we must be able to differentiate ourselves from our competitors through our software and service offerings and brand name recognition. We may not be successful in differentiating ourselves or achieving widespread market acceptance of our software and services. Furthermore, organizations that have already invested substantial resources in other methods of managing their computer hardware and software systems may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing management systems.

WITHOUT THE CONTINUED USE OF THE INTERNET, DEMAND FOR OUR SOFTWARE WOULD DECLINE

    Rapid growth in the use of and interest in the Internet has occurred only recently. As a result, acceptance and use may not continue to develop at historical rates, and a sufficiently broad base of consumers may not adopt, and continue to use, the Internet and other online services as a medium of commerce. We depend on the continued use of the Internet to provide a market for our software.

    Demand and market acceptance for recently introduced services and products over the Internet are subject to a high level of uncertainty, and there exist few proven and profitable services and products. In addition, the Internet may not be accepted as a long-term commercial marketplace for a number of reasons, including potentially inadequate development of the necessary network infrastructure or delayed development of enabling technologies and performance improvements. Our revenues will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the necessary speed, data capacity, security and hardware necessary for reliable Internet access and services.

OUR INABILITY TO ADAPT TO RAPID CHANGES IN TECHNOLOGY AND CUSTOMER PREFERENCES WOULD HARM OUR COMPETITIVE POSITION

    The market for our e-business infrastructure management software is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. New products based on new technologies or new industry standards can quickly render existing products obsolete and unmarketable. Our software is complex, and new software and software enhancements can require long development and testing periods. Any delays in our ability to develop and release new or enhanced software or to conform to prevailing standards could seriously harm our ability to compete effectively.

                         RISKS RELATED TO THIS OFFERING

THE PRICE OF OUR COMMON STOCK AFTER THIS OFFERING MAY BE LOWER THAN THE PRICE YOU PAY

    Prior to this offering, there has been no public market for our common stock. After this offering, an active trading market in our stock might not develop or continue. If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based on factors discussed in "Underwriting--Nasdaq National Market Listing." The price of our common stock that will prevail in the market after the offering may be higher or lower than the price you pay.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE AND COULD DROP UNEXPECTEDLY

    Following this offering, the price at which our common stock will trade is likely to be highly volatile. The stock market has from time to time experienced significant price and volume fluctuations that have affected the market prices of securities, particularly securities of technology and computer software companies. As a result, investors may experience a material decline in the market price of our common stock, regardless of our operating performance. Price declines in our stock could result from many factors outside of our control including:

    - announcements by our competitors of financial results, new products or technological innovations;

    -  disputes concerning patents or other proprietary rights; and

    -  general market conditions.

    In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. We may become involved in this type of litigation in the future. Litigation of this type is often extremely expensive and diverts management's attention and resources.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING, WHICH THEY MAY NOT USE EFFECTIVELY

    Management will have significant flexibility in allocating the net proceeds of this offering, including uses with which stockholders may disagree. The failure of management to allocate these funds effectively could harm our financial condition and result in lost business opportunities. See "Use of Proceeds."

WE ARE CONTROLLED BY A SMALL GROUP OF OUR EXISTING STOCKHOLDERS, WHO MAY MAKE DECISIONS WITH WHICH YOU MAY DISAGREE

    Our directors, executive officers and affiliates currently beneficially own approximately 66.4% of the outstanding shares of our common stock, and after the
offering will beneficially own approximately       % of the outstanding shares
of our common stock. Accordingly, they will have significant influence in determining the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations, the sale of all or substantially all of our assets and going private transactions, and also the power to prevent or cause a change in control. They may also have the power to control the election of members of our board of directors. The interests of these stockholders may differ from your interests. In addition, this concentration of ownership may delay, prevent or deter a change in control and could deprive you of an opportunity to receive a premium for your common stock as part of a sale of Avesta.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE

    The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market after this offering or the perception that such sales could occur. For information, including information relating to the timing of these sales, see "Shares Eligible For Future Sales." These sales could also make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT COULD INHIBIT A TAKEOVER THAT YOU MAY CONSIDER FAVORABLE

    Provisions of our amended and restated certificate of incorporation and bylaws, including those relating to our ability to issue preferred stock and our staggered board of directors, as well as provisions of Delaware law, may have the effect of delaying or preventing a change of control or change in our management that you consider favorable or beneficial. If a change of control or change in management is delayed or prevented, the market price of our common stock could decline. See "Description of Capital Stock--Certain Charter and Bylaws Provisions and Delaware Anti-Takeover Statute."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION

    The initial public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution in the net tangible book value of their common stock. In the past, we issued options and warrants to acquire capital stock at prices significantly below the initial public offering price. To the extent these outstanding options and warrants are ultimately exercised, there will be further dilution to investors. See "Dilution."

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about Avesta and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of several factors, as more fully described under the caption "Risk Factors" and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

    We estimate that the net proceeds we will receive from the sale of the
shares of common stock offered by us will be $      million, assuming a public
offering price of $      per share and after deducting the underwriting discount
and estimated offering expenses. If the underwriters' over-allotment option is
exercised in full, we estimate that the net proceeds will be $      million.

    We intend to use our net proceeds for general corporate purposes, including working capital, expansion of sales and marketing capabilities and research and product development. We also may use a portion of our net proceeds to acquire complementary businesses, products or technologies. We have no specific understandings, commitments or agreements with respect to any acquisitions. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including revenue growth, if any, the amount of cash we generate from operations and the progress of our software development efforts. We will retain broad discretion in allocating the net proceeds of this offering.

    Pending any use, the net proceeds of this offering will be invested in short-term, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to provide funds to finance the expansion of our business. In addition, in connection with a line of credit, we are restricted from paying dividends in cash. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

        -  on an actual basis;

        - on a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into 18,307,248 shares of common stock immediately prior to the consummation of this offering; and

        -  on a pro forma as adjusted basis to reflect our receipt of the net
           proceeds from the sale of       shares of common stock at an assumed
           initial public offering price of $         per share, after deducting
           the underwriting discount and estimated offering expenses payable by us. Please see "Use of Proceeds".

    You should read this information together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

                                                                   AS OF SEPTEMBER 30, 1999
                                                              -----------------------------------
                                                                                     PRO FORMA AS
                                                               ACTUAL    PRO FORMA     ADJUSTED
                                                              --------   ---------   ------------
                                                                        (IN THOUSANDS)
Line of credit and capital lease obligations................  $  1,559   $  1,559      $
Redeemable convertible preferred stocks.....................    35,385         --
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares
  authorized, no shares issued and outstanding (actual, pro
  forma and pro forma as adjusted)..........................        --         --
Common stock, $0.01 par value, 100,000,000 shares
  authorized; 8,802,306 shares issued and outstanding
  actual, 27,109,554 issued and outstanding pro forma and
          shares issued and outstanding pro forma as
  adjusted..................................................        88        271
Additional paid-in-capital..................................       356     35,558
Other comprehensive loss....................................      (125)      (125)
Accumulated deficit.........................................   (16,340)   (16,340)
                                                              --------   --------      --------
Total stockholders' equity..................................   (16,021)    19,364
                                                              --------   --------      --------
Total capitalization........................................  $ 20,923   $ 20,923      $
                                                              ========   ========      ========

    This information excludes:

        - 3,884,196 shares of common stock issuable upon exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $0.568 per share;

        - 858,078 additional shares of common stock reserved for issuance under our 1996 Stock Plan;

        - 2,000,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan;

        - 400,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan; and

        - 2,218,176 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 1999 at a weighted average exercise price of $1.356 per share.

                                    DILUTION

    Our pro forma net tangible book value as of September 30, 1999 was approximately $18.8 million, or $0.69 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding after giving effect to conversion of all of our outstanding preferred stock into common stock. After giving effect to the issuance and sale
of   shares of common stock offered by us at an assumed public offering price of
$      and after deducting the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of
September 30, 1999 would have been $         , or $       per share. This
represents an immediate increase in pro forma net tangible book value of
$         per share to existing stockholders and an immediate dilution of
$         per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed public offering price per share.....................              $
  Pro forma net tangible book value per share at
    September 30, 1999......................................               0.69
  Increase per share attributable to new investors..........
                                                              -------
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          -----
Dilution per share to new investors.........................              $
                                                                          =====

    The following table summarizes, as of September 30, 1999, the differences between the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares of common stock in this offering.

                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                        ---------------------   ----------------------   AVERAGE PRICE
                                          NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                        ----------   --------   -----------   --------   -------------
Existing stockholders.................  27,110,000         %    $35,452,000         %        $1.31
New investors.........................
                                        ----------    ------    -----------    ------
  Total...............................                100.0%    $              100.0%
                                        ==========    ======    ===========    ======

    This information excludes:

        - 3,884,196 shares of common stock issuable upon exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $0.568 per share;

        - 858,078 additional shares of common stock reserved for issuance under our 1996 Stock Plan;

        - 2,000,000 shares of common stock reserved for issuance under our 1999 Stock Incentive Plan;

        - 400,000 shares of common stock reserved for issuance under our 1999 Employee Stock Purchase Plan; and

        - 2,218,176 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 1999 at a weighted average exercise price of $1.356 per share.

    To the extent that any of these options are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus.

    The consolidated statement of operations data for the period from February 9, 1996 (date of inception) to December 31, 1996, for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The consolidated balance sheet data at December 31, 1997 and 1998 and at September 30, 1999 have been derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by Ernst & Young LLP. The consolidated balance sheet data at December 31, 1996 have been derived from our consolidated audited financial statements not included in this prospectus, which have been audited by Ernst & Young LLP. The consolidated statement of operations data for the nine months ended September 30, 1998 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements include all normal recurring adjustments that we consider necessary for a fair presentation of our results of operations. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the entire year or for any other future period.

                                                                                YEAR ENDED          NINE MONTHS ENDED
                                                        FEBRUARY 9, 1996       DECEMBER 31,           SEPTEMBER 30,
                                                         (INCEPTION) TO     -------------------   ----------------------
                                                        DECEMBER 31, 1996     1997       1998        1998         1999
                                                        -----------------   --------   --------   -----------   --------
                                                                                                  (UNAUDITED)
                                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Software license....................................       $   --         $    --    $ 1,598      $   315     $ 8,638
  Professional services and maintenance...............           83           1,554      1,155          758       1,084
                                                             ------         -------    -------      -------     -------
  Total revenues......................................           83           1,554      2,753        1,073       9,722
Cost of revenues......................................           16             553      1,089          622       1,217
                                                             ------         -------    -------      -------     -------
Gross profit..........................................           67           1,001      1,664          451       8,505
Operating expenses:
  Sales and marketing.................................           --             562      2,596        1,734       8,607
  Research and development............................           --           1,863      2,816        2,089       2,320
  General and administrative..........................           90           1,681      3,299        2,191       3,911
                                                             ------         -------    -------      -------     -------
  Total operating expenses............................           90           4,106      8,711        6,014      14,838
                                                             ------         -------    -------      -------     -------
Operating loss........................................          (23)         (3,105)    (7,047)      (5,563)     (6,333)
Other income (expense), net...........................            3             119        133          122         291
                                                             ------         -------    -------      -------     -------
Net loss..............................................          (20)         (2,986)    (6,914)      (5,441)     (6,042)
Preferred stock dividend..............................            6             240         52           52          --
                                                             ------         -------    -------      -------     -------
Net loss attributable to common stockholders..........       $  (26)        $(3,226)   $(6,966)     $(5,493)    $(6,042)
                                                             ======         =======    =======      =======     =======
Basic and diluted net loss per share..................       $(0.00)        $ (0.40)   $ (0.87)     $ (0.69)    $ (0.71)
                                                             ------         -------    -------      -------     -------
Shares used to compute net loss per share:
  Basic and diluted...................................        7,995           7,995      8,028        8,010       8,559

                                                                       DECEMBER 31,
                                                              ------------------------------   SEPTEMBER 30,
                                                                1996       1997       1998         1999
                                                              --------   --------   --------   -------------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................   $2,984     $2,202     $3,667       $   769
Working capital.............................................    2,875      1,997      3,933        17,684
Total assets................................................    3,094      3,306      8,021        26,794
Long-term debt..............................................       --      1,733      2,976           486
Redeemable convertible preferred stocks.....................    3,006      4,296     13,063        35,385
Total stockholders' equity (deficit)........................      (26)    (3,252)    (9,954)      (16,021)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Avesta is a leading provider of software that manages the infrastructure of e-business. Our Trinity and eWatcher software enhances the availability and performance of this e-business infrastructure, which is vital to an organization's ability to generate revenue, interact with its customers and maintain its competitive position. Our software enables organizations to discover and understand how their information technology, or IT, resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time.

    We were incorporated in Delaware in February 1996 and commenced operations in New York in November 1996. We conducted our initial round of equity financing of $4.0 million of our series A preferred stock in December 1996. Through 1997, we relied on our initial round of equity financing and revenues from management consulting services to finance our operations until the release of Trinity. We began to recognize software license revenues from our initial sale of Trinity in March 1998. We raised $7.5 million from the issuance of our series B preferred stock in March 1998, which was used to hire additional employees and expand our sales and marketing capabilities. In June 1998, we acquired the business and technology that formed the basis for eWatcher through our acquisition of Caravelle Inc. (a Canadian company, now our subsidiary, Avesta Technologies Canada), in exchange for approximately $1.5 million our series B preferred stock. The acquisition was accounted for by the purchase method of accounting and, accordingly, the purchase price was allocated to the assets and liabilities of Caravelle based on their estimated fair values at the date of acquisition. Goodwill of approximately $1.1 million recognized on this acquisition is being amortized over three years. To fund additional expansion, particularly sales and marketing, we raised an additional $10.9 million in January 1999 from the sale of our series C preferred stock and $11.4 million in August 1999 from the sale of our series D preferred stock. All of the outstanding shares of our series A, B, C and D preferred stock will automatically convert into a total 18,307,248 shares of our common stock immediately prior to the consummation of this offering.

    In 1996 and 1997, management consulting services accounted for all of our revenues. Since the release of Trinity, we have phased out our management consulting services, and our revenues have consisted primarily of software license revenues and professional services and maintenance revenues.

    Software license revenues consist of software license fees for Trinity and eWatcher, and for the nine months ended September 30, 1999 they comprised 89% of our total revenues. For the year ended December 31, 1998, three customers accounted for approximately 52% of our total revenues. For the nine months ended September 30, 1999, three customers accounted for approximately 78% of our total revenues.

    In 1998, we adopted Statement of Position 97-2, SOFTWARE REVENUE RECOGNITION. We recognize software license revenues when the software is delivered, provided that a noncancelable license agreement has been signed or other persuasive evidence of an arrangement exists, the license fee is fixed and determinable and collection of the fee is considered probable.

    Professional services revenues include consulting fees for the implementation and customization of our software as well as customer training. These services are generally charged to clients on a time and materials basis and revenues are recognized as they are earned. Our gross profit margins for professional services revenues are typically lower than for software license revenues because of personnel costs associated with the delivery of professional services and customer support in connection with maintenance contracts.

    Revenues from maintenance contracts, which provide for telephone and on-site support as well as product upgrades, are recognized ratably as earned over the life of the maintenance contract term, which is typically one year. The portion of maintenance revenues that has not yet been recognized is reported as deferred revenue on our balance sheet.

    Our cost of revenues for software licenses consists of direct software costs, which include royalty costs from third-party software embedded in our software, software media duplication and software manual costs. Our cost of revenues for professional services and maintenance consists of personnel costs associated with the delivery of professional services and customer support in connection with maintenance service contracts.

    Our operating expenses are classified into three general categories: sales and marketing, research and development and general and administrative. Each category includes expenses that are common to the other two, including salaries, benefits, travel and entertainment costs. In addition, our sales and marketing expenses include expenditures specific to the sales and marketing group, such as sales commissions, public relations and advertising, trade shows, promotional materials and other marketing activities. Research and development expenses include expenditures related to the development and testing of our software. We expense all research and development costs as incurred. General and administrative expenses consist of salaries, benefits and other personnel costs for the following departments: administration, finance, information and technology, human resources and legal. General and administrative expenses also include the costs of legal fees and facilities costs.

    Although our revenues have increased in every quarter since inception, we have also incurred significant losses. At September 30, 1999, our accumulated deficit was $16.3 million. Our success is largely dependent on increasing our customer base and developing new software and enhancing our existing software. We expect to continue to invest significantly in sales and marketing, research and development and general and administrative costs, and to incur additional operating expenses and operating losses for the foreseeable future.

RESULTS OF OPERATIONS

    The following table sets forth certain financial data expressed as a percentage of total revenues for the periods indicated:

                                            FEBRUARY 9,
                                                1996            YEARS ENDED        NINE MONTHS ENDED
                                           (INCEPTION) TO      DECEMBER 31,          SEPTEMBER 30,
                                            DECEMBER 31,    -------------------   -------------------
                                                1996          1997       1998       1998       1999
                                           --------------   --------   --------   --------   --------
Revenues:
  Software license.......................         0.0%          0.0%      58.1%      29.3%      88.9%
  Professional services and
    maintenance..........................       100.0         100.0       41.9       70.7       11.1
                                              -------       -------    -------    -------    -------
      Total revenues.....................       100.0         100.0      100.0      100.0      100.0
Cost of revenues.........................        19.2          35.6       39.6       57.9       12.5
                                              -------       -------    -------    -------    -------
Gross profit.............................        80.8          64.4       60.4       42.1       87.5
Operating expenses:
  Sales and marketing....................          --          36.2       94.3      161.7       88.5
  Research and development...............          --         119.9      102.3      194.7       23.9
  General and administrative.............       109.2         108.2      119.8      204.1       40.2
                                              -------       -------    -------    -------    -------
      Total operating expenses...........       109.2         264.3      316.4      560.5      152.6
                                              -------       -------    -------    -------    -------
Operating loss...........................       (28.4)       (199.9)    (256.0)    (518.4)     (65.1)
Other income (expense)...................         3.6           7.7        4.9       11.3        2.9
                                              -------       -------    -------    -------    -------
Net Loss.................................       (24.8)%      (192.2)%   (251.1)%   (507.1)%    (62.2)%
                                              =======       =======    =======    =======    =======

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES. Total revenues increased from $1.1 million in the nine months ended September 30, 1998 to $9.7 million in the nine months ended September 30, 1999. Software license revenues increased from $314,563 in the nine months ended September 30, 1998 to $8.6 million in the nine months ended September 30, 1999. This increase in revenues was primarily due to an expanding customer base. Revenues from professional services and maintenance increased 42.9% from $758,368 in the nine months ended September 30, 1998 to $1.1 million in the nine months ended September 30, 1999. During the nine months ended September 30, 1999, software license revenues accounted for 88.9% and professional services and maintenance revenues accounted for 11.1% of our total revenues. We believe that professional services and maintenance revenues may continue to increase as a percentage of total revenues, due to the increase in the number of maintenance contracts as our customer base grows.

    COST OF REVENUES. Cost of revenues increased 95.9% from $621,505 in the nine months ended September 30, 1998 to $1.2 million in the nine months ended September 30, 1999. This increase was primarily attributable to the significant increase in revenues. As a percentage of total revenues, cost of revenues decreased from 57.9% in the nine months ended September 30, 1998 to 12.5% in the nine months ended September 30, 1999. This decrease was due to the increase in software license revenues, which generate higher gross margins related to professional services and maintenance revenues as a percentage of total revenues.

    SALES AND MARKETING. Sales and marketing expenses increased from $1.7 million in the nine months ended September 30, 1998 to $8.6 million in the nine months ended September 30, 1999. As a percentage of total revenues, sales and marketing expenses decreased from 161.7% in the nine months ended
September 30, 1998 to 88.5% in the nine months ended September 30, 1999. The dollar increase in sales and marketing expenses was due to higher personnel costs in connection with building our sales and marketing force from 13 at September 30, 1998 to 81 at September 30, 1999, including sales commissions paid. We expect that sales and marketing expenses will continue to increase in absolute dollars for the foreseeable future as we continue to expand our sales force, hire additional marketing personnel and increase spending for marketing and promotion. Sales and marketing expenses will continue to decrease as a percentage of total revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 11.0% from $2.1 million in the nine months ended September 30, 1998 to $2.3 million in the nine months ended September 30, 1999. As a percentage of total revenues, research and development expense decreased from 194.7% in the nine months ended September 30, 1998 to 23.9% in the nine months ended September 30, 1999. The dollar increase was primarily due to an increase in personnel from 34 at September 30, 1998 to 45 at September 30, 1999. We expense all research and development costs as incurred. We intend to continue recruiting and hiring experienced research and development personnel and to make additional investments in product development and technological infrastructure. We expect that research and development expenses will continue to increase in dollars in future periods and continue to decrease as a percentage of total revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 78.6% from $2.2 million in the nine months ended September 30, 1998 to $3.9 million in the nine months ended September 30, 1999. As a percentage of total revenues, general and administrative expenses decreased from 204.1% in the nine months ended September 30, 1998 to 40.2% in the nine months ended
September 30, 1999. The dollar increase was due to an increase in facilities and equipment costs, compensation and benefits, recruiting and legal fees, and other administrative costs. In addition, we incurred legal fees in the amount of $1.1 million in the nine months ended September 30, 1999, as compared to $378,000 in the nine months ended September 30, 1998 due to litigation. See "Business--Legal Proceedings." General and administrative expenses decreased as a percentage of total revenues due to the significant increase in revenues. We expect that we will incur additional general and administrative expenses and incur additional costs related to the growth of our business and our operation as a public company.

    OTHER INCOME (EXPENSE). Net interest income increased 138.8% from $121,851 in the nine months ended September 30, 1998, or 11.3% of total revenues, to $290,982 in the nine months ended September 30, 1999, or 2.9% of total revenues. This dollar increase was primarily a result of interest earned on capital raised from the sale of our series C and D preferred stock in 1999.

YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Total revenues increased 77.2% from $1.6 million in 1997 to $2.8 million in 1998. Software license revenues increased from $0 to $1.6 million due to the release of Trinity in March 1998. Revenues from professional services and maintenance decreased 25.7% from $1.6 million in 1997 to $1.2 million in 1998 as a result of the discontinuance of management consulting services as a major line of business in 1997.

    COST OF REVENUES. Cost of revenues increased 96.8% from $0.6 million in 1997 to $1.1 million in 1998. This increase was primarily attributable to the overall increase in revenues. As a percentage of total revenues, cost of revenues increased from 35.6% in 1997 to 39.6% in 1998. This increase was primarily due to the discontinuance of higher-margin management consulting services in 1997 and the costs of hiring personnel to deliver professional services related to Trinity in 1998.

    SALES AND MARKETING. Sales and marketing expenses increased from $0.6 million in 1997 to $2.6 million in 1998. As a percentage of total revenues, sales and marketing expenses increased from 36.2% in 1997 to 94.3% in 1998. This increase was due to increased sales and marketing efforts in connection with building our sales force from 9 in 1997 to 23 in 1998, and higher commission rates paid because of the increase in revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 51.1% from $1.9 million in 1997 to $2.8 million in 1998. This increase was due to increased headcount of six people as a result of the Caravelle acquisition and the related costs associated with developing future releases of Trinity and the integration of the technology acquired from Caravelle with our existing software. As a percentage of total revenues, research and development expenses decreased from 119.9% in 1997 to 102.3% in 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased 96.3% from $1.7 million in 1997 to $3.3 million in 1998. As a percentage of total revenues, general and administrative expenses increased from 108.2% in 1997 to 119.8% in 1998. This increase was due to facilities, equipment depreciation and amortization, compensation and benefits, recruiting and professional development, and other administrative costs necessary to support our growth and increased scale of operations. This increase was also due to litigation expenses of $84,000 in 1997 and $601,000 in 1998.

    OTHER INCOME (EXPENSE). Net interest income increased 11.3% from $119,408, or 7.7% of total revenues, in 1997, to $132,888, or 4.9% of total revenues in 1998. This small increase was primarily due to increased interest income as a result of higher average cash balances.

PERIOD FROM FEBRUARY 9, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996 AND YEAR
  ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased from $82,500 in 1996 to $1.6 million in 1997. All revenues in 1996 were from management consulting services and the majority of revenues in 1997 were from professional services. In 1997, with the anticipated release of Trinity, we began to phase out management consulting services. The increase in professional services revenues resulted from the commencement of our operations in November 1996.

    COST OF REVENUES. Cost of revenues increased from $15,800 in 1996 to $553,362 in 1997. This increase was due to additional personnel costs associated with the delivery of professional services. As a percentage of total revenues, cost of revenues increased from 19.2% in 1996 to 35.6% in 1997. This increase was due to the relatively low cost of revenues in 1996 as a result of a lump sum payment on a management consulting project.

    SALES AND MARKETING. Sales and marketing expenses increased from $0 to $562,458 in 1997. As a percentage of total revenues, sales and marketing expenses increased from 0% in 1996 to 36.2% in the 1997. This increase was due to the commencement of our sales and marketing efforts in 1997, the hiring of sales and marketing personnel and commissions paid.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $0 to $1.9 million in 1997. We incurred no research and development expenses in 1996. As a percentage of total revenues, research and development expenses increased from 0% in 1996 to 119.9% in 1997. The increase was due to the hiring of research and development personnel, costs associated with the development and initial testing of Trinity and costs related to the purchase of computer equipment and software development tools.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $90,080 in 1996 to $1.7 million in 1997. As a percentage of total revenues, general and administrative expenses decreased from 109.2% in 1996 to 108.2% in 1997. This increase in dollars was due to an increase in costs of facilities, depreciation and amortization, compensation and benefits, recruiting and professional development and other administrative costs.

    OTHER INCOME (EXPENSE). Net interest income increased from $2,955 in 1996 to $119,408 in 1997. This increase was due to interest income on higher average cash balances.

QUARTERLY RESULTS OF OPERATIONS

    The following tables set forth our unaudited quarterly results of operations for each of the seven quarters ended September 30, 1999 in dollars and as a percentage of total revenues. You should read the following tables in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with our financial statements and the related notes. The unaudited results of operations for any quarter are not necessarily indicative of results for any future period.

                                                                     THREE MONTHS ENDED
                                         --------------------------------------------------------------------------
                                         MAR 31,    JUNE 30,   SEPT 30,   DEC 31,    MAR 31,    JUNE 30,   SEPT 30,
                                           1998       1998       1998       1998       1999       1999       1999
                                         --------   --------   --------   --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Revenues:
  Software license.....................  $    45    $   102    $   168    $ 1,284    $ 1,548    $ 2,596    $ 4,494
  Professional services and
    maintenance........................      196        255        307        396        353        406        325
                                         -------    -------    -------    -------    -------    -------    -------
      Total revenues...................      241        357        475      1,680      1,901      3,002      4,819
Cost of revenues.......................      217        185        219        468        160        472        585
                                         -------    -------    -------    -------    -------    -------    -------
Gross profit...........................       24        172        256      1,212      1,741      2,530      4,234
Operating expenses:
  Sales and marketing..................      386        690        658        862      2,016      2,350      4,241
  Research and development.............      639        761        689        727        692        785        843
  General and administrative...........      565        792        834      1,108      1,237      1,279      1,395
                                         -------    -------    -------    -------    -------    -------    -------
      Total operating expenses.........    1,590      2,243      2,181      2,697      3,945      4,414      6,479
                                         -------    -------    -------    -------    -------    -------    -------
Operating loss.........................   (1,566)    (2,071)    (1,925)    (1,485)    (2,204)    (1,884)    (2,245)
                                         -------    -------    -------    -------    -------    -------    -------
Other income (expense).................       --         80         41         12         64         67        160
                                         -------    -------    -------    -------    -------    -------    -------
Net Loss...............................  $(1,566)   $(1,991)   $(1,884)   $(1,473)   $(2,140)   $(1,817)   $(2,085)
                                         =======    =======    =======    =======    =======    =======    =======

                                                                       THREE MONTHS ENDED
                                          ----------------------------------------------------------------------------
                                          MAR 31,    JUNE 30,   SEPT 30,   DEC 31,    MAR 31,    JUNE 30,    SEPT 30,
                                            1998       1998       1998       1998       1999       1999        1999
                                          --------   --------   --------   --------   --------   --------   ----------
Revenues:
  Software license......................      19%        29%        35%       76%         81%       86%         93%
  Professional services and
    maintenance.........................      81         71         65        24          19        14           7
                                            ----       ----       ----       ---        ----       ---         ---
      Total revenues....................     100        100        100       100         100       100         100
Cost of revenues........................      90         52         46        28           8        16          12
                                            ----       ----       ----       ---        ----       ---         ---
Gross profit............................      10         48         54        72          92        84          88
Operating expenses:
  Sales and marketing...................     160        193        139        51         106        78          88
  Research and development..............     265        213        145        43          36        26          17
  General and administrative............     234        222        176        66          65        43          29
                                            ----       ----       ----       ---        ----       ---         ---
      Total operating expenses..........     659        628        460       160         207       147         134
                                            ----       ----       ----       ---        ----       ---         ---
Operating loss..........................    (649)      (580)      (406)      (88)       (115)      (63)        (46)
Other income (expense)..................      --         22          9         1           3         2           3
                                            ----       ----       ----       ---        ----       ---         ---
Net Loss................................    (649)%     (558)%     (397)%     (87)%      (112)%     (61)%       (43)%
                                            ====       ====       ====       ===        ====       ===         ===

    REVENUES. Total revenues have increased in each of the seven consecutive quarters ended September 30, 1999. Software license revenues increased in dollars in each consecutive quarter due to increased acceptance of Trinity and eWatcher, expansion of our direct sales force and expansion of our relationships with resellers. Professional services and maintenance revenues generally increased, other than the quarters ended March 31, 1999 and September 30, 1999. Professional services and maintenance revenues decreased in the quarters ended March 31, 1999 and September 30, 1999 due to decreased professional services revenues associated with Trinity, which was offset by an increase in maintenance revenues.

    COST OF REVENUES. Cost of revenues has fluctuated as a percentage of revenues primarily due to the variability of the revenue mix and because professional services and maintenance revenues have a higher cost of total revenues than software license revenues.

    SALES AND MARKETING. Sales and marketing expenses generally increased in dollars in each quarter primarily due to the hiring of additional sales and marketing personnel and an increase in marketing program activities, as well as an increase in commissions paid as a result of higher revenues. A reduction in marketing activities for the quarter ended September 30, 1998 resulted in a decrease in overall sales and marketing expenses for that quarter. Sales and marketing expenses fluctuated as a percentage of total revenues due to variability in marketing expenditures and our internal hiring cycles for sales and marketing personnel as well as significant increases in revenues.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased in absolute dollars each quarter. General and administrative expenses decreased as a percentage of total revenues in each quarter. The increase in dollars is primarily due to an increase in facilities and equipment costs, compensation and benefits, recruiting and legal fees, and other administrative costs. The decrease as a percentage of total revenues is due to the significant increase in revenues. We have historically experienced significant quarterly fluctuations in our revenues and operating results and expect significant fluctuations to continue. A number of factors contribute to these variations, many of which are beyond our control. These factors include, among other things:

    -  changes in the demand for our software and services;

    - the timing of sales of our software and services and a long and unpredictable sales cycle;

    -  delays in introducing new software and services;

    -  new product introductions and changes in pricing policies by competitors;

    -  customer budget cycles and changes in these cycles; and

    - deferrals of customer orders in anticipation of software enhancements or software products.

    We typically realize a significant portion of software license revenues in the last month of a quarter, frequently in the last weeks or even days of a quarter. As a result, software license revenues in any quarter are difficult to forecast because they are substantially dependent on orders booked and shipped in that quarter.

    A high percentage of our operating expenses, particularly personnel and rent, are relatively fixed in any particular quarter. As a result, unanticipated variations in the amount and timing of our revenues may cause significant variations in operating results in any particular quarter. Any significant shortfall of revenues in relation to our expectations or a customer's decision not to pursue a new project or proceed to succeeding stages of a current project, could require us to pay underutilized employees and would have a material adverse effect on our business, operating results and financial condition.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through the sale of equity securities through which we have raised approximately $32.5 million. We have also financed our operations through equipment lease financing and borrowings from our line of credit.

    As of September 30, 1999, we had approximately $18.3 million in cash and cash equivalents and marketable securities. In October 1998, we entered into a $3.0 million revolving line of credit. Borrowings under this facility cannot exceed 85% of our eligible accounts receivable and bear interest at the bank's prime rate plus 2%. At September 30, 1999 the interest rate was 10.25%. In connection with the facility, we issued the bank a warrant to purchase 45,000 shares of our common stock at an exercise price of $2.89 per share. The facility is secured by all of our assets, including our intellectual property. At September 30, 1999, $1.5 million was outstanding under the credit facility. The credit facility restricts our ability to pay dividends, sell assets, change the nature of our business, create liens on our property, and enter into partnerships and joint ventures. In October 1999, we entered into an amendment with the bank, under which the line of credit was increased to $7.5 million and expires in October 2000. We also issued the bank an additional warrant to purchase 21,428 shares of common stock at an exercise price of $4.16 per share.

    Net cash used in operating activities was $5.5 million for the nine months ended September 30, 1999, $7.3 million for the year ended December 31, 1998 and
2.5 million for the year ended December 31, 1997. Net cash provided by operating activities was $91,096 for 1996. Net cash used in operating activities resulted primarily from the net losses we incurred and increases in accounts receivable, partially offset by increases in deferred revenue, deferred rent and accounts payable.

    Net cash provided by financing activities was $20.7 million for the nine months ended September 30, 1999, and $9.2 million, $2.4 million and $3.0 million for the years ended December 31, 1998, 1997 and 1996. Net cash used in financing activities resulted primarily from the issuance of our preferred stocks.

    Our capital expenditures were $540,917 for the nine months ended
September 30, 1999, and $344,428, $313,023 and $107,567 for the years ended
December 31, 1998, 1997 and 1996, respectively. Capital expenditures were made to purchase computer equipment and furniture and fixtures.

    We believe that the net proceeds from this offering, together with our current cash, cash equivalents, borrowings under our credit facility and short-term investments should be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. The execution of our business plan will require substantial additional capital to fund our operating losses, sales and marketing expenses, capital expenditures, lease payments and other working capital requirements. We intend to consider future financing alternatives, which may include the incurrence of indebtedness, the sale of additional equity or convertible debt securities. Actual capital requirements may vary based upon the timing and success of the expansion of our operations. Our capital requirements may change based upon technological and competitive developments. In addition, several factors may affect our capital requirements, including:

    - demand for our software or our anticipated cash flow from operations being less than expected;

    -  our development plans or projections proving to be inaccurate; or

    -  our engaging in acquisitions or other strategic transactions.

    Other than our $7.5 million line of credit, we have no present commitments or arrangements assuring us of any future equity or debt financing, and we cannot assure you that any such equity or debt financing will be available to us on favorable terms, or at all. Our failure to raise additional capital when needed on acceptable terms could substantially harm our financial condition and results of operations.

YEAR 2000 COMPLIANCE

    Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with these year 2000 requirements. The use of software and computer systems that are not year 2000 ready could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. Year 2000 complications may disrupt the operations, viability or commercial acceptance of the Internet, which could adversely affect the market acceptance of our software.

    STATE OF READINESS. We have conducted a review of our software, including the third-party software embedded into or delivered with our software, and believe that they are substantially year 2000 ready. We believe that our software is year 2000 compliant. Nevertheless, it is possible that we will experience year 2000 problems with our software. With respect to third-party software embedded or delivered with our software, we have relied on disclosure statements provided by the third parties which reveal no year 2000 issues specifically relating to the use of the software with our software. We have no assurance of the accuracy of these third-party disclosure statements.

    We currently believe that our internal software systems are year 2000 compliant. We make it our regular practice to obtain year 2000 warranties from vendors and our IT department has been meeting with hardware and other suppliers in order to obtain reassurances regarding the impact of the year 2000 on our internal systems. We have obtained assurances from the majority of our material hardware and other suppliers. Nevertheless, failure of the internal hardware or software systems to operate properly with regard to the year 2000 and thereafter could disrupt our business and require us to incur significant unanticipated expenses to remedy any problems or replace products of affected vendors, and could have a material adverse effect on our business, operating results and financial condition.

    COSTS. To date, we have not incurred significant incremental costs in order to comply with year 2000 requirements for our software or internal systems, and we do not believe that we will incur significant incremental costs in the foreseeable future.

    RISKS. We cannot assure you that other Internet applications, database software or computer hardware of our customers, which interface with our software and which may be necessary in order to use our software, are year 2000 ready. Therefore, we cannot assure you that implementations of our software on our customers' systems are, or will be, year 2000 ready.

    We provide a warranty covering year 2000 problems in the current versions of our software, including software licensed from third parties that we supply with our software. We may face claims based on year 2000 issues if our software does not prove to be year 2000 compliant, or claims arising from problems with third-party software embedded in or delivered with our software or with the integration of multiple software within an overall system. Year 2000 claims could result in costly and distracting litigation and in material liability to us. If our software has significant year 2000 defects, we could suffer damage to our business and reputation. Correcting any defects could be costly, and we might have to delay sales of our software while we make corrections. In addition, any year 2000 problems that occur in our internal systems could disrupt of our business. Any disruption in the business of our suppliers or resellers as a result of year 2000 issues, or any general disruption or failure of the financial, telecommunications, power, transportation or other infrastructure also could disrupt our business.

    The year 2000 issue may also cause us to experience reduced sales during the remainder of 1999, as existing and potential customers reduce their budgets for discretionary expenditures, such as e-business infrastructure management solutions, due to increased expenditures on the year 2000 issue generally. Potential customers may also defer new software purchases and deployments to avoid distracting from year 2000 compliance efforts and to preclude the possibility of introducing new year 2000 issues.

    CONTINGENCY PLAN. We have not currently developed a contingency plan for unanticipated year 2000 issues relating to our software. We cannot assure you that year 2000 issues will not be discovered in our software or internal software systems. If year 2000 issues are discovered, we cannot assure you that the costs of making software and systems year 2000 ready will not have a material adverse effect on our business, operating results and financial condition.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    We provide our services to customers primarily in the United States and to a lesser extent, in Europe, Asia and elsewhere throughout the world. As a result, our financial results could be affected by factors, including changes in foreign currency exchange rates or weak economic conditions in foreign markets. All sales are currently made in U.S. Dollars. A strengthening of the U.S. Dollar could make our software less competitive in foreign markets.

    Our interest income is sensitive to changes in the general level of U.S. interest rates. Due to the nature of our cash equivalents and short-term investments, which are primarily money market funds and commercial paper, we have concluded that there is no material market risk exposure.

                                    BUSINESS

OVERVIEW

    We are a leading provider of software that manages the infrastructure of e-business. Our Trinity and eWatcher software enhance the availability and performance of this e-business infrastructure, which is vital to an organization's ability to generate revenue, interact with its customers and maintain its competitive position. Our software enables organizations to discover and understand how their information technology, or IT, resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time. Our client base of service providers, Internet companies, other corporations and government agencies includes: ALLTEL Information Services, Inc., Bell Atlantic Internetworking and Multimedia Solutions, CBS Corporation, Eddie Bauer Online, Exodus Communications, Inc., ICG Equipment, Inc., Morgan Guaranty Trust Company, National Institutes of Health, US West, Inc. and Waterhouse Securities, Inc.

INDUSTRY BACKGROUND

    Global competitive pressures are driving organizations to continuously seek new and better ways to develop, market and maintain their products and services and to attract, serve and retain their customers. To enhance their competitiveness, organizations are increasingly implementing e-business initiatives that rely on the Internet. E-business occurs when employees, customers, partners and vendors communicate and conduct business electronically. For example, enterprise resource planning, or ERP, applications, once the exclusive domain of corporate networks, are increasingly enabling customers to enter orders and view and pay bills using the Internet. Furthermore, the deregulation of the telecommunications industry has forced service providers to differentiate themselves by offering new value-added services to support e-business. Examples of these services are: virtual private networks, or VPNs; managed network services; and high bandwidth connectivity, including digital subscriber lines, or DSLs, and integrated services digital networks, or ISDNs. Moreover, e-business is driving the emergence of whole new categories of companies whose core offerings are dependent on the Internet, including online merchants, application service providers, or ASPs, and Web hosting companies.

    To enable and support these initiatives, a complex, layered e-business infrastructure of technology, resources and services has evolved. This infrastructure consists of interdependent networks, systems, applications and bandwidth. Time-to-market pressures and increasing adoption of e-business activities place an inordinate amount of strain on an organization's e-business infrastructure and are forcing the interaction of its infrastructure with those of its customers, partners and vendors. To support e-business, organizations have been forced to add new networks, systems and applications, layering new technologies onto existing technologies and creating an increasingly heterogeneous and widely dispersed computing environment. Further complicating this computing environment is the rapid and unpredictable change in technology that is dictated by the emergence of new and more complex products with shorter product life cycles. These new products are neither interoperable nor scaleable and often render installed technologies obsolete. In addition, the proliferation of remotely accessed applications like e-mail and sales automation create additional points of entry to the e-business infrastructure thereby adding to its complexity. Also, the growth of voice, video and data traffic over the Internet has intensified e-business infrastructure congestion.

    Since the success of many businesses is directly related to the reliability, availability and integrity of their e-business infrastructure, this is an area in which organizations are investing significantly. According to International Data Corporation, the market for Internet infrastructure software alone will grow from $7.3 billion in 1998 to over $29.2 billion in 2003.

    Historically, a significant portion of the costs associated with the management and operations of e-business infrastructure has been related to IT personnel. With the increasing adoption of e-business initiatives and the general shortage of qualified IT professionals, organizations are finding it increasingly more challenging and expensive to hire and retain the necessary personnel to manage their e-business infrastructures. Consequently, organizations are increasingly outsourcing their IT functions and seeking more intelligent software solutions to help manage their e-business infrastructures so they can reduce the costs associated with maintaining IT personnel and increase focus on their core competencies.

    E-business infrastructure delivers vital services to is an organization's internal users, customers, partners and vendors. In a traditional organization, internal users expect to have uninterrupted access to all systems, applications and information sources to which they are entitled, including e-mail, intranet, and other transaction-based services. Similarly, an organization that has outsourced network connectivity or Web hosting to a service provider expects that the response time and availability of its network or Web site will adhere to contractual commitments. For example, Internet companies, like online merchants, are accountable to their customers, who can easily switch to a competitor's Web site if they find that a site is unavailable or performing poorly. Moreover, there is a spectrum of business priorities associated with all of these services. For example, in a financial services company, access to e-mail is less important than the uptime of the global trading floor. This business priority is escalated when service is extended to external users, as is the case with online trading. Web site downtime or poor performance can not only significantly impact business productivity, it can have a serious effect on an organization's revenues, market valuation, customer satisfaction and future earnings. Whether a service provider, Internet company, other corporation or government agency, failure to deliver the level of service required by users can have an immediate negative impact on any organization.

    Consequently, we believe it is imperative for organizations to manage their e-business infrastructure from the perspective of the services it delivers in accordance with business priorities. Enterprise management software, point products and internally developed software represent three different approaches to manage the e-business infrastructure.

       - ENTERPRISE MANAGEMENT SOFTWARE is designed to automate and centralize the management function of network, system and application resources across the e-business infrastructure. It is event-focused, meaning it alerts IT administrators when an infrastructure problem has occurred, but is unable to determine the root cause or impact on business services. Moreover, this software generally tends to be costly and time consuming to deploy.

       - POINT PRODUCTS focus on managing discrete components of the e-business infrastructure, including networks, systems, devices or Web servers. They provide only a limited view of the e-business infrastructure and frequently do not interoperate with one another. As a result, organizations that install multiple point products may incur substantial integration costs in order to have a comprehensive view of all of the components that may impact service delivery.

       - INTERNALLY DEVELOPED SOFTWARE is designed to address an organization's particular e-business infrastructure. This customized software is often costly, inflexible and has difficulty interacting with the infrastructures of customers, partners and vendors.

    There is an opportunity for a more comprehensive, yet quickly deployable e-business infrastructure management solution that improves service availability and performance to the level that employees, customers, partners and vendors require. There is also a need for a solution that can identify e-business infrastructure resources and how they work together to deliver services, determine in real-time the business impact of a service disruption and address problems based on business priorities.

SOLUTION

    We are a leading provider of software that manages the infrastructure of e-business. Trinity and eWatcher help service providers, Internet companies, other corporations and government agencies enhance the availability and performance of their e-business infrastructures. Trinity discovers e-business infrastructure resources and their inter-relationships, monitors events generated from these resources, determines the root cause of problems and their impact on service delivery in real time, provides a means to automate problem resolution, and reports on and manages service delivery. e-Watcher is Web monitoring software that simulates the user's experience to detect potential problems before service is affected.

    Our software enables our customers to:

    IMPROVE BUSINESS UPTIME. Our software provides organizations with a simple and rapid way to detect service disruptions, isolate their root cause and identify the business problems they create. Understanding the cause of service disruption and its impact on e-business allows an organization's service desk to proactively alert users and focus on priority-based problem resolution. This enables organizations to improve the uptime of critical, often revenue-generating, business services.

    ENHANCE CUSTOMER RELATIONSHIPS. Competitive pressures are driving organizations to extend their e-business infrastructures in order to deliver reliable and high performance services to their customers. Our software helps organizations detect problems and take remedial action before their customers are affected.

    REDUCE MEAN-TIME-TO-BUSINESS-VALUE. Our software's open architecture is designed for fast deployment, which often results in a rapid return on investment to our customers. By quickly and automatically discovering an organization's resources and their service dependencies, Trinity delivers value in a matter of days or weeks rather than months or years. This enables our customers to accelerate the rate at which they can extend their e-business infrastructures to address time to market pressures.

    REDUCE MANAGEMENT COSTS. Our software's unified console provides a comprehensive service-based view of an organization's e-business infrastructure. This enables IT administrators to more efficiently manage resources and eliminates the need to integrate multiple point products. In addition, our software complements existing enterprise management, element management and help desk software enhancing our customers' ability to realize the full value of these investments in their infrastructure.

STRATEGY

    Our objective is to become the leading provider of software that manages the infrastructure of e-business. The key elements of our strategy include:

    EXTEND TECHNOLOGICAL LEADERSHIP POSITION. We intend to extend our service-based approach and open architecture to address an organization's evolving e-business infrastructure management requirements. Our goal is to provide the most comprehensive e-business infrastructure management software by using our technological expertise to develop innovative new software through our internal research and development efforts, technology acquisitions and strategic relationships.

    ENTER NEW MARKETS. To date, a significant percentage of our total revenues have been derived from licensing our software to service providers, other corporations and government agencies. We believe, however, that our software is also well-positioned to meet the needs of emerging Internet companies, including online merchants, ASPs and Web hosting companies.

    CAPITALIZE ON THREE-PRONGED SALES STRATEGY. We will continue to develop our distribution capabilities through the use of a three-pronged sales effort combining direct, indirect and inside sales forces. To augment our direct sales effort, we intend to increase the size of our sales force and the number of our sales offices both domestically and internationally. We plan to expand our current distribution channels with additional resellers and system integrators. We will continue to use our inside sales group to sell eWatcher and to identify potential customer opportunities. We also intend to increase our participation in trade shows and invest more heavily in marketing.

    INCREASE PENETRATION INTO CUSTOMER BASE. Our strategy is to sell additional software into our existing domestic and international customer base. For example, we plan to pursue opportunities to sell additional new modules and enhancements to Trinity customers, sell Trinity to eWatcher customers and sell eWatcher or Trinity to other departments or subsidiaries within our customer base.

    COMPLEMENT OUR CUSTOMER'S EXISTING AND FUTURE TECHNOLOGY INVESTMENTS. We intend to continue to develop software that can be easily integrated into our customers' existing e-business infrastructure management investments. We also plan to use strategic relationships with enterprise management, element management and help desk vendors to expand our software offerings.

    PURSUE STRATEGIC ACQUISITIONS. Through our purchase of Caravelle, we acquired the technology underlying our eWatcher software. We will continue to pursue the acquisition of businesses, products and technologies that enable us to enhance and expand our existing software offerings. In addition, we intend to make acquisitions that help us expand our customer base and distribution channels.

PRODUCTS

    Our product offerings include: Trinity, our service management software, and eWatcher, our Web monitoring software. Our software helps organizations to manage the availability, performance and cost of their e-business infrastructures.

TRINITY

    Trinity enables our customers to manage their e-business infrastructure by constructing an Enterprise Service Model that depicts how the components of their infrastructure work together to support business functions. Trinity incorporates data collection Agents that continuously pass information gathered from a wide range of resources to the Model Server that tracks in real-time the inter-relationships among those different streams of information. This allows the Model Server to automatically isolate the root cause and business impact of service disruptions. Trinity enables an organization's technical staff to focus on quickly restoring services based on business priority. Trinity provides a context in which technical staff can link third-party tools, user policies and documentation to automatically resolve these problems.

    The following table summarizes the Trinity family of service management software. Customers are able to license Trinity and any combination of modules depending on their needs.

BASE PRODUCT                                                      DESCRIPTION
------------                                --------------------------------------------------------
TRINITY                                     Provides all functionality necessary to discover,
                                            collect, analyze, distribute and present a real-time and
                                            historical service perspective of the e-business
                                            infrastructure.

MODULES
------------------------------------------

TRINITY SERVICE AVAILABILITY REPORTER       Online processing capabilities for analyzing the root
                                            cause and business impact of service disruptions.

TRINITY AGENT SERVER                        Identifies possible disruptions by simulating the user's
                                            Web experience; monitors Web response time, latency and
                                            integrity; forwards exceptions to the Trinity base
                                            product to pinpoint the root cause of the problem.

TRINITY AGENTS                              Java-based distributed data collectors that determine if
                                            a service disruption has taken place. Support network
                                            devices, including Cabletron Systems, Inc., Cisco,
                                            Nortel Networks Corporation, and 3Com Corporation and
                                            common operating systems, including NT and Solaris.

TRINITY GATEWAYS AND INTERFACES             Integrates Trinity with enterprise management software,
                                            including Unicenter TNG and Tivoli, element management
                                            software, including BMC Patrol and help desk software,
                                            including Peregrine's ServiceCenter and Remedy's Action
                                            Request System.

EWATCHER

    eWatcher manages the availability and performance of service delivered by Web applications. With eWatcher, organizations can simulate their users' Web experience and proactively manage Web response time. eWatcher is well-suited to manage business-critical Web environments through simulated transaction testing and intelligent notification. For example, an online merchant can use eWatcher to test and monitor sales transactions to ensure that they are being processed and order information is being delivered in a timely fashion. eWatcher also enables organizations to test for and verify the existence of acceptable performance levels. It enhances customer satisfaction by managing a site from the user's perspective and identifying problems before customers encounter them. eWatcher can be installed and operational in less than one hour.

PLANNED ENHANCEMENTS AND NEW PRODUCTS

    We have plans to introduce several new products and software release updates during 2000. New software will include Trinity Performance Reporter, a real-time network performance reporting and historical trending software for carrier and enterprise high-speed data networks, including asynchronous transfer mode, or ATM, frame relays and Internet Protocol, or IP-based networks. Trinity Performance Reporter collects vital data about the performance of resources and services, and translates this data into a variety of meaningful reports.

TECHNOLOGY

    Trinity's four-tiered architecture consists of Agents; Model, Data and Reporting Servers; Object Servers; and Clients. The following diagram provides a description of Trinity's basic components.

TRINITY ARCHITECTURE GRAPHIC DESCRIPTION:

- This graphic depicts a cloud with four tiers of boxes arranged above it. Down the left hand side of the graphic and horizontally aligned to the appropriate corresponding tier of boxes, the following text appears from top to bottom:

    -  "4(th) Tier" heading, with "Presentation" underneath

    -  "3(rd) Tier" heading, with "Distribution" underneath

    -  "2(nd) Tier" heading, with "Correlation" underneath

    -  "1(st) Tier" heading with "Monitoring" underneath

-  The cloud at the bottom of the graphic appears as follows:

    - Centered at the top inside of the cloud is the text "e-Business Infrastructure"

    - Beneath this text, there is a collection of icons representing network devices, servers, and monitors joined by lines and a small cloud to depict their network connectivity.

    - Three arrows point upward from the top of the cloud to the 1(st)tier of boxes

-  This tier appears as a rectangle containing five smaller boxes, as follows:

    -  Centered at the top of the rectangle is the word "Agents"

    - There are five boxes arranged along the inside bottom of the rectangle, annotated from left to right as follows: "Network Agents", "System Agents", "Application Agents", "Business Agents", and "API"

    - Two arrows point upward from the top of the rectangle to the 2(nd)tier of boxes

- The second tier is represented as a rectangle containing the following text and graphics:

    - A smaller version of the cloud that appears at the bottom of the page with the text "Model Server" appearing at the top

    - two smaller rectangular boxes appear to the right of this smaller cloud and are described as follows:

         -  they are vertically aligned with each other

         - the bottom rectangle contains the text "Data Server" and "Long Term Data" centered on two lines

         - the upper rectangle contains the text "Reporting Service &" and "Report Generation" centered on two lines

         - these two rectangles are joined by a small arrow pointing upward from the bottom rectangle to the top rectangle

    - A thicker two-way arrow appears above the center of the "Model Server" rectangle, connecting this tier with the 3(rd) tier above it

    - A longer, thinner two-way arrow extends from near the top left corner of the "Model Server" rectangle to a box at the 4(th) tier that contains the text "3(rd)-Party Help Desk Solutions", centered on three lines

- The third tier contains a succession of three polygons. In the center of the top-most polygon appears the text "Object Servers". One two-way arrow extends from the top of these polygons to the bottom of the 4(th) tier.

- In addition to the "3(rd)-Party Help Desk Solutions" box described above, the 4(th) tier contains a rectangle with three smaller boxes inside of it. This rectangle appears as follows:

    -  Centered at the top of the box is the text "Clients"

    - The three boxes are arranged along the inside bottom of this rectangle and are annotated from left to right as follows:

         -  "Trinity Service Manager"

         -  "Trinity Open Console"

         -  "Trinity Web-Based Reporting"

TRINITY'S ARCHITECTURE

    Trinity's four-tiered architecture is designed for efficient data collection, analysis and distribution. Trinity modules have an object-oriented design that enables communication through the Common Object Request Broker Architecture, or CORBA.

    TRINITY AGENTS. Trinity Agents make up the first tier of the Trinity architecture. Numerous types of Agents can interact with enterprise management software, third-party agents or directly with resources under management through standard protocols, including application log files, simple network management protocol, or SNMP, or through proprietary third-party application programming interfaces, or APIs. Agents also recognize the SNMP management information bases, or MIBs, from network device vendors, including Cisco, Nortel, Cabletron and 3Com. Agent Managers serve as the foundation that supports multiple concurrent Agents and enable message delivery to the Model Server.

    Trinity Agent Server measures Web response time and latency through automated, customized tests that check every phase of a user's Web experience. When any aspect of a Web transaction fails or its performance degrades, Trinity correlates network and system variables and performs root cause analysis to determine why it is not performing and which e-business services are impacted. These tests identify, any failures or changes in performance levels below defined thresholds and forward the information to the Model Server for analysis of the service being delivered.

    We have developed interfaces and API toolkits that enable Trinity to discover, manage and integrate with a wide range of resources in our customers' e-business infrastructure. We also provide a development kit for customers to build Agents for specialized or legacy systems.

    TRINITY SERVERS. The second tier of the Trinity architecture is comprised of the Trinity Model Server, Trinity Data Server and Trinity Reporting Server.

    - TRINITY MODEL SERVER maintains and records a real-time, data-driven information model that tracks e-business infrastructure resources, services and their inter-relationships. It performs root cause and impact analysis through the Enterprise Service Model, and also provides a means by which IT administrators can automatically resolve service disruptions.

    - TRINITY DATA SERVER stores events, alarms, long-term service availability information and Agent code and instructions. This information is used for service, availability, reporting, investigating historical alarms and centralized management of distributed Agents.

    - TRINITY REPORTING SERVER provides service availability reporting through a Web browser. It supports scheduled report generation and delivery of the historical data stored in the Trinity Data Server.

    TRINITY OBJECT SERVERS. Trinity Object Servers form the third tier of the Trinity architecture. The Object Servers function as the information distribution mechanism that provides users with efficient access to the Model Server. By distributing multiple Object Servers across local area or wide area networks, Trinity can be efficiently deployed to minimize the use of network bandwidth.

    TRINITY CLIENTS. Trinity Clients, the fourth tier of the Trinity architecture, are a set of integrated software applications designed to meet the diverse needs of Trinity users. Trinity Clients run on multiple operating systems, including NT and Solaris. Three types of clients are available: Trinity Service Manager, Trinity Open Console and Web-Based Reporting Clients.

    - TRINITY SERVICE MANAGER allows IT administrators to create user-defined views of e-business infrastructure information and then use these views to inspect, update and modify managed resources and services.

    - TRINITY OPEN CONSOLE is a Java-based console that provides a customizable read-only view of the Enterprise Service Model.

    - WEB-BASED REPORTING CLIENTS report on the root cause of a service disruption and its business impact as well as historical views of service availability information.

EWATCHER ARCHITECTURE

    eWatcher securely monitors a Web site both within and outside a firewall to help ensure its availability and performance relative to defined levels. eWatcher does this by testing each phase of a defined transaction from a user's perspective, including logging-in, traversing links and accessing servers, pages, databases and Web services like e-mail, news and file transfers. eWatcher simulates a user's experience by capturing and playing back complete online transactions at times determined by the IT administrator, enabling managers to identify and fix a problem before service is affected.

    eWatcher's web-based architecture supports comprehensive Web monitoring from a Java-enabled Web browser, including configuration, testing, control and reporting on the status of Web and network components in real-time. Access to eWatcher is also available through non-Java browsers or personal digital assistants. eWatcher supports the simultaneous testing of hundreds of managed devices.

CUSTOMERS

    We have a diverse set of customers in a variety of industries, including financial services, government, insurance, retail, manufacturing and telecommunications. To date, we have targeted organizations in these key markets: Global 2000 companies, service providers, and Internet companies, including online merchants, ASPs and web-hosting companies. As of November 15, 1999, we had over 100 customers in the following nine countries: United States, Canada, United Kingdom, France, Germany, Singapore, Japan, China and Australia.

    The following is a representative list of organizations that have each purchased, either directly or through resellers, at least $75,000 of our software and services in the last 18 months and with whom we have current maintenance agreements:

ALLTEL Information Services, Inc.            Morgan Guaranty Trust Company   Peregrine Systems, Inc.
CSG Systems, Inc.                            National Institutes of Health   Refco Capital Holdings,
ICG Equipment, Inc.                          PageMart Wireless, Inc.         Inc.
Jazz IT, Inc.                                                                United Rentals

    In the nine months ended September 30, 1999, three customers, ALLTEL, ICG Equipment and National Institutes of Health, each accounted for greater than 10% of our total revenues. In 1998, three customers, ALLTEL, Citibank, N.A. and Morgan Guaranty Trust Company, each accounted for greater than 10% of our total revenues.

CUSTOMER CASE STUDIES

    The following case studies illustrate representative customer applications of our software within our target markets:

THE CHALLENGE                  AVESTA'S SOLUTION              THE RESULT

               DELIVER ON SERVICE LEVEL COMMITMENTS WHILE CONTROLLING COSTS

ALLTEL INFORMATION SERVICES    Trinity diagnoses the root     ALLTEL is accelerating their
is a customer-focused          cause and assesses the         response time to and
information technology         business impact of network,    resolution of service
company providing information  systems, resources and         disruptions. As a result,
processing management,         applications disruptions.      they have improved their
outsourcing services and                                      service quality, and
applications software to the                                  differentiated their service
telecommunications and                                        offerings to better address
financial services industry.                                  their customers' business
Their strategy to continually                                 issues.
improve the quality of their
products and services
required a better solution
for monitoring business
transactions.

         EFFECTIVELY MONITOR THE AVAILABILITY OF CUSTOMER'S INTERNET APPLICATIONS

EXODUS COMMUNICATIONS, a       Using eWatcher, Exodus was     Exodus now uses e-Watcher to
leading outsourcer of          able to monitor response       offer value-added
mission-critical Internet      times and availability across  availability monitoring.
operations, needed to manage   all of its data centers.
all of its customers' Web
sites and network
infrastructure systems from
13 Internet data centers
located throughout the United
States and Europe.

SALES AND MARKETING

    We sell our software worldwide based on a three-pronged sales strategy, including direct, indirect and inside sales forces. In addition, we have established relationships with vendors to market complementary products and services to help us gain broader market acceptance, as well as enhance our sales and marketing capabilities. As of November 15, 1999, we had a total of 47 sales professionals of whom 16 were located in our New York City headquarters, 24 in regional offices in the United States and 7 in our offices in Canada, the United Kingdom and Singapore.

    DIRECT SALES. Our direct sales force is comprised of full-time sales professionals who primarily target senior executives of potential Trinity customers. We have two specialized sales teams focused on the telecommunications industry and United States government agencies. We intend to expand our direct sales force and establish additional sales offices domestically and internationally.

    INDIRECT SALES. We have contractual relationships with resellers and system integrators, that range from co-marketing relationships to authorized reselling agreements. Our resellers purchase our software at discounts from our list prices and bundle their services with our software to offer a complete, integrated solution to their customers. We offer our resellers special discounts and volume incentives, complete marketing programs, and sales and technical training and support to help them market their complete technology solutions. In return, we gain entry into accounts in which these resellers already have established long-standing business relationships. Our resellers act as an extension of our own sales and technical teams, giving us broad and valuable access to customers using few internal resources.

    INSIDE SALES. Our inside sales team focuses on telemarketing eWatcher. Potential customer opportunities are identified from Web downloads of trial copies of eWatcher, contacts at trade shows and telemarketing campaigns. These contacts also serve as points of entry for future opportunities.

    STRATEGIC RELATIONSHIPS. By integrating our software with products developed by vendors with whom we have strategic relationships, we can offer significant value-added products and services to customers. These strategic relationships are with organizations that have established national and worldwide sales forces, a broad installed base of customers, and a strong branded presence in the marketplace. We have created a team of 12 people in business development focused on cultivating these relationships and collaborating with their internal sales and technical teams and customer base. The vendors with whom we have strategic relationships include: Oracle, Cisco, Hewlett-Packard, Computer Associates, BMC, Tivoli, Peregrine and Remedy.

    We conduct a variety of marketing programs worldwide to educate our target market, create awareness and generate sales of our products. In addition to building awareness of our brand, our marketing activities focus on generating leads for our sales efforts. Our marketing activities include Web seminars, direct mailings, online advertising campaigns, trade shows and telemarketing. In addition to our current marketing efforts, we intend to implement a worldwide print advertising campaign, executive seminar series, and joint marketing efforts with vendors with whom we have strategic relationships and resellers throughout 2000. As of November 15, 1999, our marketing organization consisted of ten individuals, nine of whom are based in our New York City headquarters, and one of whom resides in our Canadian office.

PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

    We believe that a high level of professional service and customer support is important to the successful marketing and sale of our software. We plan to increase the number of our service personnel and educate third parties and resellers on how to provide similar services.

    PROFESSIONAL SERVICES. Our professional services organization assists our customers with customizing and integrating our software into their existing infrastructure. As of November 15, 1999, our professional services organization consisted of five employees.

    CUSTOMER SUPPORT. We offer a variety of customer support services to meet the specific needs of our customers, including telephone support, e-mail, newsgroups and on-site support. In addition, we are currently building a product support Web site for our customers, which will offer online access to the latest documentation and interactive self-help functionality. We also offer formal training and technical certification programs that address the needs of general users, system administrators, resellers and other system integrators. Our customer support organization consisted of three employees as of November 15, 1999.

RESEARCH AND DEVELOPMENT

    Our product development team is responsible for the design, development and release of our software. Within our product development team is an advanced research group that focuses on emerging trends, architectural issues and product technology strategies. As of November 15, 1999, our research and development organization consisted of 45 employees.

    Our product development expenses were $1,863,085 in 1997, $2,815,953 in 1998, and $2,319,852 for the nine months ended September 30, 1999. No product development expenses were incurred in 1996. We expect our product development expenses to increase as we hire additional personnel to develop new products and to enhance our existing software.

COMPETITION

    Our software is designed for use in the new, rapidly evolving and highly competitive e-business infrastructure software market. Competition in this market is intense and is characterized by rapid technological change, evolving industry standards, frequent product introductions and dynamic customer requirements. We expect competition to intensify in the future. Our primary sources of competition fall within the following five categories:

- our customer's internal technical organization that produces software that addresses particular needs, including software and hardware vendors like Hewlett Packard, Sun Microsystems, Inc. and Microsoft Corporation;

- large software and hardware suppliers, including Computer Associates, Tivoli and BMC Software;

- suppliers of network and system management products, including Hewlett Packard, Sun Microsystems, Tivoli, Veritas Software Corporation and Cabletron;

- suppliers of point products, including Micromuse, Inc., Visual Networks, Inc. and several smaller software vendors; and

- systems integrators who generally provide consulting services to develop customer specific applications, including Telcordia Technologies, Inc., Objective Systems Integrators, Inc. and TCSI Corporation.

Some of our competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. In addition, other companies may enter the e-business infrastructure management market.

    Many of our existing and potential customers evaluate on an on-going basis whether to develop their own e-business management software or purchase it from outside suppliers. As a result, we must on an on-going basis educate existing and potential customers as to the advantages of our software over internally developed e-business infrastructure management software.

    Our existing and potential customers have a pre-set IT budget for which we compete along with our competitors. We currently compete primarily on the basis of the following factors:

-  breadth of functionality;

-  scalability;

-  product performance;

-  ease of deployment and use; and

-  price.

    We believe that we currently compete favorably with respect to each of these factors. However, the e-business infrastructure management market is still rapidly evolving, and we may not be able to compete successfully against present or future competitors, which could harm our operating results.

PROPRIETARY RIGHTS AND LICENSING

    Our success and ability to compete are dependent on our ability to develop, maintain and protect the proprietary aspects of our technology. We rely on a combination of patent, trademark, trade secret, and copyright law and contractual restrictions to protect the proprietary aspects of our technology. We presently have two pending patent applications in the United States covering Trinity's Enterprise Service Model, Trinity Open Console and Trinity Data Server. Based on these applications, we have filed applications under an international treaty, which may eventually lead to the filing of patent applications in foreign countries. We also own a trademark registration for our company name and have pending applications for trademark registrations for Trinity and eWatcher in the United States. Trademark applications have been filed in several foreign countries. Our patent and trademark applications might not result in the issuance of any valid patents or trademarks. We seek to protect our source code for our software, documentation and other written materials under trade secret and copyright laws. We license Trinity to end-users under signed license agreements and eWatcher under electronic agreements. Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. In addition, we sell our products internationally. The laws of many countries do not protect our proprietary rights to the same extent as the laws of the United States. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any resulting litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business and operating results.

    Our success and ability to compete are also dependent on our ability to operate without infringing upon the proprietary rights of others. In the event of a successful claim of infringement against us and our failure or inability to license the infringed technology on acceptable terms, our business and operating results would be significantly harmed. Currently, we are engaged in litigation with Systems Management concerning the alleged infringement of two patents held by Systems Management which is described in detail in this section under "Legal Proceedings."

EMPLOYEES

    At November 15, 1999, we had a total of 144 employees, 116 in the United States, 4 in the United Kingdom, 18 in Canada, and 3 in Singapore. Of the total, 81 were engaged in sales and marketing, 45 were in research and development, and 21 were in general and administration. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

FACILITIES

    Our headquarters, located in New York City, occupy approximately 16,300 square feet of office space under a lease which expires in June 2008. We also lease regional offices located in Redwood City, California, Burlington, Massachusetts, Ottawa, Canada, London, England and Singapore. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space should be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS

    On October 31, 1997, Systems Management ARTS Incorporated filed a complaint against us in the United States District Court for the Southern District of New York, alleging infringement by us of two patents held by Systems Management (U.S. Patent Nos. 5,528,516 and 5,661,668). Systems Management alleges that Trinity is especially adapted for use in and constitutes a material part of the inventions claimed in the Systems Management patents. The complaint also alleges unfair competition, interference with contractual relations and unjust enrichment against us, as well as a claim of breach of contract against one of our officers. Remedies sought include monetary damages, which may be tripled if the infringement is found to have been willful, punitive damages, and an accounting of all revenue received from licensing Trinity in its current form, permanent injunctions requiring us to stop selling Trinity in its current form and engaging in the other challenged conduct, and Systems Management's attorneys' fees and costs in bringing this lawsuit.

    On December 9, 1997, we filed our answer to Systems Management's complaint and filed counterclaims against Systems Management. Our answer denies their allegations and asserts defenses to their claim. Our counterclaims against Systems Management and one of its officers are for declaratory judgment that we do not infringe the patents and that the patent claims are invalid and unenforceable based on prior art, violations of the Lanham Act, patent misuse, unfair competition, and violations of the New York General Business Law. We seek injunctive and declaratory relief as well as monetary and punitive damages. We are also seeking attorneys' fees and costs for this lawsuit. On December 18, 1997, Systems Management replied to our counterclaims, denying all material allegations of the counterclaims. Both parties have requested a jury trial.

    The parties have, with certain exceptions, completed fact discovery and are currently conducting expert discovery. Also, Systems Management moved for partial summary judgment seeking dismissal of some of our counterclaims and limiting our counterclaims and defenses based on portions of our prior art. The motion has been fully briefed and was argued to the Court in October 1999. The Court has not yet issued a decision on either motion. The parties expect to complete expert discovery in the first quarter of 2000. Subsequently, the parties will submit briefs on the interpretation of the patents claims, which interpretation will then be decided by the Court. Damages discovery will follow, succeeded by pre-trial motions and hearings, if any. Thereafter, the Court would set the matter for trial; no trial date has yet been set.

    We received an opinion from our patent counsel that Trinity did not infringe the Systems Management patent. Since then, we have released additional versions of Trinity. Although we do not believe that any changes to Trinity made in the newer versions cause Trinity to infringe any claim of the Systems Management patent, the opinion from our patent counsel did not address the additional versions of Trinity that we have released since October 31, 1997. An opinion of counsel only represents such counsel's view of the claims raised under applicable laws and is not binding on any court or governmental agency and does not provide any guarantees that we will prevail on the merits.

    We believe that we have strong defenses against Systems Management's lawsuit. Accordingly, we intend to defend this suit vigorously. However, we may not prevail in this litigation. Litigation is subject to inherent uncertainties, especially in cases like this where sophisticated factual issues must be assessed and complex technical issues must be decided. In addition, cases similar to this involve issues of law that are evolving, presenting further uncertainty. Our defense of this litigation, regardless of the merits of the complaint, has been, and will likely continue to be, time-consuming, extremely costly and a diversion for our technical and management personnel. Through September 30, 1999, we have spent $1.9 million in legal fees and expenses on this litigation and expect to incur substantial additional expenses even if we ultimately prevail. In addition, publicity related to this litigation has in the past, and could likely in the future, have a negative impact on sales of Trinity.

    A failure to prevail in the litigation could result in one or more of the following:

- our paying substantial monetary damages, which could be tripled if the infringement is found to have been willful; and which may include paying an ongoing significant royalty or compensation for lost profits to Systems Management;

-  our paying substantial punitive damages;

- our having to provide for an accounting of all revenue received from selling Trinity in its current form;

- the issuance of a preliminary or permanent injunction requiring us to stop selling Trinity in its current form;

- our having to redesign Trinity, which could be costly and time-consuming and could substantially delay Trinity shipments, assuming that a redesign is feasible;

- our having to reimburse Systems Management for some or all of its attorneys' fees and costs, which could be substantial;

- our having to obtain from Systems Management a license to use its patented technology, which license might not be made available to us on reasonable terms, if at all; or

- our having to indemnify our customers against any losses they may incur due to the alleged infringement.

    If we are enjoined from selling Trinity in its current form, we may be required to redesign Trinity to avoid infringing on the intellectual property rights of others. If we are unable to efficiently redesign commercially acceptable software, our sales will decline significantly. Furthermore, we expect to continue to incur substantial costs in defending against this litigation and these costs could increase significantly if our dispute goes to trial. It is possible that these costs could substantially exceed our expectations in future periods.

                                   MANAGEMENT

    The executive officers and directors of Avesta, their ages as of October 31, 1999 and the positions held by them are set forth below:

NAME                                     AGE                             POSITIONS
----                                   --------   --------------------------------------------------------
Kam M. Saifi.........................     39      President, Chief Executive Officer and Director
David Arbeitel.......................     38      Senior Vice President, Product Management, Chief
                                                  Technology Officer and Director
Cameron Saifi........................     38      Senior Vice President and Chief Operating Officer
Kenneth L. Campbell..................     43      Chief Financial Officer
Andrew C. Cooper.....................     38      Senior Vice President, Business Development and Channels
Robert Kostes........................     35      Senior Vice President, Engineering
Anthony R. Williams..................     43      Senior Vice President, Global Sales
David Zager..........................     44      Vice President and Chief Scientist
Helen Donnelly Toth..................     34      Vice President, Marketing
R. Bradford Burnham..................     45      Director
Donald R. Dixon......................     52      Director
Carlos Dominguez.....................     41      Director
John Faccibene.......................     54      Director
James C. Hale, III...................     47      Director
Royce Holland........................     49      Director
Venetia Kontogouris..................     48      Director

DIRECTORS AND EXECUTIVE OFFICERS

    KAM M. SAIFI is a founder of Avesta and has served on its Board of Directors since April 1996 and as its President and Chief Executive Officer since
November 1996. Prior to founding Avesta, Mr. Saifi served as Vice President and Investment Officer of Morgan Stanley Venture Partners, a venture capital fund, from January 1996 to October 1996. From January 1994 to January 1996, Mr. Saifi served as Vice President and Director of Telecommunications and Networking Services at Morgan Stanley. Mr. Saifi serves on the Board of Directors of Quadrian Holdings, Inc. Mr. Saifi received a B.S. in electrical engineering from Rutgers University.

    DAVID ARBEITEL is a founder of Avesta and has served as its Senior Vice President, Product Management and Chief Technology Officer since November 1996. Mr. Arbeitel has served on the Board of Directors of Avesta since
December 1996. Prior to founding Avesta, Mr. Arbeitel served as Vice President of Global Network Services at Morgan Stanley & Co., Inc. from 1992 to
October 1996. Mr. Arbeitel received a B.E. in electrical engineering from the Stevens Institute of Technology, and an M.B.A. and an M.S. in electrical engineering from Boston University.

    CAMERON SAIFI has served as Senior Vice President and Chief Operating Officer of Avesta since January 1997. From January 1996 to January 1997,
Mr. Saifi served as Project and Contracts Manager of MFS Network Technologies, an operating company of MFS Communications Company, Inc., a global exchange carrier acquired by MCI WorldCom in 1997. From November 1994 to January 1996, Mr. Saifi served as Operations Manager of Castle Construction and Management Services, Inc. a national construction management and engineering company.
Mr. Saifi received a B.S. in mechanical engineering from Rutgers University. Mr. Saifi is the brother of Mr. Kam Saifi.

    KENNETH L. CAMPBELL has served as Chief Financial Officer of Avesta since October 1999. Prior to joining Avesta, Mr. Campbell served as Chief Financial Officer of Wang Government Services, an IT services company, from July 1999 to October 1999. From July 1998 to June 1999, Mr. Campbell was self-employed. From July 1997 to June 1998, Mr. Campbell served as Chief Financial Officer of ICF

Kaiser International Inc., an engineering and consulting company. From May 1996 to July 1997, Mr. Campbell was a partner of Perseus International, a privately held merchant bank. From 1988 to May 1996, Mr. Campbell held various management positions. Mr. Campbell received a B.A. in economics from Wesleyan University, and an M.B.A. from the University of Pennsylvania.

    ANDREW C. COOPER has served as Senior Vice President, Business Development and Channels of Avesta since February 1997. From July 1984 to January 1997
Mr. Cooper held various positions at Morgan Stanley & Co., Inc. and most recently served as a Principal. Mr. Cooper received a B.A. in economics and geology from Duke University.

    ROBERT KOSTES is a founder of Avesta and has served as Senior Vice President, Engineering since November 1996. Prior to joining Avesta, Mr. Kostes was self-employed as a software consultant from February 1996 to November 1996. From April 1994 to February 1996, Mr. Kostes served as software developer at PLATINUM technology, inc., a software company. Mr. Kostes received a B.S. in computer science from Haverford College.

    ANTHONY R. WILLIAMS has served as Senior Vice President, Global Sales of Avesta since October 1998. Prior to joining Avesta, Mr. Williams served as Director of Sales, Asia Pacific for Tivoli Systems, an IBM company from 1983 to October 1998. Mr. Williams received a B.B.A. in computer science from Temple University and a M.S. in computer science from Marist College.

    DAVID ZAGER has served as Vice President and Chief Scientist of Avesta since January 1997. Prior to joining Avesta, Mr. Zager served at Morgan Stanley &
Co., Inc. from 1984 to January 1997 in various capacities, most recently as Vice-President, Information Technology. Mr. Zager received a B.A. in classics from Haverford College, an M.A. in classics and linguistics and a Ph.D. in linguistics from the State University of New York at Buffalo.

    HELEN DONNELLY TOTH has served as Vice President, Marketing of Avesta since May 1999. Prior to joining Avesta, Ms. Donnelly Toth served as Vice President, Marketing of Computer Associates International, Inc., a software company, from June 1994 to May 1999. Ms. Donnelly Toth received a B.S. in computer science from the University of Central Florida.

    R. BRADFORD BURNHAM has served as a Director of Avesta since March 1998. Since 1993, Mr. Burnham has served as General Partner of AT&T Ventures, a venture capital firm. From 1990 to 1993, Mr. Burnham served as Chief Executive Officer of Echologic Software Corporation, a software development company, which he also founded. Mr. Burnham serves as a director of several privately held companies, including Physicians Online, Meigher Communications, L.P., Dash.com and Peoplelink, Inc. and also serves as a director of Audible, Inc. Mr. Burnham received a B.A. in politicial science from Wesleyan University.

    DONALD R. DIXON has served as a Director of Avesta since December 1996. Since 1993, Mr. Dixon has served as a Managing Director of Trident Capital, a venture capital firm, which he also co-founded. From 1988 to 1993, Mr. Dixon was a Co-President of Partech International, a private equity fund manager associated with Banque Paribas. From 1983 to 1988, Mr. Dixon was a Managing Director of Alex. Brown & Sons. Previously, Mr. Dixon was a Vice President at Morgan Stanley & Co., Inc., and a Senior Account Officer at Citibank, N.A.
Mr. Dixon serves as a Director of Epicor Software Corporation, Evolving
Systems, Inc., and several private companies. Mr. Dixon received a B.S.E. in aerospace and mechanical engineering from Princeton University and an M.B.A. from Stanford University.

    CARLOS DOMINGUEZ has served as a Director of Avesta since September 1998. Since 1992, Mr. Dominguez has served in a variety of sales management positions at Cisco Systems, Inc., a company specializing in internetworking, and currently serves as its Northeast Area Vice President. Prior to joining Cisco Systems,
Mr. Dominguez held sales and sales management positions at Timeplex

Group, Bell Atlantic--New Jersey and Bell Atlanticom Systems, Inc.
Mr. Dominguez received a B.S.E. in electrical engineering from the University of Puerto Rico.

    JOHN FACCIBENE has served as a Director of Avesta since December 1996. Since March 1999, Mr. Faccibene has served as Managing Director, Americas of iXNet, Inc., a network services company, and served as Vice President of Network Implementation from December 1998 to March 1999. From September 1997 to
December 1998, Mr. Faccibene served as Executive Director of CIBC Oppenheimer. From 1988 to August 1997, Mr. Faccibene served as Senior Vice President of Garban plc, an interdealer broker of government bonds. Mr. Faccibene serves as a director of TimeStep Corporation, a software security company, and Netrix Corp., a hardware company.

    JAMES C. HALE, III has served as a Director of Avesta since July 1999. Since July 1998, Mr. Hale has served as a General Partner and Managing Member of Financial Technology Ventures, a venture capital firm. Prior to joining Financial Technology Ventures, Mr. Hale served in various capacities at Montgomery Securities, from 1982 to 1998 and most recently as Senior Managing Director, Director of Financial Technology. Mr. Hale serves as a director of ValiCert, Inc. and Duke University Management Company. Mr. Hale received a B.S. in management from the University of California at Berkeley and an M.B.A. from Harvard University.

    ROYCE HOLLAND has served as a Director of Avesta since February 1997. Since April 1997, Mr. Holland has served as Chairman of the Board and Chief Executive Officer of Allegiance Telecom, Inc., a local exchange carrier. From 1990 to September 1996, Mr. Holland served as President and Chief Operating Officer of MFS Communications Company, Inc., a local exchange carrier, and from September 1996 to February 1997, Mr. Holland was Vice Chairman of MFS Communications Company, Inc. Mr. Holland serves on the board of directors of CSG Systems International, Inc., CompleTel LLC, Open Port Technology Inc., and WNP Communications, and is Chairman of the Association for Local Telecommunications Services. Mr. Holland received a B.S. in engineering from the University of Texas and an M.S. in engineering from the University of Pennsylvania.

    VENETIA KONTOGOURIS has served as a Director of Avesta since December 1996. Since November 1999, Ms. Kontogouris has served as a Managing Director of Trident Capital, a venture capital firm. Prior to joining Trident Capital, Ms. Kontogouris served as President of Enterprise Associates, LLC, the venture capital division of IMS Health, Inc., from 1994 to November 1999.
Ms. Kontogouris serves as a director of Berkeley Enterprise Partners, Inc., Cognizant Technology Solutions, Customer Analytics, Inc., eCredit.com, Inc., T.R.A.D.E., Inc., Vality Technology Inc. and Viant Corporation. Ms. Kontogouris received a B.A. in political science from Northeastern University and an M.B.A. from the University of Chicago.

CLASSIFIED BOARD OF DIRECTORS

    In accordance with the terms of our amended and restated certificate of incorporation effective upon consummation of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. In addition, our directors may be removed only for cause and only by the affirmative vote of holders of not less than 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

BOARD COMMITTEES

    The audit committee reports to the board regarding the appointment of our independent public accountants, the scope and results of our annual audits, compliance with our accounting and financial policies and management's procedures and policies relative to the adequacy of our internal accounting controls. The audit committee consists of John Faccibene and Donald R. Dixon.

    The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies and all forms of compensation to be provided to our executive officers and directors. In addition, the compensation committee reviews bonus and stock compensation arrangements for all of our other employees. The current members of the compensation committee are Venetia Kontogouris, R. Bradford Burnham and Royce Holland.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past other than with respect to Mr. Holland who is the president of Allegiance Telecom.

DIRECTOR COMPENSATION

    Other than reimbursing directors for customary and reasonable expenses of attending board of directors or committee meetings, Avesta does not currently compensate its directors. In June 1997, Messrs. Faccibene and Holland were each granted options to purchase 6,000 shares of common stock at an exercise price of $.115 per share. In September 1998, Messrs. Dominguez and Holland were each granted options to purchase 5,000 shares of common stock at an exercise price of $.44 per share. In February 1999, Messrs. Holland, Faccibene and Burnham and
Ms. Kontogouris were each granted options to purchase 5,000 shares of common stock at a purchase price of $2.03 per share. 25% of the options vest upon the first anniversary of the grant, and the remainder vest monthly for a period of 36 months thereafter.

    The non-employee directors will also receive option grants at designated intervals over their period of continued service on the board. The grants will be made pursuant to the automatic option grant program which will be in effect for them under our new 1999 Stock Incentive Plan. The provisions of that program are summarized below under the section entitled 1999 Stock Incentive Plan.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 to our Chief Executive Officer and to each other executive officer, other than the Chief Executive Officer, whose salary and bonus for that year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                       ANNUAL COMPENSATION      COMPENSATION AWARDS
                                                       --------------------   -----------------------
                                                                              RESTRICTED   SECURITIES
                                                                                STOCK      UNDERLYING
NAME AND PRINCIPAL POSITION(S)                         SALARY($)   BONUS($)   AWARDS(#)    OPTIONS(#)
------------------------------                         ---------   --------   ----------   ----------
Kam M. Saifi.........................................  $150,000    $    --        (1)            --
  President and Chief Executive Officer
David Arbeitel.......................................   120,000         --        (2)        60,000
  Senior Vice President, Product Management
  and Chief Technology Officer
David Zager..........................................   120,000         --         --        60,000
  Vice President and Chief Scientist
Cameron Saifi........................................   111,900         --         --       165,000
  Senior Vice President and Chief Operating Officer
Robert Kostes........................................   106,250         --        (3)       195,000
  Senior Vice President, Engineering

------------------------

(1) No restricted stock grants were made to Mr. Saifi during the last year. As of the last day of the year, Mr. Saifi held 6,575,844 shares of restricted common stock, subject to a Stock Restriction Agreement, dated December 16,
    1996. These restricted shares were deemed to have a value of $         as of
    the last day of the year, based on the assumed initial offering price of
    $      per share less the $.0000013 price per share paid for those shares.
    The restricted shares will vest at the rate of 136,997 shares per month over Mr. Saifi's period of continued service with us.

(2) No restricted stock grants were made to Mr. Arbeitel during the fiscal year. As of the last day of the year, Mr. Arbeitel held 1,168,371 shares of restricted common stock, subject to a Stock Restriction Agreement, dated December 16, 1996. These restricted shares were deemed to have a value of
    $      as of the last day of the year, based on the assumed initial offering
    price of $      per share less the $.0000013 price per share paid for those shares. The restricted shares will vest at the rate of 24,341 shares per month over Mr. Arbeitel's period of continued service with us.

(3) No restricted stock grants were made to Mr. Kostes during the last year. As of the last day of the year Mr. Kostes held 250,365 shares of restricted common stock, subject to a Stock Restriction Agreement, dated December 16,
    1996. These restricted shares were deemed to have a value of $      as of
    the last day of the year, based on the assumed initial offering price of
    $      per share less the $.0000013 price per share paid for those shares.
    The restricted shares will vest at the rate of 3,654 shares per month over Mr. Kostes' period of continued service with us.

                           OPTION GRANTS IN LAST YEAR

    The following table sets forth grants of stock options for the year ended December 31, 1998 to our Chief Executive Officer and to our most highly compensated executive officers other than the Chief Executive officer, whose salary and bonus for that fiscal year exceeded $100,000. We have never granted any stock appreciation rights. The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. The percentage of total options granted to employees in the last fiscal year is based on options to purchase an aggregate of 1,604,928 shares of common stock granted during the fiscal year under our 1996 Stock Option Plan to our employees, consultants and directors.

                                                                                       POTENTIAL REALIZABLE
                                                                                              VALUE
                                                                                         AT ASSUMED RATES
                                                                                          OF STOCK PRICE
                                                                                         APPRECIATION FOR
                                                  INDIVIDUAL GRANTS                        OPTION TERM
                                   ------------------------------------------------   ----------------------
                                                PERCENT OF
                                                  TOTAL
                                   NUMBER OF     OPTIONS
                                   SECURITIES   GRANTED TO   EXERCISE
                                   UNDERLYING   EMPLOYEES    PRICE PER
                                    OPTIONS     IN FISCAL      SHARE     EXPIRATION
NAME                               GRANTS(#)     YEAR(%)     ($/SHARE)      DATE         5%           10%
----                               ----------   ----------   ---------   ----------   --------      --------
Kam M. Saifi.....................        --          --          --            --          --            --

David Arbeitel...................    30,000        1.87%       $.15          4/08      $2,830       $ 7,172
                                     30,000        1.87%        .29          9/08       5,471        13,866

David Zager......................    15,000         .93%        .15          4/08       1,415         3,586
                                     45,000        2.80%        .29          9/08       8,207        20,798

Cameron Saifi....................    45,000        2.80%        .15          4/08       4,245        10,758
                                    120,000        7.48%        .29          9/08      21,886        55,462

Robert Kostes....................    45,000        2.80%        .15          4/08       4,245        10,758
                                    150,000        9.35%        .29          9/08      27,357        69,328

    Each option will vest in a series of installments over the optionee's period of continued service with us as follows: 25% on the first anniversary of the agreement, and one-thirty-sixth monthly for the three years thereafter. However, the option shares will immediately vest in full in the event we are acquired by a merger or asset sale in which the options are not assumed or replaced with a comparable cash or equity incentive program. The exercise price may be paid in cash, shares of our common stock or through a cashless exercise procedure involving the same-day sale of the purchased shares. Should the optionee terminate service with us prior to the expiration of the ten-year option term, then he will have only a limited period of time to exercise the option for any shares which vested prior to such termination of service.

YEAR-END OPTION VALUES

    The following table provides information about stock options held as of December 31, 1998 by our Chief Executive Officer and by our most highly compensated executive officers, other than the Chief Executive Officer, whose salary and bonus for that fiscal year exceeded $100,000. No options were exercised during 1998 by any of these executive officers. There was no public trading market for the common stock as of December 31, 1998. Accordingly, the value of unexercised in-the-money options at
year-end is based on the assumed initial public offering price of $      per
share, less the exercise price per share, multiplied by the number of shares underlying the options. All options indicated are to purchase shares of common stock.

                             YEAR END OPTION VALUES

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED          VALUE OF UNEXECISED
                                                      OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                         YEAR-END(#)                 FISCAL YEAR-END
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Kam M. Saifi...................................         --             --         $             $
David Arbeitel.................................     55,190        126,440
David Zager....................................     20,379         99,626
Cameron Saifi..................................    107,750        321,251
Robert Kostes..................................     97,992        303,318

1996 STOCK PLAN

    Our 1996 Stock Plan was adopted by the board of directors in December 1996 and was subsequently approved by the stockholders in December 1996. A reserve of 5,550,000 shares of our common stock has been set aside for issuance under the 1996 plan. Employees, consultants and the non-employee members of our board of directors are eligible to receive option grants or direct stock issuances under the 1996 plan, and 808,078 shares were available for future grants or direct issuances. As of September 30, 1999, options to purchase 1,290,930 shares of common stock were outstanding, and 884,196 shares had been issued under the 1996 plan. All the outstanding options will be transferred to the successor 1999 Stock Incentive Plan when the purchase agreement for this offering is signed, and no further option grants or share issuances will be made under the 1996 plan.

    The 1996 plan is administered by the compensation committee. Option grants are made with exercise prices not less than the fair market value of the option shares on the grant date, as determined by the plan administrator, and generally become exercisable in installments over the optionee's period of service with us. No option may have a term in excess of ten years, and each option will be subject to earlier termination following the optionee's cessation of service with us.

    The exercise price for the outstanding options under the 1996 plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Alternatively, the plan administrator may allow the optionee to deliver a full-recourse promissory note in payment of the exercise price. After this offering is completed, the option may also be exercised through a same-day sale program without any cash outlay by the optionee.

    In the event we are acquired by merger or asset sale, our board of directors or the board of directors of the successor corporation may take any of the following actions with respect to the outstanding options under the 1996 plan:
(i) substitute for the securities subject to those options either the same type of consideration payable to our common stockholders in the acquisition or securities of the successor corporation, (ii) accelerate the vesting of one or more outstanding options in whole or in part or (iii) terminate those options in exchange for a cash payment from us equal to the excess of the fair market value of the option shares at the time of the acquisition over the aggregate exercise price payable for those shares. A number of currently outstanding options under the 1996 plan contain automatic acceleration provisions pursuant to which those options will accelerate as to one year's worth of vesting upon the closing of the acquisition.

    All direct stock issuances under the 1996 plan must be made for a purchase price not less than the fair market value of the shares at the time of issuance. The purchase price may be paid in cash, or, at the discretion of the compensation committee, by promissory note. The issued shares will normally vest in installments over the individual's period of service with us.

    The board may amend or modify the 1996 plan at any time, subject to any required stockholder approval.

1999 STOCK INCENTIVE PLAN

    INTRODUCTION. We intend to adopt the 1999 Stock Incentive Plan, which is intended to serve as the successor program to our 1996 Stock Option Plan. The 1999 plan will be subject to stockholder approval. The 1999 plan will become effective when the purchase agreement for this offering is signed. At that time, all outstanding options under our existing 1996 plan will be transferred to the 1999 plan, and no further option grants will be made under the 1996 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 1999 plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 1999 plan.

    SHARE RESERVE. 2,000,000 shares of our common stock have been authorized for issuance under the 1999 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1996 plan plus an additional increase of approximately 1,400,000 shares. The share reserve under our 1999 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2001, by an amount equal to four percent (4%) of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 2,000,000 shares. In addition, no participant in the 1999 plan may be granted stock options or direct stock issuances for more than 500,000 shares of common stock in total in any calendar year.

    PROGRAMS.  Our 1999 plan has five separate programs:

- the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

- the stock issuance program, under which eligible individuals may be issued shares of common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

- the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below market stock option grants;

- the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to the fair market value of those shares on the grant date; and

- the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    ELIGIBILITY. The individuals eligible to participate in our 1999 plan include our officers and other employees, our board members and any consultants we hire.

    ADMINISTRATION. The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

    PLAN FEATURES.  Our 1999 plan will include the following features:

- The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

- The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1996 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

- Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. None of the options under our 1996 plan have any stock appreciation rights.

    CHANGE IN CONTROL. The 1999 plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

- In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

- The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 1999 plan may be accelerated upon similar terms and conditions.

- The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. This accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the individual's service.

- In the event we are acquired by merger or asset sale, our board of directors or the board of directors of the successor company may take any of the following actions with respect to the options currently outstanding under our 1996 plan: (i) substitute for the securities subject to those options either the same type of consideration payable to our common stockholders in the acquisition or securities of the successor corporation, (ii) accelerate the vesting of one or more of those options in whole or in part or
   (iii) terminate those options in exchange for a cash payment from us equal to the excess of the fair market value of the option shares at the time of the acquisition over the aggregate exercise price payable for those shares. A number of options currently outstanding under the 1996 plan contain an automatic acceleration provision pursuant to which those options will accelerate as to one year's worth of vesting upon the closing of the acquisition.

    SALARY INVESTMENT OPTION GRANT PROGRAM. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    AUTOMATIC OPTION GRANT PROGRAM. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 12,000 shares of common stock on the date such individual joins the board. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 3,000 shares of common stock, provided such individual has served on the board for at least six months.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 12,000-share automatic option grant will vest in a series of four (4) successive annual installments upon the optionee's completion of each year of board service over the four (4)-year period measured from the grant date. The shares subject to each 3,000-share annual option grant will vest upon optionee's completion of one year of board service measured from the grant date. The shares subject to each option will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.

    DIRECTOR FEE OPTION GRANT PROGRAM. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member.

    ADDITIONAL PROGRAM FEATURES. Our 1999 plan will also have the following features:

- Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

- Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

- The board may amend or modify the 1999 plan at any time, subject to any required stockholder approval. The 1999 plan will terminate no later than
         , 2009.

1999 EMPLOYEE STOCK PURCHASE PLAN.

    INTRODUCTION. We intend to adopt the 1999 Employee Stock Purchase Plan, which is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The plan will become effective immediately upon the signing of the purchase agreement for this offering. The employee plan will be subject to stockholder approval.

    SHARE RESERVE. 400,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to one percent (1%) of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will this annual increase exceed 500,000 shares.

    OFFERING PERIODS. The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the purchase agreement for this offering is signed and will end on the last business day in January 2002. The next offering period will start on the first business day in February 2002, and subsequent offering periods will set by our compensation committee.

    ELIGIBLE EMPLOYEES. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of February and August each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    PAYROLL DEDUCTIONS. A participant may contribute up to 15% of his or her base salary through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of January and July each year. However, a participant may not purchase more than 750 shares on any purchase date, and not more than 100,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    RESET FEATURE. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    CHANGE IN CONTROL. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    PLAN PROVISIONS. The following provisions will also be in effect under the plan:

-  The plan will terminate no later than the last business day of January 2010;
   and

- The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

                              CERTAIN TRANSACTIONS

FOUNDERS STOCK

    In April 1996, Kam M. Saifi, our President and Chief Executive Officer, purchased 6,575,844 shares of common stock for a total purchase price of $8.23. David Arbeitel, an officer and director of Avesta, purchased 1,168,371 shares of common stock for a total purchase price of $1.46. Robert Kostes, an Avesta officer, purchased 250,365 shares of common stock for a total purchase price of $0.31.

    In December 1996, in connection with the series A preferred stock financing, Mr. Saifi exchanged his 6,575,844 shares of common stock for 6,575,844 shares of unvested common stock of Avesta. Similarly, Mr. Arbeitel exchanged his 1,168,371 shares of common stock for 1,168,371 shares of unvested common stock, and Mr. Kostes exchanged his 250,365 shares of common stock for 250,365 shares of unvested common stock. In accordance with the terms of a stock restriction agreement with Avesta, the shares of Mr. Saifi, Mr. Arbeitel and Mr. Kostes vest at a rate of 25% on the first anniversary of the agreement, and one-thirty-sixth monthly for the three years thereafter.

PRIVATE PLACEMENTS

    In December 1996, February 1997, and September 1997, we sold an aggregate of 1,767,243 shares of series A preferred stock to a number of investors at a purchase price of $2.29 per share and in connection with such sales issued warrants for the purchase of common stock at an exercise price of $0.77 per share. Of these, our directors, officers and 5% stockholders, and their affiliates purchased shares and received warrants as follows:

                                              SHARES OF SERIES A   WARRANTS FOR SHARES
NAME OF INVESTOR                               PREFERRED STOCK       OF COMMON STOCK
----------------                              ------------------   -------------------
Information Associates, L.P.................      1,231,097              318,388
Information Associates, C.V.................         34,357                8,885
Kanata Research Park Corporation............        436,335              109,084
Royce Holland...............................         21,818                   --

    In December 1997, we issued an aggregate of $1,343,000 of convertible subordinated notes and warrants to purchase an aggregate of 61,889 shares of series B preferred stock at an exercise price comparable to the purchase price of series B preferred stock in a private placement to a number of investors. In March 1998, we sold an aggregate of 1,418,664 shares of series B preferred stock at a purchase price of $4.34 per share. Upon the closing of the private placement of series B preferred stock the convertible subordinated notes automatically converted into an aggregate of 309,338 shares of series B preferred stock. Upon the closing of the private placement of series B preferred stock, our directors, officers, and 5% stockholders, and their affiliates held shares and warrants as follows:

                                                                       WARRANTS FOR
                                               SHARES OF SERIES B   SHARES OF SERIES B
NAME OF INVESTOR                                PREFERRED STOCK      PREFERRED STOCK
----------------                               ------------------   ------------------
Information Associates, L.P..................       469,404               44,832
Information Associates, C.V..................        13,101                1,251
Kanata Research Park Corporation.............        55,991               15,806
AT&T Venture Fund I, L.P.....................        56,441                   --
AT&T Venture Fund II, L.P....................       507,961                   --
AT&T Special Partners Fund, L.P..............        85,887                   --
AT&T Special Partners Fund International,
  L.P........................................       478,514                   --

    In January 1999 and February 1999, we sold an aggregate of 2,688,951 shares of series C preferred stock at a purchase price of $4.06 and warrants to purchase 407,292 shares of series C preferred stock at an exercise price of $4.06 per share to a number of investors. Of these, our directors, officers and 5% stockholders and their affiliates purchased shares and received warrants as follows:

                                              SHARES OF SERIES C    WARRANTS FOR SHARES OF
NAME OF INVESTOR                               PREFERRED STOCK     SERIES C PREFERRED STOCK
----------------                              ------------------   ------------------------
Information Associates, L.P.................        589,635                   94,342
Information Associates, C.V.................         16,455                    2,633
AT&T Venture Fund I, L.P....................         16,126                    2,581
AT&T Venture Fund II, L.P...................        145,132                   23,222
AT&T Special Partners Fund, L.P.............         24,539                    3,927
AT&T Special Partners Fund International,
  L.P.......................................        136,718                   21,875

    In July 1999 and February 1999, we sold an aggregate of 1,827,667 shares of series D preferred stock to a number of investors at a purchase price of $6.24 per share. Of these our directors, officers and 5% stockholders and their affiliates purchased shares as follows:

                                                              SHARES OF SERIES D
NAME OF INVESTOR                                               PREFERRED STOCK
----------------                                              ------------------
AT&T Venture Fund I, L.P....................................          7,084
AT&T Venture Fund II, L.P...................................         63,746
AT&T Special Partners Fund, L.P.............................         10,779
AT&T Special Partners Fund International, L.P...............         60,051
Financial Technology Ventures (Q), L.P......................        772,676
Financial Technology Ventures, L.P..........................         28,606
Venetia Kontogouris.........................................          8,013
Carlos Dominguez............................................          4,007
Donald R. Dixon.............................................         16,026

PRODUCT SALES

    In November 1998, Avesta made product sales of $74,000 to Allegiance Telecom whose president is Royce Holland, a director of Avesta. This transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

    In March 1999, Avesta made product sales of $195,000 to iXNet, Inc. The Managing Director, Americas of iXNet is John Faccibene, a director of Avesta. This transaction was made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information with respect to beneficial ownership of our common stock, as of November 15, 1999 and as adjusted to reflect the sale of common stock offered by us in this offering for:

-  each person known by us to beneficially own more than 5% of our common stock;

-  each executive officer named in the Summary Compensation Table;

-  each of our directors; and

-  all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Unless otherwise indicated, the address for those listed below is c/o Avesta Technologies, Inc., Two Rector Street, New York, New York 10006. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such persons that are exercisable within 60 days of November 15, 1999, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 29,358,933
shares of common stock outstanding as of November 15, 1999 and       shares of
common stock outstanding after completion of this offering.

                                                                                  PERCENTAGE OF SHARES
                                                                                   BENEFICIALLY OWNED
                                                                                  ---------------------
                                                              NUMBER OF SHARES    PRIOR TO    AFTER THE
NAME OF BENEFICIAL OWNER                                     BENEFICIALLY OWNED   OFFERING    OFFERING
------------------------                                     ------------------   ---------   ---------
Information Associates, L.P. (1)...........................       7,418,543         25.3%
AT&T Venture Fund I, L.P. (2)..............................       4,160,079         14.2
Kanata Research Park Corporation (3).......................       1,851,648          6.2
Kam M. Saifi (4)...........................................       4,794,887         16.2
David Arbeitel (5).........................................         995,652          3.4
Cameron Saifi (6)..........................................         152,438            *
Andrew C. Cooper (7).......................................         435,000          1.5
Robert Kostes (8)..........................................         389,808          1.3
Anthony R. Williams (9)....................................          37,501            *
David Zager (10)...........................................          58,188            *
R. Bradford Burnham (11)...................................       4,160,079         14.2
Donald R. Dixon (12).......................................       7,442,582         25.4
Carlos Dominguez (13)......................................           8,510            *
John Faccibene (14)........................................           3,938            *
James C. Hale, III (15)....................................       1,201,923          4.1
Royce Holland (16).........................................          71,517            *
Venetia Kontogouris (17)...................................       7,430,563         25.3
All directors and executive officers as a group (16
  persons) (18)............................................      19,759,043         66.4

------------------------

  * Represents less than 1%.

 (1) Reflects 5,985,956 shares owned by and 1,231,173 shares issuable upon exercise of warrants held by Information Associates, L.P., and 167,057 shares owned by and 34,358 shares issuable upon exercise of warrants held by Information Associates, C.V. Mr. Dixon, a director, is a general partner of Information Associates, L.P. and Information Associates, C.V. Mr. Dixon disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

 (2) Reflects (i) 204,138 shares owned by and 3,872 shares issuable upon exercise of warrants held by AT&T Venture Fund I, L.P., (ii) 1,837,200 shares owned by and 34,833 shares issuable upon exercise of warrants held by AT&T Venture Fund II, L.P., (iii) 310,638 shares owned by and 5,891 shares issuable upon exercise of warrants held by AT&T Special Partners Fund, L.P., and (iv) 1,730,696 shares owned by and 32,813 shares issuable upon exercise of warrants held by AT&T Special Partners Fund Intl, L.P. Mr. Burnham, a director, is a general partner of the AT&T group partnerships. Mr. Burnham disclaims beneficial ownership of these shares. Mr. Burnham's address is c/o AT&T Ventures, 295 North Maple Avenue, Room 3353CI, Basking Ridge, New Jersey, 07920.

 (3) Includes 374,670 shares issuable upon the exercise of warrants.

 (4) Includes 273,993 shares of common stock that will vest within 60 days of November 15, 1999.

 (5) Includes 32,455 shares of common stock that will vest within 60 days of November 15, 1999 and 7,569 shares subject to options exercisable within 60 days of November 15, 1999.

 (6) Includes 17,874 shares subject to options exercisable within 60 days of November 15, 1999.

 (7) Includes 30,750 shares subject to options exercisable within 60 days of November 15, 1999.

 (8) Includes 7,308 shares of common stock that will vest within 60 days of November 15, 1999 and 14,694 shares subject to options exercisable within 60 days of November 15, 1999.

 (9) Includes 5,001 shares subject to options exercisable within 60 days of November 15, 1999.

(10) Includes 5,002 shares subject to options exercisable within 60 days of November 15, 1999.

(11) Reflects (i) 204,138 shares owned by and 3,872 shares issuable upon exercise of warrants held by AT&T Venture Fund I, L.P., (ii) 1,837,200 shares owned by and 34,833 shares issuable upon exercise of warrants held by AT&T Venture Fund II, L.P., (iii) 310,638 shares owned by and 5,891 shares issuable upon exercise of warrants held by AT&T Special Partners Fund, L.P., and (iv) 1,730,696 shares owned by and 32,813 shares issuable upon exercise of warrants held by AT&T Special Partners Fund Intl, L.P. Mr. Burnham, a director, is a general partner of the AT&T group partnerships. Mr. Burnham disclaims beneficial ownership of these shares.

(12) Includes 5,985,956 shares owned and 1,231,173 shares issuable upon exercise of warrants held by Information Associates, L.P. and 167,057 shares owned and 34,358 shares issuable upon exercise of warrants held by Information Associates, C.V. Mr. Dixon, a director, is a general partner of Information Associates, L.P. and Information Associates, C.V. Mr. Dixon disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(13) Includes 312 shares subject to options exercisable within 60 days of November 15, 1999.

(14) Includes 375 shares subject to options exercisable within 60 days of November 15, 1999.

(15) Reflects 1,159,014 shares owned by Financial Technology Ventures (Q) L.P. and 42,909 shares owned by Financial Technology Ventures, L.P. Mr. Hale is a managing member of Financial Technology Ventures (Q) L.P. and Financial Technology Ventures, L.P. Mr. Hale disclaims beneficial ownership of these shares.

(16) Includes 687 shares subject to options exercisable within 60 days of November 15, 1999.

(17) Reflects 5,985,956 shares owned and 1,231,173 shares issuable upon exercise of warrants held by Information Associates, L.P. and 167,057 shares owned and 34,358 shares issuable upon exercise of warrants held by Information Associates, C.V. Ms. Kontogouris is a Managing Director of Trident Capital Management. Trident Capital Management is a general partner of Information Associates, L.P and Information Associates, C.V.

(18) Includes 313,756 shares of common stock that will vest within 60 days of November 15, 1999 and 45,264 shares subject to options exercisable within 60 days of November 15, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    Our amended and restated certificate of incorporation, which will become effective upon the consummation of this offering, authorizes the issuance of up to 100,000,000 shares of common stock, par value $0.01 per share, 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by our board of directors. As of September 30, 1999, 8,802,306 shares of common stock were outstanding, and 18,307,248 shares of preferred stock convertible into shares of common stock were outstanding. As of September 30, 1999, we had 161 stockholders.

COMMON STOCK

    Under our amended and restated certificate of incorporation, holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. They do not have cumulative voting rights. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of our common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of legally available funds. In case of a liquidation, dissolution or winding up of Avesta, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of the common stock are subject to the rights of the holders of the shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

    Our board of directors has the authority, without further action by the stockholders, to issue from time to time shares of preferred stock in one or more series. The board of directors may fix the number of shares, designations, preferences, powers and other special rights of the preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance may also have the effect of delaying, deferring or preventing a change in control of Avesta. All outstanding shares of preferred stock will be automatically converted to common stock upon consummation of this offering. After the closing of this offering we will not have any preferred stock outstanding and have no plans to issue any preferred stock.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 18,307,248 shares of common stock, 1,354,071 shares of common stock issuable upon the exercise of warrants to purchase common stock and the shares of common stock issuable upon the automatic conversion of outstanding warrants to purchase preferred stock, will be entitled to rights with respect to the registration of those shares under the Securities Act. Immediately prior to the closing of the offering, the outstanding warrants to purchase preferred stock shall automatically convert into the number of shares of common stock issuable upon the conversion to common stock of the preferred stock issuable upon a net issue exercise of the warrants. Under the terms of the registration rights agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other stockholders exercising registration rights, these holders are entitled to notice of the registration and are entitled to include shares of common stock in the registration. The rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the registration.

    Holders of these rights may also require us to file two registration statements under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect the registration, subject to conditions and limitations. Furthermore, stockholders with registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations. We have agreed to pay all expenses related to these registration rights, except for underwriting discounts and commissions, to effect the registration and sale of the shares of common stock subject to these rights. Upon registration such shares will be freely tradeable in the public market without restriction.

WARRANTS

    In connection with the sale and issuance of our series A preferred stock, we have issued warrants to purchase 1,309,071 shares of common stock at an exercise price of $0.77 per share. The exercise price and number of shares are subject to adjustment upon a stock split, stock dividend or other recapitalization of our common stock. The holders of the warrants do not possess any voting or other rights until exercised for shares of common stock.

    In connection with a debt financing, we have issued a warrant to purchase 45,000 shares of common stock at an exercise price of $2.89 per share and a warrant to purchase 21,428 shares of common stock at an exercise price of $4.16 per share to TBCC Funding Trust II. The exercise prices and numbers of shares are subject to adjustment upon a stock split, stock dividend or other recapitalization of our common stock. The holders of warrants do not possess any voting or other rights until exercised for shares of common stock. In the event we propose to register any of our stock for offerings to the public, TBCC Funding Trust II has the right to require us to register the shares of common stock issuable upon exercise of its warrants at any time.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

- the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained this status;

- upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

- on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Our amended and restated certificate of incorporation, which will become effective upon the consummation of this offering, provides that the board of directors will be divided into three classes of directors serving staggered three-year terms. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. With respect to each class, a director's term will be subject to the election and qualification of their successors, or their earlier death, resignation or removal. In addition, our directors may be removed only for cause and only by the affirmative vote of holders of not less than 66 2/3% of our outstanding capital stock entitled to vote generally in the election of directors. These provisions, when coupled with the provision of our amended and restated certificate of incorporation authorizing the board of directors to fill vacant directorships, may delay a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies with its own nominees.

    Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and our amended and restated bylaws eliminate the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Avesta. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Avesta. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

    Our amended and restated certificate of incorporation provides for indemnification of our directors and officers against, and absolution of, liability to us and our stockholders. We maintain directors' and officers' liability insurance covering liabilities that may be incurred by our directors and officers in connection with the performance of their duties.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is American Stock Transfer & Trust Company.

LISTING

    We have applied to list our common stock on the Nasdaq National Market under the trading symbol "AVST."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has not been a public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after
September 30, 1999. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is
defined in Rule 144 under the Securities Act. The remaining       shares of
common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.

    Holders of approximately 17,290,211 shares of common stock have entered into lock-up agreements providing that, subject to limited exceptions, they will not sell, directly or indirectly, any common stock without the prior consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated for a period of 180 days from the date of this prospectus.

    Subject to the provisions of Rules 144, 144(k) and 701, all of these restricted securities will be eligible for sale in the public market beginning 180 days after the date of this prospectus upon expiration of the lock-up agreements described above.

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

-  1% of the number of shares of common stock then outstanding, which will equal
   approximately   shares immediately after this offering; or

- the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

    In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 18,307,248 shares of our common stock or their transferees, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Please see "Description of Capital Stock-Registration Rights".

STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement
on Form S-8 under the Securities Act covering   shares of common stock reserved
for issuance under our 1996 Plan, 1999 stock incentive plan and 1999 employee stock purchase plan. As of September 30, 1999, options to purchase 2,301,196 shares of common stock were issued and outstanding.

    Upon the expiration of the lock-up agreements described above, at least shares of common stock will be subject to vested options, based on options outstanding as of November 15, 1999. Such registration statement is expected to be filed and effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                  UNDERWRITING

GENERAL

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Thomas Weisel Partners LLC and CIBC World Markets Corp. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a purchase agreement, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase the number of shares of common stock set forth opposite its name below.

                                                              NUMBER OF
                                                               SHARES
UNDERWRITERS                                                  ---------

Merrill Lynch, Pierce, Fenner & Smith
          Incorporated......................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Thomas Weisel Partners LLC..................................
CIBC World Markets Corp.....................................

          Total.............................................
                                                                ====

    Subject to the terms and conditions set forth in the purchase agreement, each of the underwriters is committed to purchase all of the shares of our common stock being sold pursuant to the purchase agreement if any shares of our common stock are purchased. Under certain circumstances, under the terms of the purchase agreement, the commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated. We have agreed to indemnify the underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 88 filed public offerings of equity securities, of which 65 have been completed, and has acted as a syndicate member in an additional 46 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the purchase agreement entered into in connection with this offering.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares of our common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at such price less a concession not in excess of $. per share of common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $. per share of common stock on sales to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the per share and total public offering price, the underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.

                                                          PER      WITHOUT      WITH
                                                         SHARE      OPTION     OPTION
                                                        --------   --------   --------
Public offering price.................................
Underwriting discount.................................
Proceeds, before expenses, to Avesta..................

    The expenses of the offering, exclusive of the underwriting discount, are
estimated at $      and are payable by us.

OVER-ALLOTMENT OPTION

    We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an additional shares of our common stock at the public offering price set forth on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to customary conditions, to purchase a number of additional shares of our common stock proportionate to such underwriter's initial amount reflected in the foregoing table.

RESERVED SHARES

    At our request, the underwriters have reserved approximately       shares of
our common stock for sale at the public offering price to our directors, consultants and other persons with relationships to Avesta. The number of shares of our common stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

NO SALES OF SIMILAR SECURITIES

    We, our executive officers and directors and substantially all of our existing stockholders have agreed, for a period of 180 days after the date of this prospectus, not to directly or indirectly

- offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock; or

- enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any such swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

without the prior written consent of Merrill Lynch, other than transfers as bona fide gifts or to any trust for the direct or indirect benefit of the holder or his or her immediate family, in each case so long as any transferee agrees in writing with Merrill Lynch to be bound by the restrictions above. See "Shares Eligible for Future Sale."

NASDAQ NATIONAL MARKET LISTING

    Before this offering, there has been no market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives of the underwriters. The factors considered in determining the initial public offering price, in addition to prevailing market conditions, will include:

- the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

-  some of our financial information;

- the history of, and the prospects for, us and the industry in which we compete;

- an assessment of our management, our past and present operations, the prospects for, and timing of, our future revenues;

-  the present state of our development;

- the percentage interest of Avesta being sold as compared to the valuation of Avesta; and

- the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

    There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

    We have applied to have our common stock approved for listing on the Nasdaq National Market under the symbol "AVST."

    The underwriters do not expect sales of our common stock to any accounts over which they exercise discretionary authority to exceed 5% of the total number of shares of our common stock being offered by them.

PRICE STABILIZATION AND SHORT POSITIONS

    Until the distribution of our common stock is completed, rules of the Commission may limit the ability of the underwriters and selling group members to bid for and purchase our common stock. As an exception to these rules, the underwriters are permitted to engage in transactions that stabilize the price of our common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

    If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover of this prospectus, the underwriters may reduce that short position by purchasing our common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

PENALTY BIDS

    The underwriters may also impose a penalty bid on other underwriters and selling group members. This means that if the underwriters purchase shares of our common stock in the open market to reduce their short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Avesta by Brobeck, Phleger & Harrison LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of Avesta Technologies, Inc. and subsidiaries at December 31, 1997, December 31, 1998 and September 30, 1999 and for the period from February 9, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended
September 30, 1999, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 (including exhibits and schedules thereto) under the Securities Act with respect to the common stock to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Avesta and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each case reference is made to the copy of such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    You may read and copy all or any portion of the registration statement or any reports, statements or other information in our files in the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings, including the registration statement, will also be available to you on the Commission's Internet site (http://www.sec.gov).

    We intend to furnish to our stockholders annual reports containing financial statements audited by our independent auditors and to make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

  Report of Independent Auditors............................  F-2

  Consolidated Balance Sheets as of December 31, 1997 and
    1998 and
    September 30, 1999......................................  F-3

  Consolidated Statements of Operations for the period from
    February 9, 1996 (date of inception) to December 31,
    1996, the years ended December 31, 1997 and 1998 and the
    nine months ended September 30, 1998 (unaudited) and
    1999....................................................  F-4

  Consolidated Statements of Stockholders' Equity for the
    period from February 9, 1996 (date of inception) to
    December 31, 1996, the years ended December 31, 1997 and
    1998 and the nine months ended September 30, 1999.......  F-5

  Consolidated Statements of Cash Flows for the period from
    February 9, 1996 (date of inception) to December 31,
    1996, the years ended December 31, 1997 and 1998 and the
    nine months ended September 30, 1998 (unaudited) and
    1999....................................................  F-6

  Notes to Consolidated Financial Statements................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Avesta Technologies, Inc. and Subsidiaries

    We have audited the accompanying consolidated balance sheets of Avesta Technologies, Inc. and Subsidiaries (the "Company") as of December 31, 1997 and 1998 and September 30, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from February 9, 1996 (date of inception) to December 31, 1996, for each of the two years in the period ended December 31, 1998 and for the nine months ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Avesta Technologies, Inc. and Subsidiaries at December 31, 1997 and 1998 and September 30, 1999, and the consolidated results of their operations and their cash flows for the period from February 9, 1996 (date of inception) to December 31, 1996, for each of the two years in the period ended December 31, 1998 and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

New York, New York
November 4, 1999 except for the first
paragraph of Note 8 as to which
the date is November 19, 1999

                            ------------------------

The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in the first paragraph of Note 8 to the consolidated financial statements.

                                        /s/ Ernst & Young LLP

New York, New York
November 19, 1999

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                       DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                           1997           1998           1999
                                                       ------------   ------------   -------------
ASSETS
Current assets:
  Cash and cash equivalents..........................  $ 2,201,821    $  3,666,743   $    768,949
  Marketable securities--available for sale..........           --              --     17,546,230
  Accounts receivable, net of allowance for doubtful
    accounts of $0, $100,000 and $431,000 in 1997,
    1998 and 1999, respectively......................      161,730       1,894,443      5,923,763
  Prepaid expenses and other current assets..........      162,793         307,356        388,275
                                                       -----------    ------------   ------------
Total current assets.................................    2,526,344       5,868,542     24,627,217
Fixed assets, net....................................      443,795         637,531        943,433
Security deposits....................................      335,935         323,773        347,967
Goodwill.............................................           --         878,228        548,877
Other assets.........................................           --         312,770        326,065
                                                       -----------    ------------   ------------
Total assets.........................................  $ 3,306,074    $  8,020,844   $ 26,793,559
                                                       ===========    ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Line of credit.....................................  $        --    $    620,456   $  1,452,456
  Accounts payable and accrued expenses..............      491,424       1,005,480      3,664,106
  Current portion of obligations under capital
    leases...........................................       38,124          58,776         69,548
  Deferred revenue...................................           --         250,672      1,757,432
                                                       -----------    ------------   ------------
Total current liabilities............................      529,548       1,935,384      6,943,542
Obligations under capital leases.....................       75,208          63,566         37,288
Convertible subordinated notes.......................    1,343,000              --             --
Deferred rent payable................................      271,776         452,035        448,580
Other long-term payables.............................       43,125              --             --
Deposit in connection with preferred stock
  issuance...........................................           --       2,460,725             --
Redeemable convertible preferred stocks stated at
  aggregate liquidation value........................    4,295,698      13,063,414     35,385,197
Commitments and contingency
Stockholders' equity:
  Common stock--$0.01 par value; authorized
    20,000,000 shares at December 31, 1997 and 1998
    and 25,000,000 shares at September 30, 1999;
    7,994,580, 8,096,547 and 8,802,306 shares issued
    and outstanding at December 31, 1997 and 1998 and
    September 30, 1999, respectively.................       79,946          80,965         88,023
  Additional paid-in capital.........................           --         304,426        356,615
  Other comprehensive loss...........................           --         (41,757)      (125,444)
  Accumulated deficit................................   (3,332,227)    (10,297,914)   (16,340,242)
                                                       -----------    ------------   ------------
Total stockholders' equity...........................   (3,252,281)     (9,954,280)   (16,021,048)
                                                       -----------    ------------   ------------
Total liabilities and stockholders' equity...........  $ 3,306,074    $  8,020,844   $ 26,793,559
                                                       ===========    ============   ============

                            See accompanying notes.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  PERIOD FROM                 YEARS ENDED                 NINE MONTHS ENDED
                                                FEBRUARY 9, 1996      ---------------------------   -----------------------------
                                             (DATE OF INCEPTION) TO   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                               DECEMBER 31, 1996          1997           1998           1998            1999
                                             ----------------------   ------------   ------------   -------------   -------------
                                                                                                     (UNAUDITED)
Revenues:

  Software license.........................        $       --         $        --    $ 1,598,161     $   314,563     $ 8,638,252
  Professional services and maintenance....            82,500           1,553,901      1,154,729         758,368       1,083,809
                                                   ----------         -----------    -----------     -----------     -----------
    Total revenues.........................            82,500           1,553,901      2,752,890       1,072,931       9,722,061

Cost of revenues...........................            15,800             553,362      1,089,190         621,505       1,217,413
                                                   ----------         -----------    -----------     -----------     -----------
Gross profit...............................            66,700           1,000,539      1,663,700         451,426       8,504,648

Operating expenses:

Sales and marketing........................                --             562,458      2,595,726       1,734,322       8,606,834
Research and development...................                --           1,863,085      2,815,953       2,089,262       2,319,852
General and administrative.................            90,080           1,680,562      3,298,667       2,190,290       3,911,272
                                                   ----------         -----------    -----------     -----------     -----------
                                                       90,080           4,106,105      8,710,346       6,013,874      14,837,958
                                                   ----------         -----------    -----------     -----------     -----------
Operating loss.............................           (23,380)         (3,105,566)    (7,046,646)     (5,562,448)     (6,333,310)

Other income (expense):
  Interest expense.........................                --              (5,857)       (55,772)        (31,386)       (120,800)
  Interest income..........................             2,955             125,265        188,660         153,237         411,782
                                                   ----------         -----------    -----------     -----------     -----------
Net loss...................................           (20,425)         (2,986,158)    (6,913,758)     (5,440,597)     (6,042,328)
Preferred stock dividends..................             5,918             239,780         51,929          51,929              --
                                                   ----------         -----------    -----------     -----------     -----------
Net loss attributable to common
  stockholders.............................        $  (26,343)        $(3,225,938)   $(6,965,687)    $(5,492,526)    $(6,042,328)
                                                   ==========         ===========    ===========     ===========     ===========
Basic and diluted net loss per share.......        $    (0.00)        $     (0.40)   $     (0.87)    $     (0.69)    $     (0.71)
                                                   ==========         ===========    ===========     ===========     ===========
Shares used to compute net loss per share:
  Basic and diluted........................         7,994,580           7,994,580      8,027,955       8,010,223       8,559,025
                                                   ==========         ===========    ===========     ===========     ===========

                            See accompanying notes.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

PERIOD FROM FEBRUARY 9, 1996 (DATE OF INCEPTION) TO DECEMBER 31, 1996, THE YEARS
                                     ENDED
    DECEMBER 31, 1997 AND 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                             COMMON          ADDITIONAL       OTHER
                                      --------------------    PAID-IN     COMPREHENSIVE    ACCUMULATED
                                       SHARES     AMOUNTS     CAPITAL          LOSS          DEFICIT         TOTAL
                                      ---------   --------   ----------   --------------   ------------   ------------
  Issuance of common stock in
    conjunction with
    incorporation...................  7,994,580   $79,946     $     --      $      --      $   (79,946)   $         --
  Accrual of cumulative dividends to
    preferred stockholders..........         --        --           --             --           (5,918)         (5,918)
  Net loss..........................         --        --           --             --          (20,425)        (20,425)
                                      ---------   -------     --------      ---------      ------------   ------------
Balance at December 31, 1996........  7,994,580    79,946           --             --         (106,289)        (26,343)
  Accrual of cumulative dividends to
    preferred stockholders..........         --        --           --             --         (239,780)       (239,780)
  Net loss..........................          -         -            -              -       (2,986,158)     (2,986,158)
                                      ---------   -------     --------      ---------      ------------   ------------
Balance at December 31, 1997........  7,994,580    79,946           --             --       (3,332,227)     (3,252,281)
  Translation adjustment............         --        --           --        (41,757)              --         (41,757)
  Net loss..........................         --        --           --             --       (6,913,758)     (6,913,758)
                                                                                                          ------------
  Comprehensive loss................         --        --           --             --               --      (6,955,515)
  Accrual of cumulative dividends to
    preferred stockholders..........         --        --           --             --          (51,929)        (51,929)
  Dividends on preferred stock
    contributed to the Company......         --        --      297,627             --               --         297,627
  Exercise of stock options.........    101,967     1,019        6,799             --               --           7,818
                                      ---------   -------     --------      ---------      ------------   ------------
Balance at December 31, 1998........  8,096,547    80,965      304,426        (41,757)     (10,297,914)     (9,954,280)
  Translation adjustment............         --        --           --        (83,687)              --         (83,687)
  Net loss..........................         --        --           --             --       (6,042,328)     (6,042,328)
                                                                                                          ------------
  Comprehensive loss................         --        --           --             --               --      (6,126,015)
  Exercise of stock options.........    705,759     7,058       52,189             --               --          59,247
                                      ---------   -------     --------      ---------      ------------   ------------
Balance at September 30, 1999.......  8,802,306   $88,023     $356,615      $(125,444)     $(16,340,242)  $(16,021,048)
                                      =========   =======     ========      =========      ============   ============

                            See accompanying notes.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                       PERIOD FROM                 YEARS ENDED                 NINE MONTHS ENDED
                                     FEBRUARY 9, 1996      ---------------------------   -----------------------------
                                  (DATE OF INCEPTION) TO   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                    DECEMBER 31, 1996          1997           1998           1998            1999
                                  ----------------------   ------------   ------------   -------------   -------------
                                                                                          (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................        $  (20,425)        $(2,986,158)   $(6,913,758)    $(5,440,597)   $ (6,042,328)
Adjustments to reconcile net
  loss to net cash provided by
  (used in) operating
  activities, excluding effects
  of acquisition:
  Depreciation and
    amortization................             2,988              99,275        569,491         325,149         598,692
  Provision for bad debts.......                --                  --         91,826              --         330,508
  Deferred rent.................                --             271,776        180,259         172,837          (3,455)
  Changes in operating assets
    and liabilities:
    Accounts receivable.........                --            (161,730)    (1,742,083)       (458,503)     (4,385,742)
    Prepaid expenses and other
      current assets............            (5,750)           (157,043)       (36,266)        (62,403)       (164,539)
    Other assets................                --                  --        (10,557)        (10,557)             --
    Accounts payable and accrued
      expenses..................            31,783             502,766        327,135          62,697       2,689,239
    Deferred revenue............            82,500             (82,500)       235,902         107,889       1,535,776
                                        ----------         -----------    -----------     -----------    ------------
Net cash provided by (used in)
  operating activities,
  excluding effects of
  acquisition...................            91,096          (2,513,614)    (7,298,051)     (5,303,488)     (5,441,849)
                                        ----------         -----------    -----------     -----------    ------------
INVESTING ACTIVITIES
Purchase of marketable
  securities....................                --                  --             --              --     (17,546,230)
Security deposits, net..........                --            (335,935)        12,162          12,486         (24,055)
Purchase of fixed assets........          (107,567)           (313,023)      (344,428)       (317,783)       (540,917)
Acquisition, net of cash
  acquired......................                --                  --        (63,000)        (63,000)             --
                                        ----------         -----------    -----------     -----------    ------------
Net cash used in investing
  activities....................          (107,567)           (648,958)      (395,266)       (368,297)    (18,111,202)
                                        ----------         -----------    -----------     -----------    ------------
FINANCING ACTIVITIES
Principal payments under capital
  lease obligations.............                --             (12,136)       (44,588)        (32,503)        (48,589)
Proceeds from convertible notes
  payable to stockholders.......                --           1,343,000             --              --              --
Proceeds from sale of
  preferred stock...............         3,000,000           1,050,000      6,157,000       6,157,000      19,861,058
Net proceeds from line of
  credit........................                --                  --        620,456              --         832,000
Financing costs.................                --                  --        (48,628)             --              --
Deposit in connection with
  Series C preferred stock......                --                  --      2,460,725              --              --
Proceeds from exercise of stock
  options.......................                --                  --          7,818           4,390          59,247
                                        ----------         -----------    -----------     -----------    ------------
Net cash provided by financing
  activities....................         3,000,000           2,380,864      9,152,783       6,128,887      20,703,716
                                        ----------         -----------    -----------     -----------    ------------
Effect of exchange rate changes
  on cash and cash
  equivalents...................                --                  --          5,456           5,752         (48,459)
                                        ----------         -----------    -----------     -----------    ------------
Increase (decrease) in cash and
  cash equivalents..............         2,983,529            (781,708)     1,464,922         462,854      (2,897,794)
Cash and cash equivalents at
  beginning of period...........                --           2,983,529      2,201,821       2,201,821       3,666,743
                                        ----------         -----------    -----------     -----------    ------------
Cash and cash equivalents at end
  of period.....................        $2,983,529         $ 2,201,821    $ 3,666,743     $ 2,664,675    $    768,949
                                        ==========         ===========    ===========     ===========    ============
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION
Cash paid during the period:
  Interest expense..............        $       --         $     5,857    $    43,458     $    31,386    $    120,801
                                        ==========         ===========    ===========     ===========    ============

    During 1997, 1998 and 1999, the Company entered into capital lease obligations for fixed assets of $125,468, $53,598 and $33,083, respectively, and outstanding notes of $1,343,000 were converted into Series B Preferred stock in 1998.

                            See accompanying notes.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

    Avesta Technologies, Inc., and subsidiaries (the "Company") provide software that enhances the availability and performance of an organization's e-business infrastructure. The software enables organizations to discover and understand how their information technology, resources work together to provide services to users, then monitors, manages and reports on the availability and performance of those services in real-time.

2. SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Avesta Technologies, Inc. (operations commenced November 1996) and its wholly-owned subsidiaries, Avesta Technologies Canada, Inc., ("Avesta Canada") (see Note 4) located in Canada, and Avesta Technologies PTE Ltd, ("Avesta Singapore") located in Singapore (operations commenced June 1999). All significant intercompany account balances and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1997, December 31, 1998 and September 30, 1999, the Company has substantially all its cash and cash equivalents in one financial institution.

MARKETABLE SECURITIES

    The Company classifies, in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," all of its marketable securities as available for sale. The marketable securities consist primarily of commercial paper and equity securities and are stated at fair value, with unrealized gains and losses, net of tax, reported in other comprehensive income. Realized gains and losses and declines in value, judged to be other than temporary, on available for sale securities are included in other income. The costs of investments sold are determined using the specific identification method. Estimated fair values of investments are based on quoted market prices at the end of each accounting period. At September 30, 1999, the cost of marketable securities approximated their estimated fair value and for the nine months ended September 30, 1999, there were no sales of securities and unrealized gains and losses were insignificant.

FIXED ASSETS

    Fixed assets are stated at cost and depreciation is computed over the estimated useful lives of the assets by the straight-line method for financial reporting. Amortization of leasehold improvements is computed by the straight-line method over the shorter of the estimated useful lives of the improvements or the term of the applicable lease.

DEFERRED RENT

    Pursuant to Statement of Financial Accounting Standard No. 13, "Accounting for Leases," the aggregate of the future minimum lease payments is being recognized on a straight-line basis over the

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

term of the lease. The difference between rent expense calculated on a straight-line basis and rent paid has been recorded as deferred rent.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Revenues related to services are generally recognized either as services are rendered, on a time and materials basis, or utilizing the percentage-of-completion method. The percentage-of-completion method generally applies to revenues from fixed fee contracts which are recognized as a percentage of the costs incurred to date to the estimated total costs for each contract. The cumulative impact of revisions in estimates of the percentage to complete is reflected in the period in which the revisions are made. Provisions for estimated losses on uncompleted contracts are made on a contract by contract basis and are recognized in the period in which such losses are determinable. Billings in excess of earned revenues are classified as deferred revenue.

    In October 1997, the American Institute of Certified Public Accountants issued Statement of Position No. 97-2, Software Revenue Recognition ("SOP 97-2"). Software license revenues are recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable and collection of the fee is considered probable. Maintenance revenues from ongoing customer support and product upgrades are deferred and recognized ratably over the term of the maintenance agreement, typically twelve months. Payments for maintenance fees (on initial order or on renewal) are generally made in advance and are nonrefundable. Revenues for consulting and training services are recognized as the services are performed.

RESEARCH AND DEVELOPMENT COSTS

    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("SFAS 86"), the Company capitalizes costs incurred to develop new software products upon determination that technological feasibility has been established for the product, whereas costs incurred prior to the establishment of technological feasibility are charged to expense. The Company has not capitalized any such development costs under SFAS 86, as the costs incurred between the attainment of technological feasibility through the date when such products are available for general release are immaterial.

FOREIGN CURRENCY AND INTERNATIONAL OPERATIONS

    The functional currencies of Avesta Canada and Avesta Singapore are the Canadian and Singapore dollars, respectively. The financial statements of these subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities and average rates during the relevant period for

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

revenues and expenses. Translation gains and losses are deferred and accumulated as a component of other comprehensive loss in stockholders' equity. Revenues earned by, and assets of, the subsidiaries were not significant for the year ended December 31, 1998 and the nine months ended September 30, 1999.

COMPREHENSIVE LOSS

    The Company reports comprehensive income (loss) in accordance with Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes rules for the reporting and display of comprehensive income and its components. SFAS No. 130 requires foreign currency translation adjustments and marketable securities unrealized gains and losses, net of tax, to be included in other comprehensive income.

LOSS PER SHARE

    The Company calculates net loss per share as required by SFAS No. 128, "Earnings per Share." Basic earnings per share excludes any dilution for common stock equivalents and is computed on the basis of net loss divided by the weighted average number of common shares outstanding during the relevant period. Diluted earnings per share reflects the potential dilution that could occur if options or other securities or contracts entitling the holder to acquire shares of common stock were exercised or converted, resulting in the issuance of additional shares of common stock that would then share in earnings. However, diluted earnings per share does not consider such dilution if its effect would be antidilutive.

STOCK-BASED COMPENSATION

    The Company grants stock options generally for a fixed number of shares to certain employees with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock option grants in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, recognizes compensation expense only if the fair value of the underlying common stock exceeds the exercise price of the stock option on the date of grant. In October 1995, the FASB issued SFAS
No. 123, "Accounting for Stock-Based Compensation," which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation. As permitted by SFAS No. 123, the Company continues to account for stock-based compensation in accordance with APB Opinion No. 25 and has elected the pro forma disclosure alternative of SFAS No. 123.

SEGMENT REPORTING

    The Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Effective January 1, 1999, the Company adopted

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

2. SUMMARY OF ACCOUNTING POLICIES (CONTINUED)

SFAS 131, which did not affect results of operations or financial position or require disclosure of segment information.

3. CONVERTIBLE SUBORDINATED NOTES

    On December 23, 1997, the Company sold 6% Convertible Subordinated Notes (the "Notes") maturing on June 30, 1998, for $1,343,000 to some of its existing stockholders. On March 19, 1998 ("Conversion Date"), the Notes were converted into 309,452 shares of Series B preferred stock and warrants that expire on December 23, 2002 to purchase 61,889 additional shares of Series B preferred stock (185,667 common shares) (see Note 7) at an exercise price of $4.34 per share.

4. ACQUISITION

    On June 6, 1998, the Company acquired all of the outstanding equity of Caravelle Inc., a Canadian software developer, in exchange for 348,747 shares of its Series B preferred stock, valued at $1,513,414. This acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets and liabilities of Caravelle based on their estimated fair values at the date of acquisition. The excess purchase price over the fair value of the net assets acquired was $1,090,213, including approximately $143,000 of acquisition costs, and has been recorded as goodwill, which is being amortized on a straight-line basis over three years. At December 31, 1998 and September 30, 1999, the related accumulated amortization amounted to approximately $212,000 and $541,000, respectively. The operating results of Caravelle have been included in the Company's results of operations from the date of acquisition.

    The pro forma unaudited consolidated results of operations, assuming consummation of the Caravelle acquisition as of January 1, 1997, are approximately as follows:

                                                        1997          1998
                                                     -----------   -----------
Total revenue......................................  $ 1,757,000   $ 2,906,000
Net loss attributable to common stockholders.......  $(4,731,000)  $(7,374,000)
Basic and diluted net loss per share attributable
  to common stockholders...........................  $     (0.59)  $     (0.92)

5. INVESTMENT IN QHI

    In September 1998, the Company licensed certain technology rights to Quadrian Holdings, Inc. ("QHI") in exchange for shares of QHI's preferred stock. QHI is a development stage software company whose success depends on many factors including its ability to attain profitable growth, obtain adequate capital and maintain positive cash flow from operations. The Company has recorded its investment in QHI at a nominal value.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

6. FIXED ASSETS

    Major classes of property and equipment consist of the following:

                                               DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,    ESTIMATED
                                                   1997           1998           1999        USEFUL LIVES
                                               ------------   ------------   -------------   ------------
Furniture and fixtures.......................    $128,239       $181,604       $ 183,873      5 years
Leasehold improvements.......................      12,128         21,413          50,297      5 years
Computer equipment and software..............     405,691        771,339       1,344,518      3 years
                                                 --------       --------       ---------
                                                  546,058        974,356       1,578,688
Less accumulated depreciation and
  amortization...............................     102,263        336,825         635,255
                                                 --------       --------       ---------
                                                 $443,795       $637,531       $ 943,433
                                                 ========       ========       =========

    Included in fixed assets is computer equipment and software resulting from capital lease obligations totaling $125,468, $179,066 and $212,149 at December 31, 1997 and 1998 and September 30, 1999, respectively (see Note 10). The accumulated depreciation attributable to assets acquired under capital leases is $20,911, $71,667 and $115,980 at December 31, 1997 and 1998 and
September 30, 1999, respectively.

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK

    In 1996 and 1997, the Company sold 1,767,243 shares of Series A Redeemable Convertible Preferred Stock ("Series A") for $4,050,000, or $2.29 per share. The Series A is convertible into the Company's common stock on a three-for-one basis, subject to certain anti-dilution privileges, as defined.

    The purchasers of the Series A also received warrants that expire on December 19, 2001 or February 27, 2002, respectively, to purchase 981,819 and 327,252 shares of the Company's common stock at an exercise price $0.77 per share. The fair value of the warrants are nominal.

    In March 1998, the Series A stockholders agreed to forgive and cancel their rights to annual cumulative dividends of 6%. Amounts previously accrued by the Company have been reclassified to additional paid-in capital.

    In March 1998, the Company sold 1,418,664 shares of Series B Redeemable Convertible Preferred Stock ("Series B") for $6,157,000, or $4.34 per share. The Series B is convertible into the Company's common stock on a three-for-one basis, subject to certain anti-dilution privileges, as defined.

    In January 1999, the Company reduced the authorized number of its Series B to 2,138,752 from 5,000,000 and, concurrently, authorized 4,060,000 shares of Series C Redeemable Convertible Preferred Stock ("Series C").

    In March 1999, the Company reduced the authorized number of its Series C to 3,096,335 from 4,060,000 and consummated the sale of 2,669,246 shares of its Series C for approximately $10,837,000, or $4.06 per share. Purchasers of the Series C also received warrants that expire on January 4, 2004 to purchase 426,997 additional shares of Series C, at an exercise price of $4.06 per share. 19,705 warrants were exercised in 1999. In December 1998, a purchaser of Series C paid for its shares in advance of the

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

Company authorizing the sale. Such amounts have been classified as a liability as of December 31, 1998.

    In August 1999, the Company consummated the sale of 1,827,667 shares of its Series D Convertible Redeemable Preferred Stock ("Series D") for approximately $11,405,000 or $6.24 per share.

    The Series C and D are convertible into the Company's common stock on a one and a half-for-one basis, subject to certain anti-dilution privileges, as defined.

    The holders of the Series A, Series B, Series C and Series D (collectively "All Series Preferred Stock") are entitled to a discretionary noncumulative dividend, and to the number of votes equal to the number of shares of common stock into which such shares of preferred stock could be converted on the date of the vote. Upon liquidation, the holders of All Series Preferred Stock are due, prior and in preference to the holders of common stock, their original investment. At September 30, 1999, the aggregate liquidation preferences are $4,050,000 for Series A, $9,013,414 for Series B, $10,917,141 for Series C and $11,404,642 for Series D.

    Holders of All Series Preferred Stock also may elect to have the Company redeem one-third of their investment on each of December 31, 2001, 2002 and 2003. The redemption value is equal to the liquidation preference.

    All Series Preferred Stock shall automatically be converted upon the occurrence of certain events including a qualified initial public offering of the Company's common stock, as defined.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

7. REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

The following is redeemable convertible preferred stock outstanding for the period from February 9, 1996 (date of inception) to December 31, 1996, the years ended December 31, 1997 and December 31, 1998 and the nine months ended September 30, 1999.

                              SERIES A                 SERIES B                 SERIES C                  SERIES D
                       ----------------------   ----------------------   -----------------------   -----------------------
                        SHARES      AMOUNTS      SHARES      AMOUNTS      SHARES       AMOUNTS      SHARES       AMOUNTS
                       ---------   ----------   ---------   ----------   ---------   -----------   ---------   -----------
  Sale of Series A
    preferred
    stock............  1,309,090   $3,000,000          --   $       --          --   $        --          --   $        --
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....         --        5,918          --           --          --            --          --            --
                       ---------   ----------   ---------   ----------   ---------   -----------   ---------   -----------
Balance at December
  31, 1996...........  1,309,090    3,005,918          --           --          --            --          --            --
  Sale of Series A
    preferred
    stock............    458,153    1,050,000          --           --          --            --          --            --
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....         --      239,780          --           --          --            --          --            --
                       ---------   ----------   ---------   ----------   ---------   -----------   ---------   -----------
Balance at December
  31, 1997...........  1,767,243    4,295,698          --           --          --            --          --            --
  Sale of Series B
    preferred
    stock............         --           --   1,418,665    6,157,000          --            --          --            --
  Conversion of notes
    for Series B
    preferred
    stock............         --           --     309,452    1,343,000          --            --          --            --
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....         --       51,929          --           --          --            --          --            --
  Dividends on
    preferred stock
    contributed to
    the Company......         --     (297,627)         --           --          --            --          --            --
  Issuance of Series
    B preferred stock
    for
    acquisition......         --           --     348,747    1,513,414          --            --          --            --
                       ---------   ----------   ---------   ----------   ---------   -----------   ---------   -----------
Balance at December
  31, 1998...........  1,767,243    4,050,000   2,076,864    9,013,414          --            --          --            --
  Sale of Series C
    preferred
    stock............         --           --          --           --   2,688,951    10,917,141          --            --
  Sale of Series D
    preferred
    stock............         --           --          --           --          --            --   1,827,667    11,404,642
                       ---------   ----------   ---------   ----------   ---------   -----------   ---------   -----------
Balance at September
  30, 1999...........  1,767,243   $4,050,000   2,076,864   $9,013,414   2,688,951   $10,917,141   1,827,667   $11,404,642
                       =========   ==========   =========   ==========   =========   ===========   =========   ===========


                          TOTAL
                       -----------
  Sale of Series A
    preferred
    stock............  $ 3,000,000
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....        5,918
                       -----------
Balance at December
  31, 1996...........    3,005,918
  Sale of Series A
    preferred
    stock............    1,050,000
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....      239,780
                       -----------
Balance at December
  31, 1997...........    4,295,698
  Sale of Series B
    preferred
    stock............    6,157,000
  Conversion of notes
    for Series B
    preferred
    stock............    1,343,000
  Accrual of
    cumulative
    dividends to
    preferred
    stockholders.....       51,929
  Dividends on
    preferred stock
    contributed to
    the Company......     (297,627)
  Issuance of Series
    B preferred stock
    for
    acquisition......    1,513,414
                       -----------
Balance at December
  31, 1998...........   13,063,414
  Sale of Series C
    preferred
    stock............   10,917,141
  Sale of Series D
    preferred
    stock............   11,404,642
                       -----------
Balance at September
  30, 1999...........  $35,385,197
                       ===========

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

8. STOCKHOLDERS' EQUITY

    On March 23, 1998, the Company effected a 2-for-1 stock split. The accompanying financial statements give retroactive effect to this stock split. On November , 1999, the Company's stockholders approved a three-for-two split of the outstanding shares of common stock which was effectuated as a stock
dividend, and on           , 1999, the Company filed an amended and restated
certificate of incorporation increasing the number of authorized shares of common stock from 25,000,000 to 100,000,000. Retroactive effect has been given to these stock splits. All common share, option and warrant data have been restated to reflect the stock splits.

    In December 1998, the Company entered into an agreement with one of its customers whereby the Company will issue warrants to purchase a certain number of shares of the Company's common stock if the customer meets certain purchase volume targets. In June 1999, the Company issued to the customer warrants that expire in June 2003 to purchase 67,500 shares of the Company's common stock at an exercise price of $2.71 per share, as certain purchase volume targets were met during the current year. The valuation of such warrants is nominal.

    The Company has reserved for issuance (i) 18,307,248 shares of common stock for conversion of All Series Preferred Stock, (ii) 2,218,176 shares of common stock upon exercise of warrants and (iii) 4,742,274 shares of common stock under the 1996 Stock Plan (as defined in Note 11).

9. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted net earnings (loss) per common share:

                                       PERIOD FROM                 YEARS ENDED                 NINE MONTHS ENDED
                                     FEBRUARY 9, 1996      ---------------------------   -----------------------------
                                  (DATE OF INCEPTION) TO   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                    DECEMBER 31, 1996          1997           1998           1998            1999
                                  ----------------------   ------------   ------------   -------------   -------------
                                                                                          (UNAUDITED)
Numerator:
  Net loss......................        $ (20,425)         $(2,986,158)   $(6,913,758)    $(5,440,597)    $(6,042,328)
  Preferred stock dividends.....           (5,918)            (239,780)       (51,929)        (51,929)             --
                                        ---------          -----------    -----------     -----------     -----------
Numerator for basic and diluted
  net loss per share--net loss
  applicable to common
  stockholders..................        $ (26,343)         $(3,225,938)   $(6,965,687)    $(5,492,526)    $(6,042,328)
                                        =========          ===========    ===========     ===========     ===========
Denominator:
Denominator for basic and
  diluted net loss per
  share--weighted average common
  shares outstanding............        7,994,580            7,994,580      8,027,955       8,010,223       8,559,025
                                        =========          ===========    ===========     ===========     ===========
Basic and diluted net loss per
  share.........................        $   (0.00)         $     (0.40)   $     (0.87)    $     (0.69)    $     (0.71)
                                        =========          ===========    ===========     ===========     ===========

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

9. EARNINGS PER SHARE (CONTINUED)

    Securities for issuance of common stock excluded from diluted earnings per share due to their antidilutive effect are as follows:

                                        PERIOD FROM               YEARS ENDED                 NINE MONTHS ENDED
                                    (DATE OF INCEPTION)   ---------------------------   -----------------------------
                                    FEBRUARY 9, 1996 TO   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,   SEPTEMBER 30,
                                     DECEMBER 31, 1996        1997           1998           1998            1999
                                    -------------------   ------------   ------------   -------------   -------------
Stock options.....................              --           185,316        967,199         723,572       1,290,930
Common stock purchase warrants....              --                --         45,000              --         112,500
Convertible preferred stock-Series
  A...............................       3,927,270         5,301,729      5,301,729       5,301,729       5,301,729
Convertible preferred stock-Series
  B...............................              --                --      6,230,592       6,230,592       6,230,592
Convertible preferred stock-Series
  C...............................              --                --             --              --       4,033,427
Convertible preferred stock-Series
  D...............................              --                --             --              --       2,741,500
Convertible subordinated notes....              --           618,904             --              --              --
Convertible preferred stock
  purchase warrants-Series A......         981,819         1,309,071      1,309,071       1,309,071       1,309,071
Convertible preferred stock
  purchase warrants-Series B......              --           185,667        185,667         185,667         185,667
Convertible preferred stock
  purchase warrants-Series C......              --                --             --              --         610,938

10. COMMITMENTS AND CONTINGENCY

CAPITAL LEASES

    In 1997, 1998 and 1999 the Company entered into various capital lease agreements for computer equipment. The agreements provide for monthly payments of approximately $7,250 through January 2002, including interest at rates ranging from 12.26% to 15.51%.

    The following is a schedule of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments:


Year ending September 30:
  2000......................................................  $ 80,000
  2001......................................................    34,000
  2002......................................................     6,000
                                                              --------
Total minimum lease payments................................   120,000
Less amount representing interest...........................    13,000
                                                              --------
Present value of net minimum lease payments.................  $107,000
                                                              ========

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

10. COMMITMENTS AND CONTINGENCY (CONTINUED)

OPERATING LEASES

    The Company is obligated to make payments under noncancellable operating leases through 2008. The minimum annual rental commitments under these noncancellable operating leases as of September 30, 1999 are approximately as follows:

2000........................................................  $  294,000
2001........................................................     303,000
2002........................................................     311,000
2003........................................................     326,000
2004........................................................     328,000
Thereafter..................................................   1,284,000
                                                              ----------
                                                              $2,846,000
                                                              ==========

    Total rent expense on real estate charged to operations was approximately $7,000, $272,000, $347,000, $256,000 and $301,000, respectively, for the period from February 9, 1996 to December 31, 1996, the years ended December 31, 1997 and December 31, 1998 and the nine months ended September 30, 1998 and September 30, 1999.

CONTINGENCY

    In October 1997, a lawsuit was filed against the Company and one of its employees that alleges patent infringement, unfair competition, breach of contract and interference with contractual relations resulting in unjust enrichment. The Company answered the complaint, denying all allegations, and also asserted counterclaims against the plaintiff for patent misuse, unfair competition, interference with business and patent invalidity. The Company intends to vigorously defend itself against these allegations and management believes that they acted appropriately in connection with the matters at issue. The Company cannot presently determine the ultimate outcome of this action and the effect, if any, on the accompanying financial statements. A negative outcome could have a material adverse effect on the Company's financial position.

11. STOCK OPTION PLAN

    In 1996, the Company established the Avesta Technologies 1996 Stock Option Plan, as amended ("1996 Stock Plan"), for employees, directors and consultants of the Company to purchase shares of common stock. The compensation committee of the Company's Board of Directors is responsible for determining the type of awards, when and to whom awards are granted, the number of shares and terms of the awards and the exercise price. The options are exercisable for a period not to exceed ten years from the date of the grant and vest 25% after the completion of one year of employment at the Company, and 25% annually thereafter on a monthly basis. As of September 30, 1999, the Company has reserved 5,550,000 shares of common stock for exercise and future grants of stock options under the 1996 Stock Plan.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

11. STOCK OPTION PLAN (CONTINUED)

    Activity in the 1996 Stock Plan is summarized as follows:

                                                                      WEIGHTED
                                                                      AVERAGE
                                                        SHARES     EXERCISE PRICE
                                                       ---------   --------------
Granted in 1996 and outstanding at December 31,
  1996...............................................    741,264       $0.077
Granted in 1997......................................  2,019,150        0.077
                                                       ---------
Outstanding at December 31, 1997.....................  2,760,414        0.077
Granted in 1998......................................  1,604,928        0.168
Exercised............................................   (101,967)       0.077
Canceled and expired.................................   (291,654)       0.081
                                                       ---------
Outstanding at December 31, 1998.....................  3,971,721        0.113
Granted in 1999......................................    975,975        2.032
Exercised............................................   (705,759)       0.084
Canceled and expired.................................   (357,741)       0.481
                                                       ---------
Outstanding at September 30, 1999....................  3,884,196        0.568
                                                       =========
Exercisable at December 31, 1996.....................         --        0.000
                                                       =========
Exercisable at December 31, 1997.....................    185,316        0.077
                                                       =========
Exercisable at December 31, 1998.....................    967,199        0.077
                                                       =========
Exercisable at September 30, 1999....................  1,290,930        0.117
                                                       =========

    Information regarding the options outstanding under 1996 Stock Plan at September 30, 1999 is as follows:

                                    NUMBER OF
                                     OPTIONS
                                    CURRENTLY    WEIGHTED-AVERAGE   WEIGHTED-AVERAGE     NUMBER      WEIGHTED-AVERAGE
EXERCISE PRICE RANGE               OUTSTANDING    EXERCISE PRICE     REMAINING LIFE    EXERCISABLE    EXERCISE PRICE
--------------------               -----------   ----------------   ----------------   -----------   ----------------
$0.077..........................    1,677,053         $0.077            7.7 years         971,534         $0.077
$0.147..........................      351,382          0.147            8.6 years         122,047          0.147
$0.293..........................      936,786          0.293            9.0 years         197,349          0.293
$0.800..........................       89,250          0.800            9.3 years              --             --
$1.35-$1.76.....................      544,200          1.526            9.6 years              --             --
$3.33...........................      285,525          3.333           10.0 years              --             --
                                    ---------                                           ---------
                                    3,884,196                                           1,290,930
                                    =========                                           =========

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

11. STOCK OPTION PLAN (CONTINUED)

    Pro forma information regarding net income (loss) is required by SFAS
No. 123, "Accounting for Stock-Based Compensation," and has been determined as if the Company had accounted for its employees' stock options under the fair value method provided by that Statement.

    The fair value of the options was estimated at the date of grant using the minimum value method with the following assumptions for vested and nonvested options:

                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                  1996           1997           1998           1999
                              ------------   ------------   ------------   -------------
ASSUMPTION
Risk-free interest rate.....        5.99%          6.04%          5.62%          5.51%
Dividend yield..............          --             --             --             --
Average life................     4 years        4 years        4 years        4 years

    For purposes of pro forma disclosures, the estimated fair value of the options under SFAS 123 is amortized to expense over the options' vesting period. Had compensation cost for the Company's 1996 Stock Plan been determined based upon the fair value at the grant date for awards under the 1996 Stock Plan, consistent with the methodology prescribed under SFAS 123, the Company's net loss and loss per share would not have changed for the period from February 9. 1996 to December 31, 1996 and would have increased by approximately $276,000 or $0.03 per share and $540,000 or $0.07 per share for the years ended
December 31, 1997 and 1998, respectively, and by approximately $391,000 or $0.04 per share and $662,000 or $0.08 per share for the nine months ended
September 30, 1998 and September 30, 1999, respectively.

    The weighted average fair value of options granted during the period from February 9, 1996 to December 31, 1996, the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999 was $0.020, $0.020, $0.046 and $0.579, respectively.

12. MAJOR CUSTOMERS

    In 1997, three customers accounted for approximately 64%, 16% and 11% of revenues. In 1998, three customers accounted for approximately 18%, 18% and 16% of revenues. In the nine months ended September 30, 1999, three customers accounted for approximately 44%, 24% and 10% of revenues.

    At December 31, 1997, three customers accounted for all of the Company's accounts receivable balance. At December 31, 1998, two customers accounted for 26% and 13% of the Company's accounts receivable balance. At September 30, 1999, three customers accounted for 21%, 17% and 12% of the Company's accounts receivable balance.

13. CREDIT FACILITIES

    In October 1998, the Company entered into a one-year, $3,000,000 revolving line of credit agreement with a financial institution (the "Facility"). Borrowings under the Facility cannot exceed 85% of outstanding eligible accounts receivable ("Tranche A"), as defined, and bear interest at the bank's prime rate plus 2%. The Company can also draw up to $1,500,000 of the Facility on a non-formula basis, subject to the $3 million maximum and the level of eligible accounts receivable, at the bank's

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

13. CREDIT FACILITIES (CONTINUED)

prime rate plus 3% ("Tranche B"). At September 30, 1999, the interest rate under Tranche A was 10.25%. Borrowings under the Facility are secured by all of the Company's assets, including its intellectual property and the payments of cash dividends are restricted. At December 31, 1998 and September 30, 1999, borrowings under the Facility were approximately $620,000 and $1,452,000, respectively.

    In connection with the Facility, the Company issued to the financial institution warrants that expire in October 2003 to purchase 45,000 shares of the Company's common stock at an exercise price of $2.89 per share. The value of the warrants is nominal. The Company incurred approximately $48,000 of fees in connection with the Facility. Such fees have been capitalized as deferred financing cost and are being amortized over the life of the Facility through September 30, 1999.

    In October 1999, the financial institution increased the amounts available under the Facility to $7,500,000 maturing in October 2000. The terms of the borrowings remain substantially as disclosed above. In connection with the extension of the Facility, the Company issued to the financial institution additional warrants that expire in October 2004 to purchase 21,428 shares of the Company's common stock at an exercise price of $4.16 per share.

    In February 1997, and renewed annually thereafter, the Company entered into a $300,000 letter of credit bearing interest at prime rate plus 1%. The letter of credit was unused at September 30, 1999.

14. INCOME TAXES

    There was no provision for federal, state and local income taxes as the Company has incurred losses since inception.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

                   AVESTA TECHNOLOGIES, INC. AND SUBSIDIARIES

    (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 IS UNAUDITED)

14. INCOME TAXES (CONTINUED)

    Significant components of the Company's deferred tax assets and liabilities consist of the following:

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1997           1998           1999
                                                          ------------   ------------   -------------
Deferred tax assets:
  Net operating loss carryforwards......................   $1,202,000     $4,031,000     $5,927,000
  Deferred rent.........................................      126,000        209,000        207,000
  Organizational fees...................................       24,000         24,000         24,000
  Bad debts.............................................           --         43,000        199,000
  Other.................................................       31,000         23,000         23,000
                                                           ----------     ----------     ----------
Gross deferred tax assets...............................    1,383,000      4,330,000      6,380,000

Deferred tax liabilities:
  Depreciation and amortization.........................       14,000         21,000         25,000
  Other.................................................           --             --          2,000
                                                           ----------     ----------     ----------
Gross deferred tax liabilities..........................       14,000         21,000         27,000
                                                           ----------     ----------     ----------
Valuation allowance.....................................    1,369,000      4,309,000      6,353,000
                                                           ----------     ----------     ----------
Net deferred tax assets.................................   $       --     $       --     $       --
                                                           ==========     ==========     ==========

    The Company established a valuation allowance of approximately $22,000 at December 31, 1996. At September 30, 1999, the Company has approximately $12,836,000 of net operating loss carryforwards ("NOLs") for Federal income tax purposes, which begin to expire in 2012.

    In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOLs can be utilized and the temporary differences become deductible. Since the Company has incurred losses since inception, the Company has established a valuation allowance for deferred tax assets at September 30, 1999.

15. RELATED PARTY TRANSACTION

    During 1998 and 1999, the Company recorded sales in the amount of approximately $74,000 and $200,000, respectively, to customers whose executives are board members of the Company.

16. RETIREMENT PLAN

    The Company has a 401(k) plan covering substantially all its domestic employees. The plan does not require a matching contribution by the Company.

17. SUBSEQUENT EVENTS

    The Company intends to file a Form S-1 Registration Statement under the Securities Act of 1933, as amended, in which it will offer shares of its common stock to the public. Effective with this offer, the Company will authorize 5,000,000 shares of preferred stock, with a par value of $0.01 per share.

---------------------------------------
---------------------------------------

    Through and including       , 2000 (the 25(th) day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                               ------------------

                              MERRILL LYNCH & CO.
                          DONALDSON, LUFKIN & JENRETTE
                           THOMAS WEISEL PARTNERS LLC
                               CIBC WORLD MARKETS

                                          , 2000

---------------------------------------
---------------------------------------

                PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee........................................  $17,264
NASD filing fee.............................................    6,710
NASDAQ listing fee..........................................     *
Legal fees and expenses.....................................     *
Accountants' fees and expenses..............................     *
Printing expenses...........................................     *
Blue sky fees and expenses..................................     *
Transfer Agent and Registrar fees and expenses..............     *
Miscellaneous...............................................     *
                                                              -------
    Total...................................................  $  *
                                                              -------

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Registrant's Amended and Restated Certificate of Incorporation in effect as of the date hereof (the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant obtained liability insurance for its officers and directors.

    Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. One of Registrant's officers has been named as a defendant in the claims made by Systems Management ARTS Incorporated against Registrant and such officer.

    Other than as noted above, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification may be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    The registrant has issued the following securities since February 9, 1996:

    COMMON STOCK. On April 29, 1996, the registrant issued shares of common stock to its three founders. The registrant issued 6,575,844 shares to Kam Saifi, for the purchase price of $8.23, 1,168,371 shares to David Arbeitel, for the purchase price of $1.46, and 250,365 shares to Robert Kostes for the purchase price of $0.31.

    PREFERRED STOCK AND WARRANTS. On December 19, 1996 the registrant sold an aggregate of 1,309,090 shares of Series A Preferred Stock and 981,819 Warrants to Purchase Common Stock to Information Associates C.V., Information Associates, L.P., WS Investment Company 96B, Jeffrey Saper, and Jonathan Axelrad for an aggregate purchase price of $3,000,041.55. The warrants are exercisable until December 19, 2001.

    On February 27, 1997, the registrant sold 436,335 shares of Series A Preferred Stock and Warrants to Purchase 327,252 shares of Common Stock to Kanata Research Park Corporation for a purchase price of $999,948.92. The warrants are exercisable until February 27, 2002.

    On September 17, 1997 the registrant sold 21,818 shares of Series A Preferred Stock to Royce Holland for a purchase price of $50,000.

    Upon the closing of this offering, all of the outstanding shares of Series A Preferred stock will convert into an aggregate of 5,301,729 shares of common stock.

    On December 23, 1997, the registrant sold Convertible Subordinated Notes for $1,343,000 to Information Associates, C.V., Information Associates, L.P., and Kanata Research Park Corporation. On March 19, 1998, the Notes were converted into 309,452 shares of Series B Preferred Stock. Purchasers of the Notes also received warrants to purchase 61,889 additional shares of Series B Preferred Stock at an exercise price of $4.34 per share. The warrants are exercisable until December 23, 2002.

    On March 19, 1998, the registrant sold an aggregate of 1,728,116 shares of Series B Preferred Stock to Information Associates, L.P., Information Associates, C.V., Venture Fund I, LP, AT&T Venture Fund II, LP, Special Partners Fund International, L.P., David Tory, Robert James, Jonathan Axelrad, Jeffrey Saper, and Kanata Research Park Corporation for an aggregate purchase price of $7,500,027.70 in cash and notes.

    On May 8, 1998, the registrant issued an aggregate of 354,464 shares of Series B Preferred Stock to the shareholders of Caravelle, Inc., in connection with the acquisition of Caravelle, Inc. by Avesta Technologies, Canada, Inc.

    Upon the closing of this offering, all of the outstanding shares of Series B Preferred stock will convert into an aggregate of 6,230,592 shares of common stock.

    On October 16, 1998, the registrant issued warrants to purchase 45,000 shares of common stock, at an exercise price of $4.34 per share to TBCC Funding Trust II, in connection with a line of credit. The warrants have a 5 year exercise period.

    On January 4, 1999 and February 4, 1999, the registrant sold an aggregate of 2,669,246 shares of Series C Preferred Stock and Warrants to Purchase an aggregate of 427,089 shares of Series C preferred stock to 28 investors for an aggregate price of $10,837,138. The warrants are exercisable until January 4, 2004.

    Upon the closing of this offering, all of the outstanding shares of Series C Preferred Stock will convert into an aggregate of 4,033,427 shares of common stock.

    On July 13, 1999 and August 12, 1999, the registrant sold an aggregate of 1,827,667 shares of Series D Preferred Stock to 40 investors for an aggregate price of $11,404,642. Upon the closing of this offering, all of the outstanding shares of Series D Preferred Stock will convert to 2,741,501 of common stock.

    On October 15, 1999, the registrant issued warrants to purchase 14,285 shares of common stock, at an exercise price of $6.24 per share to TBCC Funding Trust II, in connection with a line of credit. The warrants expire on October 31, 2003.

    OPTIONS. Since February 9, 1996, the registrant from time to time has granted stock options to employees, directors and consultants. From February 9, 1996 to September 30, 1999, the registrant issued 807,726 shares of common stock upon the exercise of these options at prices ranging from $.077 to $0.29 per share.

    The above securities were sold by registrant in reliance upon exemptions from registration pursuant either to (i) Section 4(2) of the Securities Act of 1933, as transactions not involving any public offering, or (ii) rule 701 under the Securities Act of 1933. No underwriters were involved in connection with the sales of securities referred to in this Item 15.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

                               INDEX TO EXHIBITS

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1*           Form of Purchase Agreement.

          3.1           Amended and Restated Certificate of Incorporation.

         3.2*           Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of the initial public
                        offering.

          3.3           By-laws.

         3.4* Form of Amended and Restated By-laws to be in effect upon the closing of the initial public offering.

         4.1*           Specimen Common Stock Certificate.

          4.2           See Exhibits 3.1, 3.2, 3.3, and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

          4.3           Warrant to purchase shares of Common Stock issued to TBCC
                        Funding Trust II, dated October 16, 1998.

          4.4           Warrant to purchase shares of Common Stock issued to TBCC
                        Funding Trust II, dated October 15, 1999.

          4.5           Form of Warrant to purchase shares of Common Stock issued to
                        Series A Preferred Stock Purchasers.

         5.1*           Opinion of Brobeck, Phleger & Harrison LLP.

         10.1           1996 Stock Plan, as amended.

        10.2*           1999 Stock Incentive Plan.

        10.3*           1999 Employee Stock Purchase Plan.

         10.4           Third Amended and Restated Investors Rights Agreement among
                        Avesta Technologies, Inc. and Investors, dated July 13,
                        1999.

         10.5           Lease Agreement dated February 15, 1997 between Avesta
                        Technologies, Inc. and OTR an Ohio general partnership.

         10.6 First Amendment of Lease Agreement dated February 15, 1997 between Avesta Technologies, Inc. and OTR an Ohio general partnership, made August 27, 1999.

         10.7           Lease Agreement dated May 21, 1999 between Avesta
                        Technologies, Inc. and Regus Business Centre Corp.

         10.8           Lease Agreement dated January 27, 1999 between Avesta
                        Technologies, Inc. and InterOffice/ Boston.

         10.9           Lease Agreement dated January 13, 1995 between Avesta
                        Technologies, Canada, Inc. and David Developments, as amended.

        10.10           Lease Agreement dated April 9, 1998 between Avesta
                        Technologies, Inc. and Swallowfield Offices Services
                        Limited.

        10.11           (a) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and Kam Saifi, dated December 19, 1996

                        (b) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and David Arbeitel, dated December 19,
                        1996

                        (c) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and Robert Kostes, dated December 19,
                        1996

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        10.12           Agreement and Plan of Amalgamation by and among Avesta
                        Technologies, Inc. and Avesta Technologies Canada, Inc. and
                        Caravelle Inc. and the Caravelle shareholders, dated May 8,
                        1998.

        10.13           First Amendment, dated June 1, 1998 to Agreement and Plan of
                        Amalgamation by and Among Avesta Technologies, Inc. and
                        Avesta Technologies Canada, Inc. and Caravelle Inc. and the
                        Caravelle Shareholders as of May 8, 1998.

        10.14           Lease Agreement dated June 6, 1999 between Avesta
                        Technologies, Inc. and Wangz Business Center.

        11.1*           Statement re: Computation of Per Share Earnings.

         21.1           Subsidiaries of the Registrant.

        23.1*           Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

         23.2           Consent of Ernst & Young LLP.

         24.1           Powers of Attorney (included in the Signature Page).

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.

(b) Financial Statement Schedules

        Schedule II--Valuation and Qualifying Accounts

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Purchase Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 19th day of November, 1999.

                                                       AVESTA TECHNOLOGIES, INC.

                                                       By:  /s/ KAM M. SAIFI
                                                            -----------------------------------------
                                                            Kam M. Saifi
                                                            President and Chief Executive Officer

                               POWER OF ATTORNEY

    We, the undersigned directors and/or officers of Avesta Technologies, Inc. (the "Company"), hereby severally constitute and appoint Kam M. Saifi and Kenneth Campbell, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the registration statement on Form S-1 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Dated: November 19, 1999                                    /s/ KAM M. SAIFI
                                                            -----------------------------------------
                                                            Kam M. Saifi
                                                            President and Chief Executive Officer
                                                            (Principal Executive Officer)

Dated: November 19, 1999                                    /s/ KENNETH L. CAMPBELL
                                                            -----------------------------------------
                                                            Kenneth L. Campbell
                                                            Chief Financial Officer (Principal
                                                            Financial and Accounting Officer)

Dated: November 19, 1999                                    /s/ DAVID ARBEITEL
                                                            -----------------------------------------
                                                            David Arbeitel
                                                            Senior Vice President
                                                            Product Management Director

Dated: November 19, 1999                                    /s/ R. BRADFORD BURNHAM
                                                            -----------------------------------------
                                                            R. Bradford Burnham
                                                            Director

Dated: November 19, 1999                                    /s/ DONALD R. DIXON
                                                            -----------------------------------------
                                                            Donald R. Dixon
                                                            Director

Dated: November 19, 1999                                    /s/ CARLOS DOMINGUEZ
                                                            -----------------------------------------
                                                            Carlos Dominguez
                                                            Director

Dated: November 19, 1999                                    /s/ JOHN FACCIBENE
                                                            -----------------------------------------
                                                            John Faccibene
                                                            Director

Dated: November 19, 1999                                    /s/ JAMES C. HALE III
                                                            -----------------------------------------
                                                            James C. Hale III
                                                            Director

Dated: November 19, 1999                                    /s/ ROYCE HOLLAND
                                                            -----------------------------------------
                                                            Royce Holland
                                                            Director

Dated: November 19, 1999                                    /s/ VENETIA KONTOGOURIS
                                                            -----------------------------------------
                                                            Venetia Kontogouris
                                                            Director

                               INDEX TO EXHIBITS

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
         1.1*           Form of Purchase Agreement.

          3.1           Amended and Restated Certificate of Incorporation.

         3.2*           Form of Amended and Restated Certificate of Incorporation to
                        be in effect upon the closing of the initial public
                        offering.

          3.3           By-laws.

         3.4* Form of Amended and Restated By-laws to be in effect upon the closing of the initial public offering.

         4.1*           Specimen Common Stock Certificate.

          4.2           See Exhibits 3.1, 3.2, 3.3, and 3.4 for provisions of the
                        Certificate of Incorporation and By-laws of the Registrant defining the rights of holders of Common Stock of the Registrant.

          4.3           Warrant to purchase shares of Common Stock issued to TBCC
                        Funding Trust II, dated October 16, 1998.

          4.4           Warrant to purchase shares of Common Stock issued to TBCC
                        Funding Trust II, dated October 15, 1999.

          4.5           Form of Warrant to purchase shares of Common Stock issued to
                        Series A Preferred Stock Purchasers.

         5.1*           Opinion of Brobeck, Phleger & Harrison LLP.

         10.1           1996 Stock Option Plan, as amended.

        10.2*           1999 Stock Incentive Plan.

        10.3*           1999 Employee Stock Purchase Plan.

         10.4           Third Amended and Restated Investors Rights Agreement among
                        Avesta Technologies, Inc. and Investors, dated July 13,
                        1999.

         10.5           Lease Agreement dated February 15, 1997 between Avesta
                        Technologies, Inc. and OTR an Ohio general partnership.

         10.6 First Amendment of Lease Agreement dated February 15, 1997 between Avesta Technologies, Inc. and OTR an Ohio general partnership, made August 27, 1999.

         10.7           Lease Agreement dated May 25, 1999 between Avesta
                        Technologies, Inc. and Regus Business Centre Corp.

         10.8           Lease Agreement dated January 27, 1999 between Avesta
                        Technologies, Inc. and InterOffice/ Boston.

         10.9           Lease Agreement dated January 13, 1995 between Avesta
                        Technologies, Canada, Inc. and David Developments, as amended.

        10.10           Lease Agreement dated April 9, 1998 between Avesta
                        Technologies, Inc. and Swallowfield Offices Services
                        Limited.

        10.11           (a) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and Kam Saifi, dated December 19, 1996

                        (b) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and David Arbeitel, dated December 19,
                        1996

                        (c) Stock Restriction Agreement by and among Avesta
                        Technologies, Inc. and Robert Kostes, dated December 19,
                        1996

        10.12           Agreement and Plan of Amalgamation by Avesta Technologies,
                        Inc. and Avesta Technologies Canada, Inc. and Caravelle Inc.
                        and the Caravelle shareholders, dated May 8, 1998.

NUMBER                                          DESCRIPTION
------                  ------------------------------------------------------------
        10.13           First Amendment, dated June 1, 1998 to Agreement and Plan of
                        Amalgamation by and Among Avesta Technologies, Inc. and
                        Avesta Technologies Canada, Inc. and Caravelle Inc. and the
                        Caravelle Shareholders as of May 8, 1998.

        10.14           Lease Agreement dated June 6, 1999 between Avesta
                        Technologies, Inc. and Wangz Business Center.

        11.1*           Statement re: Computation of Per Share Earnings.

         21.1           Subsidiaries of the Registrant.

        23.1*           Consent of Brobeck, Phleger & Harrison LLP (included in
                        Exhibit 5.1).

         23.2           Consent of Ernst & Young LLP.

         24.1           Powers of Attorney (included in the Signature Page).

         27.1           Financial Data Schedule

------------------------

*   To be filed by amendment.